As filed with the Securities and Exchange Commission on January 6, 2004
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

American Energy Group, Inc.

(Exact Name of Registrant as specified in its charter)

Delaware	4911	20-0501090
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

15901 Red Hill Avenue, Suite 100

Tustin, California 92780
(714) 258-0470
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ian B. Carter

Chief Executive Officer, President and Treasurer
15901 Red Hill Avenue, Suite 100
Tustin, California 92780
(714) 258-0470
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:

John F. Della Grotta, Esq.

Paul, Hastings, Janofsky & Walker LLP
Seventeenth Floor
695 Town Center Drive
Costa Mesa, California 92626-1924
Tel: (714) 668-6200
Fax: (714) 979-1921

      Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and consummation of the transaction described herein.

      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.     ☐

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to	Offering Price	Aggregate	Registration
Securities to be Registered	be Registered (1)	Per Share (2)	Offering Price (2)	Fee

Common Stock, $0.001 par value per share	36,446,567	—	$115,535,617	$9,347

(1)	This registration statement covers the maximum number of shares of common stock, $0.001 par value per share, of American Energy Group, Inc. (the “Registrant”) that may be issued in the merger of CEC Acquisition Corp. (“Acquisition Corp.”) with and into Commonwealth Energy Corporation (“Commonwealth”) in accordance with the Agreement and Plan of Reorganization described in the enclosed proxy statement/prospectus, including 7,489,000 shares of common stock of Commonwealth issuable upon the exercise of outstanding options of Commonwealth and 1,313,000 shares of common stock of Commonwealth issuable upon conversion of Commonwealth’s outstanding preferred stock, to the extent that such conversion occurs at or prior to the merger.

(2)	Estimated solely for the purposes of calculating the registration fee required by Section 6(b) of the Securities Act of 1933 as amended, and computed pursuant to Rule 457(f)(2) under the Securities Act, based on the aggregate book value of Commonwealth capital stock as of October 31, 2003, the most recent practicable date prior to the filing of this Registration Statement.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, dated January 6, 2004

PROXY STATEMENT/PROSPECTUS

REORGANIZATION PROPOSED — YOUR VOTE IS VERY IMPORTANT

[Letter to Shareholders to be filed by pre-effective amendment]

ADDITIONAL INFORMATION

      This document incorporates important business and financial information about Commonwealth from the Annual Report on Form 10-K for the year ended July 31, 2003 (as filed with the Securities and Exchange Commission on October 29, 2003), and other documents filed with the Securities and Exchange Commission that have not been included in this document. This information is available at the Internet website that the Securities and Exchange Commission maintains at http://www.sec.gov, as well as from other sources.

      You may request copies of these documents that relate to Commonwealth from Commonwealth, without charge, upon written or oral request to:

Commonwealth Energy Corporation

Investor Relations
Attention: Roy Reeves
15901 Red Hill Avenue, Suite 100
Tustin, California 92780
(800) 962-4655

      In order to receive timely delivery of the documents, you must make your request no later than [                    ], 2004.

      In addition, if you have any questions about the reorganization proposal, you may contact:

MacKenzie Partners, Inc.

105 Madison Avenue
New York, New York 10016
proxy@mackenziepartners.com
(212) 929-5500 (call collect)
or
Toll-Free (800) 322-2885

      See “Where You Can Find More Information,” on page 51 of this proxy statement/prospectus.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

      We cordially invite you to attend a special meeting of shareholders of Commonwealth Energy Corporation. This special meeting will be held at [                    ], California time, on [                    ], at [                    ], for the following purposes:

1.	to consider and vote upon a proposal, which we refer to as the “reorganization proposal,” to approve the Agreement and Plan of Reorganization, dated as of [ ], 2004, by and among American Energy Group, Inc., CEC Acquisition Corp. and Commonwealth Energy Corporation, which provides for Commonwealth Energy Corporation to be merged with CEC Acquisition Corp., a wholly-owned subsidiary of American Energy Group, Inc., with Commonwealth Energy Corporation surviving as a wholly-owned subsidiary of American Energy Group, Inc. The attached proxy statement/prospectus describes the Agreement and Plan of Reorganization in detail and includes a copy of that agreement as Annex A; and

2.	to transact any other business properly presented at the meeting by or at the direction of the board of directors of Commonwealth or any adjournments or postponements of the meeting.

      Please refer to the attached proxy statement/prospectus, which forms a part of this notice and is incorporated herein by reference, for further information with respect to the business to be transacted at the special meeting. The Board of Directors has fixed the close of business on [                    ], 2004 as the record date for the determination of shareholders entitled to notice of, and to vote at, this special meeting. Our board of directors unanimously recommends that you vote FOR the reorganization proposal.

      The presence, in person or by proxy, of a majority of the voting power of the outstanding shares of Commonwealth common stock and preferred stock entitled to vote will be required to establish a quorum at the Commonwealth special meeting. The affirmative vote of a majority of the outstanding shares of Commonwealth common stock together with the affirmative vote of a majority of the outstanding shares of Commonwealth common stock and preferred stock voting together as a single class is required to adopt the Agreement and Plan of Reorganization.

      Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us (if you are a record holder) or the appropriate financial institution (if you hold your shares through a broker or other institution). In the event you have returned a proxy, but elect to attend this special meeting and vote in person, you will be entitled to vote. Your board of directors and management look forward to greeting those of you who are able to attend the special meeting.

By Order of the Board of Directors,

John A. Barthrop
Secretary

January [                              ], 2004

      YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT/ PROSPECTUS CAREFULLY AND, TO ENSURE THAT YOUR SHARES ARE PRESENT AT THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING. YOU CAN REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

QUESTIONS AND ANSWERS ABOUT THE REORGANIZATION
SUMMARY OF THE REORGANIZATION PROPOSAL
Description of Commonwealth Energy Corporation
The Reorganization
What You Will Receive in the Reorganization
Listing of AEG Common Stock on AMEX and Deregistration of Commonwealth Common Stock
Recommendation of the Commonwealth Board of Directors
Shareholders Entitled to Vote; Vote Required
Conditions to Completion of the Reorganization
Related Transactions
Regulatory Requirements
Termination of the Agreement and Plan of Reorganization
Certain Financial Information
Capitalization
Interests of Directors and Executive Officers of Commonwealth in the Reorganization
Dissenters’ (and Appraisal) Rights
Tax Consequences
Accounting Treatment
RISK FACTORS
FORWARD-LOOKING STATEMENTS
THE SPECIAL MEETING
General
Matters to be Considered
Recommendation of the Boards of Directors
VOTING RIGHTS AND SOLICITATION OF PROXIES
Who May Vote
How To Vote
Revocability of Proxy
How Your Shares Will Be Voted
Voting, Quorum and Broker Non-Votes
Vote Required
Exchange of Stock Certificates
Expenses and Method of Solicitation
Availability of Independent Auditors
THE REORGANIZATION
Reasons for the Reorganization; Recommendation of our Board
Reorganization Procedure
What Holders of Commonwealth Common Stock Will Receive in the Reorganization
What Holders of Commonwealth Preferred Stock Will Receive in the Reorganization
Commonwealth Stock Options
Exchange of Stock Certificates
Management of AEG
Conditions to Reorganization
Effectiveness of Reorganization
Termination of Agreement and Plan of Reorganization
Amendment of Agreement and Plan of Reorganization
Related Transactions
Material U.S. Federal Income Tax Consequences
Anticipated Accounting Treatment
Regulatory Requirements
Listings of AEG Common Stock on the American Stock Exchange; Deregistration of Commonwealth Common Stock
Restrictions on the Sale of AEG Common Stock
Dissenters’ (and Appraisal) Rights
INFORMATION RELATING TO COMMONWEALTH
INFORMATION ABOUT EXECUTIVE OFFICERS AND DIRECTORS
Information About Executive Officers of AEG
Information About Directors of AEG
Information about Directors and Executive Officers of Commonwealth
Interests of Directors and Executive Officers of Commonwealth in the Reorganization
DESCRIPTION OF AEG AND COMMONWEALTH COMMON STOCK; COMPARATIVE RIGHTS OF AEG STOCKHOLDERS AND COMMONWEALTH SHAREHOLDERS
Authorized Shares of Capital Stock
Voting Rights
Preemptive Rights
Business Combinations
Dissenters’ (and Appraisal) Rights
Special Meetings of Stockholders
Stockholder Action Without a Meeting
Stockholder Proposal Procedures
Notice of Meetings and Record Date
Inspection of Books and Records
Classified Board of Directors
Removal of Directors
Vacancies on the Board of Directors
Fiduciary Duties
Indemnification
Limitation of Personal Liability of Directors
Derivative Actions
Interested Director Transactions
Amendment of Governing Documents
Dividends
Rights Plans
LEGAL MATTERS
EXPERTS
ADDITIONAL INFORMATION FOR STOCKHOLDERS
WHERE YOU CAN FIND MORE INFORMATION
ANNEX A
ANNEX B
ANNEX C
ANNEX D
SIGNATURES
EXHIBIT INDEX
EXHIBIT 3.1
EXHIBIT 3.2
EXHIBIT 23.1

PROXY STATEMENT/PROSPECTUS

i

ii

iii

QUESTIONS AND ANSWERS ABOUT THE REORGANIZATION

      In this proxy statement/prospectus, the terms “we,” “us” or “our” refer to Commonwealth Energy Corporation, a California corporation, and American Energy Group, Inc., a Delaware corporation, when the distinction between the two companies is not important to the discussion. When the distinction between the two companies is important to the discussion, we use the term “AEG” to refer to American Energy Group, Inc. and “Commonwealth” to refer to Commonwealth Energy Corporation.

1. Q:	What is the reorganization proposal?

A:	The reorganization proposal is part of a strategic plan to restructure our operations to improve our operational flexibility, provide a greater ability to diversify our business lines and improve shareholder liquidity. The reorganization proposal involves reorganizing Commonwealth into a Delaware holding company structure. The Delaware holding company will be owned by Commonwealth common shareholders and will have several subsidiaries. The subsidiaries of the holding company would own and operate our current business units, together with any additional businesses that may be acquired or developed. The proposed holding company is named American Energy Group, Inc., or “AEG.” We expect the shares of AEG common stock to trade under the ticker symbol “[ ]” on the American Stock Exchange (AMEX). The Agreement and Plan of Reorganization, which sets forth the plan of reorganization and is the primary legal document that governs the reorganization, is attached as Annex A to this proxy statement/prospectus. You are encouraged to read the Agreement and Plan of Reorganization carefully.

2. Q:	What is Commonwealth’s strategic plan?

A:	Commonwealth’s strategic plan is a comprehensive business plan that Commonwealth’s Board of Directors and management team have been working on since 2000. The strategic plan is intended to increase shareholder value and liquidity and position the company for continued growth and diversification. The strategic plan includes both short-term and long-term goals. To date, we have accomplished a number of these goals, including resolving Commonwealth’s past regulatory issues with the California Public Utilities Commission and the California Department of Corporations, improving our financial reporting processes to enable Commonwealth to have audited financial statements, registering Commonwealth’s common stock with the Securities and Exchange Commission, furthering the development of Commonwealth as an electric service provider (ESP) in the deregulated California energy market and diversifying Commonwealth’s revenue base to include revenues from states other than California. Although the Board of Directors updates the plan periodically in response to, among other things, our operations and market conditions, the plan has several primary components, including the following:

•	the reorganization of Commonwealth into a Delaware holding company structure;

•	the transfer of some of Commonwealth’s assets from Commonwealth to affiliated subsidiaries that will be part of the reorganized Delaware holding company;

•	the listing of the holding company’s common stock on the AMEX;

•	a possible tender offer of up to $10 million for shares of the holding company’s common stock.

•	expansion of our current energy supply business by, among other things, increasing our customer base and geographic markets, adding additional commodity products and acquiring additional suppliers; and

•	expansion of our efficiency products and outsourced services businesses.

We believe that this strategic plan will make Commonwealth better suited to being a publicly-traded company and allow us to effectuate our long-standing goals of providing additional shareholder liquidity and a platform for continued growth and diversification.

3. Q:	Why has the Board of Commonwealth proposed the reorganization at this time?

A:	Since 2000, one of Commonwealth’s goals has been to provide its shareholders with an established trading market for the purchase and sale of shares of Commonwealth’s common stock. To date, however, we have not met this goal because we believed that we needed time to better establish our ESP business and we believed that market conditions were not favorable for energy stocks. We believe that our continued success in developing our business lines and changes in market conditions affecting energy companies now provide us with an opportunity to accomplish this goal. As a result, the board of directors approved the strategic plan and the proposed reorganization, which we believe will make Commonwealth better suited to being a publicly-traded company.

4. Q:	What will happen to Commonwealth in the reorganization?

A:	In the proposed reorganization, Commonwealth will become a wholly-owned subsidiary of AEG, which is a newly formed wholly-owned subsidiary of Commonwealth. AEG, a Delaware corporation, will become a publicly held holding company that will have several subsidiaries, including Commonwealth, UtiliHost, Inc., electricAmerica Inc., electric.com, Inc. and Summit Energy Ventures, LLC. Commonwealth will remain a California corporation, and will continue its energy services business and operations as a subsidiary of AEG. After the proposed reorganization, Commonwealth will no longer be a public company and will no longer file periodic reports with the Securities and Exchange Commission.

5. Q:	What parts of the strategic plan must shareholders approve?

A:	The merger of Commonwealth with and into a newly formed subsidiary of AEG, which will result in AEG becoming a publicly owned holding company, and which is described in detail in this proxy statement/prospectus, must be approved by Commonwealth’s shareholders in order for the strategic plan to be implemented. The purpose of the special meeting of shareholders will be to vote on the Agreement and Plan of Reorganization that would result in our reorganization into a Delaware holding company structure.

6. Q:	Why does the reorganization involve forming a holding company?

A:	We believe the holding company structure will provide us with a better corporate structure to operate our current business lines and will provide a better platform for us to grow and diversify our regulated and unregulated business units. Initially, we plan to operate the following three business units: under Commonwealth, we intend to continue to serve as one of the leading energy service providers for electrical energy; under a newly formed subsidiary of AEG, we intend to conduct our own energy efficiency products business, and in the process may collapse or reorganize Summit Energy Ventures, LLC; and under UtiliHost, Inc., we intend to market our outsourced services for retail energy customers to third parties.

The formation of the holding company will:

•	provide us with a better corporate structure to operate the three above-referenced businesses;

•	provide us with greater strategic, financial, business and organizational flexibility, which, among other things, may allow us to acquire or form other businesses, if and when appropriate and feasible, that may be owned and operated by us, but which could be separate from our energy services business; and

•	enable us, if and when appropriate, to issue equity and/or debt at different corporate levels to facilitate growth.

The holding company structure is a well-established form of organization for companies conducting multiple lines of business, particularly entities engaging in both regulated activities (such as our energy services business) and unregulated activities (such as our energy efficiency products and outsourced services businesses). To review the reasons for our reorganization in greater detail, see “The Reorganization — Reasons for the Reorganization; Recommendation of Our Board.”

7. Q:	Why is the holding company organized in Delaware?

A:	The State of Delaware has been preeminent as a corporate home for most of the twentieth century. More than half of the Fortune 500 companies and 40% of the companies listed on the New York Stock Exchange are incorporated in Delaware. We believe that principal reasons for the incorporation of the holding company in Delaware are the greater flexibility of Delaware corporate law and the substantial body of case law interpreting that law, the increased ability of the holding company to attract and retain qualified directors and officers, and provisions of Delaware law that encourage potential acquirors to negotiate with the Board of Directors, as opposed to making a hostile bid. We also believe that the holding company will be more attractive as an investment to the institutional investment community because as a Delaware corporation we can provide them with a company that has a more stable legal environment.

8. Q:	Why doesn’t Commonwealth simply list its shares on the AMEX as a California corporation?

A:	We believe that operating as a Delaware holding company, rather than a California corporation, will better position us to grow our business in the most flexible manner, enhance our ability to attract and retain institutional backing of our securities and increase shareholder value.

9. Q:	How will the proposed reorganization affect Commonwealth’s financial results?

A:	From a financial standpoint, the proposed reorganization should not have a material affect on our results of operation or financial condition. AEG’s financial statements will be consolidated on the same basis that Commonwealth’s financial statements are currently consolidated. On a consolidated basis, following the reorganization AEG will have the same assets and sources of revenues that Commonwealth has currently.

10. Q:	How will Commonwealth’s business change as a result of the proposed reorganization?

A:	Initially, there will not be much of a difference from our current operations. However, we believe the reorganization will provide us with a structure that will give us greater flexibility to enter new markets and acquire new businesses. Like many other publicly-traded companies in the energy industry, we will have unregulated subsidiaries in addition to our business that is subject to regulation. We believe that this will enable us to enter new and diverse markets. Some of the markets in which we intend to explore opportunities include gas retail sales, sales of energy efficiency products, acquisition of generation and storage assets, energy consulting services and outsourcing services. To date, we have operated primarily as a retailer of electricity. We intend to leverage the industry credibility we have established to reposition ourselves as an energy services company.

11. Q:	Will the holding company structure result in increased administrative costs?

A:	No. Commonwealth currently provides consolidated administrative services, such as human resources, accounting, payroll, insurance, legal and finance, for all of its operations. After the proposed reorganization, AEG will continue to provide these shared services, at the holding company level, for each of the operational subsidiaries within AEG. In addition, if we acquire new businesses in the future entity we expect be able to achieve cost savings by consolidating their services under our shared services umbrella.

12. Q:	What additional assets or entities will the holding company acquire or hold?

A:	Immediately prior to consummation of the reorganization, Commonwealth will transfer ownership of three subsidiaries, electricAmerica Inc., electric.com, Inc. and UtiliHost, Inc., to AEG. As a result of the transfer, these three entities will become subsidiaries of AEG. AEG will also form at least one additional Delaware subsidiary. Commonwealth will then sell to wholly-owned subsidiaries of AEG (a) our membership interests in Summit Energy Ventures, LLC., a joint venture with Steven Strasser that makes investments in companies that manufacture products that conserve or manage electricity and (b) our TACT (Trans-Action

Control Technology) and TRIUMPH (Total Resource Internet Utility Management Power Host) proprietary software products that we have developed to provide outsourced services to our retail customers. Following the transfers, our membership interests in Summit Energy Ventures, LLC will be held by a wholly-owned subsidiary of AEG and our TACT and TRIUMPH proprietary software products will be held by UtiliHost, Inc. Commonwealth will receive promissory notes from AEG in consideration of the sale. These transfers, which will occur immediately prior to the reorganization, are not part of the reorganization proposal and require only board approval. Consummation of these transfers will only occur if we expect to complete the reorganization immediately thereafter.

13. Q:	What will happen to my Commonwealth common stock in the reorganization?

A:	If you own Commonwealth common stock, upon completion of the reorganization you will become a common stockholder of AEG, subject to applicable dissenters’ rights. You will own the same number of shares of AEG common stock as you now own of Commonwealth common stock, and your shares will represent the same ownership percentage of AEG as you have of Commonwealth, subject to issuance of additional shares of Commonwealth common stock upon the exercise of options and conversion of Commonwealth preferred stock prior to the reorganization. However, you will own shares of a holding company that is listed on a major national exchange and owns subsidiaries that operate our energy services business, as well as our energy efficiency products and outsourced services businesses.

14. Q:	What will happen to my Commonwealth preferred stock in the reorganization?

A:	If you own Commonwealth preferred stock, and you convert your shares of preferred stock to Commonwealth common stock before the reorganization, upon completion of the reorganization you will also become a common stockholder of AEG. If, on the other hand, you do not convert your shares of Commonwealth preferred stock into shares of Commonwealth common stock before the reorganization, your shares will remain unchanged by the reorganization and you will continue to hold preferred stock in Commonwealth. Holders of over 66 2/3% of our Series A Preferred Stock have agreed to convert their preferred shares into Commonwealth common stock prior to consummation of the reorganization transaction and, therefore, pursuant to Commonwealth’s Amended and Restated Certificate of Incorporation, all shares of Commonwealth Series A Preferred Stock will be so converted.

15. Q:	Will my shares of AEG common stock be listed on an exchange?

A:	AMEX has informed us that shares of AEG common stock have been approved for listing under the symbol “ ” upon the effective date of the reorganization.

16. Q:	How will being an shareholder in a Delaware corporation be different from being a shareholder in a California corporation?

A:	As a shareholder of AEG, your rights will be governed by Delaware corporate law and the charter documents of the Delaware corporation. These rights are different from, and may be more or less favorable to you depending on the circumstances than the rights that you currently have as a shareholder of a California corporation. For more information, see “Comparative Rights of Holders of AEG Capital Stock and Commonwealth Capital Stock.”

17. Q:	Who will be the initial officers and directors of AEG?

A:	The initial officers of AEG will be Ian B. Carter, Chief Executive Officer, President and Treasurer and Michael Nelson, Secretary, both of whom are currently officers of Commonwealth. Officers of AEG will serve at the pleasure of the board of directors and may be removed or replaced pursuant to the terms of AEG’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. The initial board of directors of AEG will consist of Craig G. Goodman (Class I), Junona A. Jonas (Class I), Mark S. Juergensen (Class II), Ian B. Carter (Class III) and Robert C. Perkins (Class III). Ian B. Carter will be the initial Chairman of the Board of Directors.

AEG’s Class I directors will serve an initial term of one year; Class II directors will serve an initial term of two years; and Class III directors will serve an initial term of three years. Following their initial terms, directors will serve three year terms or until his or her respective successor is elected and qualified or such director resigns or is removed in accordance with AEG’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. For further information, see “Information About Executive Officers and Directors.”

18. Q:	Will I have to turn in my Commonwealth common stock certificates?

A:	No. Do not turn in your Commonwealth common stock certificates. We will not require you to exchange your Commonwealth common stock certificates as a result of the reorganization. Your shares of Commonwealth common stock will be automatically converted into shares of AEG common stock, subject to the exercise of applicable dissenters’ rights, and your Commonwealth common stock certificates will represent the same number of shares of AEG common stock.

19. Q:	Does formation of a holding company affect my federal income taxes?

A:	The proposed reorganization will be a tax-free transaction under federal income tax laws. We expect that you will not recognize any gain or loss for federal income tax purposes upon conversion of your Commonwealth common stock into AEG common stock in the reorganization. The tax consequences to you will depend on your own situation. You should consult your own tax advisors concerning the specific tax consequences of the reorganization to you, including any foreign, state, or local tax consequences of the reorganization. For further information, see “The Reorganization — Material U.S. Federal Income Tax Consequences.”

20. Q:	How will the reorganization be treated for accounting purposes?

A:	For accounting purposes, our reorganization into a holding company structure will be treated as a merger of entities under common control. The accounting treatment for such events is that the historical basis of Commonwealth’s assets, liabilities and equity will be the basis for AEG’s assets, liabilities and equity going forward. Accordingly, the financial position and results of operations of Commonwealth will be included in the consolidated financial statements of AEG on the same basis that is currently presented in Commonwealth’s Annual Report on Form 10-K, except for the conversion of Series A Convertible Preferred Stock and other convertible preferred stock into common stock of AEG, which will not impact the total equity of AEG.

21. Q:	When and where is the special meeting?

A:	The special meeting will be held on [ ], 2004 at [ ], California Time. The special meeting will take place at [ ].

22. Q:	What will constitute a quorum at the meeting?

A:	Holders of a majority of the voting power of our common and preferred stock issued, outstanding and entitled to vote on the record date for the special meeting must be present at the special meeting, either in person or by proxy, to establish a quorum. Proxies that we receive that are marked “withhold” or “abstain” will be considered present at the special meeting for purposes of establishing a quorum.

23. Q:	What vote of Commonwealth shareholders is required to adopt the Agreement and Plan of Reorganization?

A:	The affirmative vote of a majority of the outstanding shares of Commonwealth common stock together with the affirmative vote of shares of Commonwealth common stock and preferred stock representing a majority of the votes entitled to be cast at the special meeting and voting together as a single class is required to adopt the Agreement and Plan of Reorganization. Therefore, if you abstain or otherwise do not vote on this proposal, it will have the effect of a vote against the proposal.

24. Q:	Do I have dissenters’ (or appraisal) rights?

A:	Yes. Under California law, holders of Commonwealth common stock as of the record date for the special meeting who oppose the reorganization may exercise dissenters’ rights to require us to purchase their shares at their “fair market value” if the reorganization is completed. If shareholders exercise these dissenters’ rights in respect of a significant number of shares and comply with all the applicable requirements of California law, we may be required to expend a significant amount of funds to purchase these shares, which would reduce our liquidity and may harm our financial condition. Holders of Commonwealth preferred stock will not be entitled to dissenters’ rights. You should read carefully the explanation of these rights under “Comparative Rights of AEG Shareholders and Commonwealth Shareholders — Dissenters’ (and Appraisal) Rights” and Annex D.

25. Q:	What will happen if a sufficient number of Commonwealth shareholders do not vote to adopt the Agreement and Plan of Reorganization or if Commonwealth terminates the transaction because more than 10% of the shareholders elect to exercise dissenters rights?

A:	If the reorganization proposal is not approved by shareholders of Commonwealth, or if we terminate the transaction because more than 10% of our shareholders have elected to exercise their dissenters rights, then our company will not be restructured into a holding company and the shares of common stock of the holding company will not be listed on the AMEX.

Unless a majority of the shareholders of Commonwealth support our initiative and vote in favor of the proposal by proxy or at the meeting, then our reorganization proposal will fail. In order to support our proposal to reorganize the company, you must vote FOR this proposal and mail your proxy into our proxy solicitor.

26. Q:	How does the board recommend I vote?

A:	The board of directors of Commonwealth recommends that you vote FOR the reorganization proposal, including approval of the Agreement and Plan of Reorganization.

27. Q:	How do I cast my vote?

A:	After carefully reading and considering the information contained in this proxy statement/prospectus, you should vote your shares by following the instructions contained in this proxy statement/prospectus and the proxy card included with it, so that your shares may be represented at the special meeting. We have expanded the ways in which you may vote. As explained in the proxy card, you may vote in any of the following ways:

1.	By Mail. If you are a holder of record, you can vote by marking, dating and signing your proxy card and returning it by mail in the enclosed postage-paid envelope; or

2.	At the special meeting. The way you vote your shares now will not limit your right to change your vote at the special meeting if you attend in person.

If you sign and return your proxy card without any voting instructions, your shares will be voted as the Board of Directors recommends. If you do not vote or if you abstain on the reorganization proposal, the effect will be a vote against the reorganization proposal.

28. Q:	Do I need to attend the special meeting in person?

A:	No. It is not necessary for you to attend the special meeting to vote your shares, although we invite you to attend.

29. Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote, regardless of how it was cast, at any time before your shares are voted at the special meeting. This proxy statement/prospectus contains instructions on how to change your vote. If you have instructed your broker to vote your shares, you must follow the directions received from your broker to change those instructions.

30. Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	On the reorganization proposal, your broker will vote your shares only if you provide your broker with instructions on how to vote. You should instruct your broker to vote your shares, following the directions provided by your broker. If you fail to instruct your broker, your shares will not be voted and will have the same effect as voting against the reorganization proposal.

31. Q:	If the shareholders approve the reorganization, when will it occur?

A:	We would like to complete the reorganization as soon as possible after the special meeting. In order to complete the reorganization, we must first obtain the approval of certain regulatory agencies, including without limitation, the Federal Energy Regulatory Commission. We plan to complete the reorganization immediately after obtaining shareholder approval, unless these approvals have not been obtained at that time.

32. Q:	Is Commonwealth aware of anyone who is opposed to the reorganization as a Delaware holding company?

A:	One of Commonwealth’s directors, Joseph P. Saline, Jr., has informed Commonwealth that he is opposed to the reorganization. Mr. Saline has stated that in his view, Delaware corporate law is unfavorable to shareholders. However, in 2001 Mr. Saline, together with some other shareholders of Commonwealth, made a bid to acquire a controlling interest in Commonwealth, which would have resulted in the acquisition of Commonwealth by a Delaware corporation called New World Power.

33. Q:	Whom do I contact if I have questions about the special meeting or the reorganization proposal?

A:	You may contact:

Our proxy solicitor:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016
(212) 929-5500 (call collect)

or

Toll-Free (800) 322-2885
proxy@mackenziepartners.com

or

Investor Relations
Attention: Roy Reeves
15901 Red Hill Avenue, Suite 100
Tustin, California 92780
(800) 962-4655

SUMMARY OF THE REORGANIZATION PROPOSAL

      This summary highlights key aspects of the reorganization proposal, including the Agreement and Plan of Reorganization, and related transactions, that are described in greater detail elsewhere in this proxy statement/prospectus. It does not contain all of the information that may be important to you. To better understand the reorganization proposal and the related transactions, and for a more complete description of the legal terms of the Agreement and Plan of Reorganization, you should read this entire document carefully, including the Annexes, and the additional documents to which we refer you. You can find information with respect to these additional documents in “Where You Can Find More Information.”

Description of Commonwealth Energy Corporation

Overview

      Commonwealth Energy Corporation is an energy services company. We provide electric power to our residential, commercial, industrial and institutional customers in the deregulated California, Michigan and Pennsylvania electricity markets. In September 2003, we began to offer electric service in New Jersey. We are licensed by the Federal Energy Regulatory Commission, or FERC, as a power marketer and we are licensed to supply retail electric power by applicable state agencies in California, Pennsylvania, Michigan, New Jersey, New York, Texas and Ohio.

      The power we sell to our customers is purchased from third party power generators. We do not have our own electricity generation facilities. The electric power we sell is measured and delivered to our customers by incumbent electric utilities. The incumbent electric utilities bill and collect for most of our customers on our behalf. We also sell surplus electric power to wholesale and utility customers to assist in balancing our end-user customer supply requirements. We do not trade in the wholesale electricity markets for speculative purposes.

      In addition to AEG, which we formed to facilitate the reorganization, Commonwealth Energy Corporation has three wholly-owned subsidiaries: electricAmerica, Inc., UtiliHost, Inc. and electric.com, Inc. Each of these subsidiaries is incorporated in the State of Delaware, but as of yet, none of them is operational. We also hold a majority interest in Summit Energy Ventures, LLC (“Summit”), a joint venture that invests in companies that manufacture or market energy efficiency products. Commonwealth Energy Corporation was incorporated in California on August 15, 1997.

Company Strategy

      We will focus on serving energy commodity requirements, energy management and related outsourced services to target customers in both regulated and deregulated electric and gas markets. Currently, substantially all of our revenue is derived from the sale of electricity in three markets, California, Pennsylvania and Michigan. Our core business strategy is to combine commodity supply, energy-efficient products and outsourced services into complementary product offerings to targeted customers in the following market segments:

•	Commercial and industrial customers;

•	Mass-market retail customers;

•	Institutions (e.g., schools and government entities);

•	Distribution utilities;

•	Municipalities; and

•	Electric co-operatives.

We believe that this strategy will provide added value to our customers and will result in enhanced value for our shareholders.

      We intend to grow and continue to diversify our product offerings in the following three areas so that we will have three potential sources of revenue from each of the above-referenced market segments:

      Electric and Gas Commodity Supply. We continue to seek growth in our current markets and we intend to expand into additional deregulated electricity markets. In addition, we intend to pursue diversification of our commodity products by offering natural gas in deregulated natural gas markets.

      Energy Efficiency Products. We will provide energy efficiency products and services to commercial, industrial and institutional customers that serve to lower overall energy consumption. We plan to utilize a combination of proprietary and partner hardware oriented technologies, such as pumps, motors, HVAC, lighting, and meter devices, as well as sales, installation, and services channels to serve targeted customers in both regulated and deregulated markets.

      Outsourcing Services. We are a provider of outsourced services (e.g., billing, call center and consulting) to support the energy management requirements of our targeted customers in both regulated and deregulated markets. These services are provided through a combination of proprietary software and a core of experienced energy industry personnel. Currently, the revenue stream from these activities is not material, however, we believe that the infrastructure is in place to accomplish our growth objectives.

      As part of our strategy to profitably expand our customer base, diversify into new markets and add complementary products and services, we intend to pursue opportunities to acquire portfolios of customers and to evaluate acquisition opportunities that are synergistic with our targeted markets and product and service offerings.

      We believe our mix of product and service offerings will provide total cost of energy savings to our customers, well beyond merely discounting commodity price against utility prices. Our strategy will be to remain competitive with other commodity providers while decreasing the customer’s total cost of energy through integrated product and services offerings that lower consumption and reduce customer’s overall energy management costs. We believe that implementing these strategies also will provide greater customer satisfaction and retention, higher revenues and margins per customer, and a competitive advantage over commodity-only marketing companies.

The Reorganization

      Commonwealth’s board of directors has approved the reorganization of Commonwealth into a Delaware holding company structure pursuant to the terms of an Agreement and Plan of Merger. The Agreement and Plan of Reorganization, which sets forth the plan of reorganization and is the primary legal document that governs the reorganization, is attached as Annex A to this proxy statement/ prospectus. You are encouraged to read the Agreement and Plan of Reorganization carefully.

      In the proposed reorganization, Commonwealth will become a wholly-owned subsidiary of AEG, which is a newly formed, wholly-owned subsidiary of Commonwealth. AEG, a Delaware corporation, will become a publicly held holding company that will have several operating subsidiaries, including Commonwealth and UtiliHost, Inc. AEG will also form at least one additional Delaware subsidiary, which will hold our interest in Summit Energy Ventures, LLC and pursue the energy efficient products business. After the proposed reorganization, Commonwealth will remain a California corporation, continue its energy services business and operate as a subsidiary of AEG. Accordingly, after the proposed reorganization, Commonwealth will no longer be a public company or file periodic reports with the Securities and Exchange Commission; rather, it will be a subsidiary of a public company, AEG, which will file periodic reports with the Securities and Exchange Commission.

      We believe that reorganizing Commonwealth into a Delaware holding company will provide a better platform for us to grow and diversify our business and to implement our business plan. The reorganization will streamline Commonwealth’s organizational structure around our core business strategy of serving customer demand for energy and related products and services and will better align our business units operationally to benefit from organizational efficiencies, integrate the product and service offerings and improve delivery of these offerings to our targeted markets.

      We believe that the reorganization also will provide greater strategic, financial, business and organizational flexibility to AEG and its subsidiaries. We believe that the holding company structure will better enable us to issue equity and/or debt at different corporate levels to facilitate growth. Finally, we believe that the reorganization and the listing of AEG’s common stock on the AMEX will also improve our financial flexibility to use our common stock as an acquisition currency in addition to our debt-free balance sheet and strong cash position.

      The following chart shows the corporate structure of AEG following the reorganization:

What You Will Receive in the Reorganization

      If you own Commonwealth common stock, upon completion of the reorganization you will become a common stockholder of AEG, subject to applicable dissenters’ rights. You will own the same number of shares of AEG common stock as you now own of Commonwealth common stock, and your shares will represent the same ownership percentage of AEG as you have of Commonwealth, subject to issuance of additional shares of Commonwealth common stock upon the exercise of options and conversion of Commonwealth preferred stock prior to the reorganization.

      If you own Commonwealth preferred stock, and you convert your shares of preferred stock to Commonwealth common stock before the reorganization, upon completion of the reorganization you will also become a common stockholder of AEG. If, on the other hand, you do not convert your shares of Commonwealth preferred stock into shares of Commonwealth common stock before the reorganization, your shares will remain unchanged by the reorganization and you will continue to hold preferred stock in Commonwealth. All of the shares of Commonwealth Series A Preferred Stock will be converted into shares of Commonwealth common stock prior to consummation of the reorganization transaction.

      Holders of vested options to purchase Commonwealth common stock who elect to exercise their options before the reorganization will also become common stockholders of AEG upon completion of the reorganization. Unexercised options to purchase Commonwealth common stock will be assumed by AEG in the reorganization and will become options to purchase AEG common stock on the same terms and conditions as the current options. Commonwealth’s 1999 Equity Incentive Plan, will also be assumed by AEG in the reorganization.

Listing of AEG Common Stock on AMEX and Deregistration of Commonwealth Common Stock

      We expect the AEG common stock will be listed on the AMEX under the symbol “[          ].” If the reorganization is completed, Commonwealth common stock will be deregistered under the Securities Exchange Act of 1934, as amended, and Commonwealth will no longer file periodic reports with the Securities and Exchange Commission.

Recommendation of the Commonwealth Board of Directors

      The board of directors of Commonwealth recommends that you vote FOR the reorganization proposal, including approval of the Agreement and Plan of Reorganization.

Shareholders Entitled to Vote; Vote Required

      You can vote at the Commonwealth special meeting if you owned Commonwealth common stock or preferred stock at the close of business on [                    ], the record date for the special meeting.

      The affirmative vote of a majority of the outstanding shares of Commonwealth common stock together with the affirmative vote of a majority of the voting power of the outstanding shares of Commonwealth common stock and preferred stock voting together as a single class is required to adopt the Agreement and Plan of Reorganization. Therefore, if you abstain or otherwise do not vote on this proposal, it will have the effect of a vote against the proposal.

      As of November 21, 2003, Commonwealth’s directors, executive officers and their affiliates owned securities representing approximately 3.49% of the voting power of the outstanding shares of Commonwealth common stock and preferred stock.

Conditions to Completion of the Reorganization

      The completion of the reorganization depends on the satisfaction or waiver of a number of conditions, including, but not limited to, the following (provided that we may elect to waive in our discretion the sixth, seventh, eighth, ninth and tenth conditions listed below):

1.	approval of the Agreement and Plan of Reorganization by Commonwealth’s shareholders;

2.	conversion of 100% of our Series A Preferred Stock into common stock;

3.	receipt by Commonwealth of a legal opinion to the effect that the reorganization will constitute a tax-free transaction under section 368 of the Internal Revenue Code;

4.	absence of any stop order suspending the effectiveness of the registration statement relating to the shares of AEG to be issued in the reorganization;

5.	receipt of necessary regulatory approvals and licenses and third party consents;

6.	transfer of our shares in our subsidiaries UtiliHost, Inc., electricAmerica Inc. and electric.com to AEG; sale of our membership interests in Summit Energy Ventures, LLC to a newly formed subsidiary of AEG; and sale of our proprietary managed back office processes software products to a subsidiary of AEG;

7.	absence of any law or order that has a material adverse effect on Commonwealth or any legal prohibition or restraint that would prevent completion of the reorganization or any pending legal proceeding that seeks one of these results;

8.	exercise by shareholders of dissenters’ rights for not more than 10% shares of Commonwealth common stock;

9.	receipt of approval for listing on the AMEX of the shares of AEG common stock to be issued in the reorganization; and

10.	waiver of change of control provisions in the employment agreements of Richard L. Paulsen, James L. Oliver and John A Barthrop.

Related Transactions

      The following transactions are related to our restructuring plan, but are not part of the reorganization proposal to be presented and voted upon at the special meeting of shareholders of Commonwealth.

Conversion of our Series A Preferred Stock.

      Holders of over 66 2/3% of the outstanding shares of Commonwealth Series A Preferred Stock have agreed to convert their preferred shares into Commonwealth common stock prior to consummation of the reorganization transaction. Therefore, pursuant to Commonwealth’s Amended and Restated Certificate of Incorporation, 100% of the shares of Commonwealth Series A Preferred Stock will be converted into shares of Commonwealth common stock immediately prior to consummation of the reorganization transaction. The Commonwealth common stock that they will be entitled to receive upon conversion will automatically convert into the same number of shares of common stock of AEG in the reorganization. The shares of Series A Preferred Stock will not convert into Commonwealth common stock unless the reorganization is completed. Conversion of 100% of the shares of Series A Preferred Stock is a condition to consummation of the reorganization.

Transfer of our energy efficiency products business and outsourced services business.

      Immediately prior to consummation of the reorganization, Commonwealth will transfer ownership of three non-operating subsidiaries, electricAmerica Inc., electric.com, Inc. and UtiliHost, Inc., to AEG. As a result of the transfer, these three entities will become subsidiaries of AEG. AEG will also form at least one additional Dealware subsidiary. Commonwealth will then sell to two wholly-owned subsidiaries of AEG (a) our membership interests in Summit Energy Ventures, LLC., a joint venture with Steven Strasser that makes investments in companies that manufacture products that conserve or manage electricity and (b) our TACT (Trans-Action Control Technology) and TRIUMPH (Total Resource Internet Utility Management Power Host) proprietary software products that we have developed to provide services and manage back office processes associated with our retail customers. As a result, our membership interests in Summit Energy Ventures, LLC will be held by a wholly-owned subsidiary of AEG and our TACT and TRIUMPH proprietary software products will be held by UtiliHost, Inc., which will also be a wholly-owned subsidiary of AEG. Commonwealth will receive promissory notes from AEG in consideration of the sale. These transfers will occur immediately prior to the reorganization and require only board approval. Consummation of these transfers will only occur if we expect to complete the reorganization immediately thereafter.

Possible cash tender offer.

      Commonwealth and AEG are also considering the making of a cash tender offer for up to $10 million of shares of AEG common stock issued in the reorganization. Commonwealth and AEG anticipate that the tender offer, if any, may be commenced approximately 30 days after the date of the special meeting to consider the reorganization proposal, subject to adjournment or postponement thereof. The amount or number of shares of AEG common stock that Commonwealth or AEG may elect to purchase in a tender offer will depend upon, among other things, the number of shares for which dissenters’ rights are exercised in the reorganization, the impact on our corporate liquidity and our ongoing need for capital.

Regulatory Requirements

      The completion of the reorganization is also subject to obtaining regulatory reviews, licenses and approvals. We will promptly make the necessary filings with the Federal Energy Regulatory Commission and state agencies in order to obtain the required licenses and their consent before we complete the reorganization.

Termination of the Agreement and Plan of Reorganization

      The Agreement and Plan of Reorganization may be terminated at any time prior to the completion of the reorganization (even after adoption by our shareholders) under the following circumstances:

•	by mutual written consent of AEG, CEC Acquisition Corp. and Commonwealth.

•	by either AEG or Commonwealth, if any court or tribunal or administrative, governmental or regulatory body, agency or authority shall have issued an order, decree or ruling permanently enjoining or prohibiting the reorganization and such order, decree or ruling shall have become final and nonappealable but only if the party seeking to terminate pursuant to this clause shall have used all reasonable efforts to oppose and remove such order, decree or ruling.

•	by either AEG or Commonwealth, if Commonwealth’s stockholders fail to adopt the Agreement and Plan of Reorganization as required by applicable law.

Certain Financial Information

      We have not included pro forma consolidated financial comparative information concerning Commonwealth that gives effect to the reorganization because, immediately after the completion of the reorganization, the consolidated financial statements of AEG will be the same as Commonwealth’s consolidated financial statements immediately prior to the reorganization, except for the components which comprise the equity section of AEG’s consolidated financial statements due to the conversion of Series A Convertible Preferred Stock and other convertible preferred stock into common stock of AEG, which will not impact the total equity of AEG, and the reorganization will result in the conversion of each share of Commonwealth’s common stock into the right to receive one share of AEG’s common stock. Commonwealth’s consolidated financial information can be found in Commonwealth’s Annual Report on Form 10-K for the year ended July 31, 2003 (as filed with the Securities and Exchange Commission on October 29, 2003).

Capitalization

      The following table sets forth our capitalization as of July 31, 2003 as follows:

•	on an actual basis;

•	on a pro forma basis to reflect the conversion of all of our Series A convertible preferred stock and other convertible preferred stock into common stock immediately prior to the effective date of the reorganization; however, we do not have any indication as to whether the holder of the other convertible preferred stock will convert his shares into common stock prior to the effective date of the reorganization.

      You should read this information together with our consolidated financial statements and related notes to our consolidated financial statements incorporated by reference in this proxy statement/prospectus.

	As of July 31, 2003

		Pro Forma
		as adjusted
	Actual	(unaudited)

	(in thousands, except
	share and per share data)
Total debt	$—	$—

Shareholders’ equity:
Series A convertible preferred stock — 10,000 shares authorized with no par value; 609 and zero shares issued and outstanding in 2003 actual and pro forma as adjusted, respectively	$700	$—
Other convertible preferred stock — 352 and zero shares reflected as outstanding in 2003 actual and pro forma as adjusted, respectively	155	—
Common stock — 50,000 shares authorized with no par value; 27,645 and 28,958 shares issued and outstanding in 2003 actual and pro forma as adjusted, respectively	56,853	57,708
Retained earnings	35,309	35,309

Total shareholders’ equity	93,017	93,107

Total capitalization	$93,017	$93,107

      The number of shares of common stock in the table above excludes:

•	7,489 shares of common stock issuable upon the exercise of options outstanding as of July 31, 2003 which were granted pursuant to and outside of our 1999 Equity Incentive Plan with a weighted average exercise price of $2.55 per share; and

•	up to 3,472 additional shares of common stock reserved for future grant or issuance under our 1999 Equity Incentive Plan as of July 31, 2003.

Interests of Directors and Executive Officers of Commonwealth in the Reorganization

      In considering the recommendation of the Commonwealth board of directors that Commonwealth shareholders vote in favor of adopting the Agreement and Plan of Reorganization, Commonwealth shareholders should be aware that some Commonwealth directors and executive officers may have interests in the reorganization that may differ from, or in be addition to, their interests as shareholders of Commonwealth. These include interests arising under:

•	the retention of two (2) officers of Commonwealth to serve as initial officers of AEG;

•	the retention of five (5) Commonwealth directors to serve on the initial board of directors of AEG;

•	the employment agreements between Commonwealth and certain officers; and

•	the indemnification agreements between Commonwealth and all of the current directors of Commonwealth other than Mr. Saline.

      AEG and Commonwealth have also agreed to provide certain indemnification arrangements to directors and officers pursuant to provisions in their respective charter documents. The Commonwealth board of directors was aware of these interests during its deliberations of the merits of the reorganization and in determining to recommend to Commonwealth shareholders that they vote for the proposal to adopt the Agreement and Plan of Reorganization.

Dissenters’ (and Appraisal) Rights

      Holders of Commonwealth common stock as of the record date for the special meeting are entitled to dissenters’ rights under Chapter 13 of the California Corporations Code with respect to the reorganization proposal. Holders of Commonwealth preferred stock will not be entitled to dissenters’ rights. A copy of Chapter 13 is attached as Annex D to this proxy statement/prospectus. A summary of the dissenters’ rights of shareholders, and of the procedural steps that must be strictly followed by shareholders wishing to perfect and pursue their rights, is set forth in this proxy statement/prospectus. For further information, see “Comparative Rights of AEG Shareholders and Commonwealth Shareholders — Dissenters’ (and Appraisal) Rights.”

      Commonwealth may elect to terminate the reorganization transaction prior to consummation if shareholders exercise dissenters’ rights with respect to more than 10% of the currently outstanding shares of common stock. If the transaction is terminated, Commonwealth will not be restructured into a holding company and the shares of common stock of the holding company will not be listed on the AMEX.

Tax Consequences

      The reorganization will be a tax-free transaction under federal income tax laws. We expect that Commonwealth shareholders will not recognize any gain or loss for federal income tax purposes upon receipt of AEG common stock in exchange for shares of Commonwealth common stock in the reorganization. The tax consequences to individual shareholders will depend on their own situation. Shareholders should consult their own tax advisors concerning the specific tax consequences of the reorganization, including any foreign, state, or local tax consequences of the reorganization. For further information, see “Material U.S. Federal Income Tax Consequences.”

Accounting Treatment

      For accounting purposes, our reorganization into a holding company structure will be treated as a merger of entities under common control. The accounting treatment for such events is that the historical basis of Commonwealth’s assets, liabilities and equity will be the basis for AEG’s assets, liabilities and equity going forward. Accordingly, the financial position and results of operations of Commonwealth will be included in the consolidated financial statements of AEG on the same basis that is currently presented in Commonwealth’s Annual Report on Form 10-K, except for the conversion of Series A Convertible Preferred Stock and other convertible preferred stock into common stock of AEG, which will not impact the total equity of AEG.

RISK FACTORS

      In considering whether to vote in favor or the reorganization proposal, you should consider all of the information we have included in this proxy statement/prospectus, including its annexes, and all of the information included in the documents we have incorporated by reference, including the Commonwealth’s Annual Report on Form 10-K for the year ended July 31, 2003 (as filed with the Securities and Exchange Commission on October 29, 2003). In addition, you should pay particular attention to the risks described below.

We may not obtain the expected benefits of our reorganization into a holding company structure.

      We believe our reorganization into a holding company structure will provide us with benefits in the future. These expected benefits may not be obtained if market conditions or other circumstances prevent us from taking advantage of the strategic, business and financing flexibility that it affords us. As a result, we will incur the costs of the holding company structure without realizing the possible benefits. In addition, the holding company structure may not be successful in insulating the liabilities of our subsidiaries from each other or from AEG. We or our future subsidiaries may be liable for the liabilities of one another, particularly if we do not observe corporate formalities or adequately capitalize ourselves or our future subsidiaries.

As a holding company, AEG will be totally dependent on revenues from its operating subsidiaries to pay dividends and other obligations.

      After the completion of the reorganization, AEG will be a holding company with no business operations of its own. Its only significant assets will be the outstanding capital stock of its subsidiaries, which will initially be Commonwealth, UtiliHost, Inc., electricAmerica Inc., electric.com, Inc., and at least one additional Delaware subsidiary, which will hold our interests in Summit Energy Ventures, LLC. As a result, it will rely on payments from these entities and any other subsidiaries that it may form or acquire in the future to meet its obligations. We currently expect that initially a significant portion of the earnings and cash flow of Commonwealth will be retained and used by it in its operations, including to service any debt obligations it may have now or in the future. Additionally, subsidiaries may be restricted in their ability to pay cash dividends or to make other distributions to AEG, which may limit the payment of cash dividends or other distributions to the holders of AEG common stock. Future credit facilities and other future debt obligations of AEG, as well as statutory provisions, may limit the ability of AEG and its subsidiaries to pay dividends.

Anti-takeover provisions in AEG’s Certificate of Incorporation and Bylaws may delay or prevent a third party acquisition of AEG, which could decrease the value of its common stock.

      The Certificate of Incorporation and Bylaws of AEG contain provisions not contained in the Amended and Restated Articles of Incorporation and Bylaws of Commonwealth that could make it more difficult for a third party to acquire us without the consent of our board of directors. These provisions will:

•	limit the business at special meetings to the purpose stated in the notice of the meeting;

•	require holders of at least 66 2/3 of the combined voting power of the outstanding shares of our voting stock to amend specified provisions of AEG’s Certificate of Incorporation and Bylaws including those that may have anti-takeover effects;

•	permit only AEG’ Board of Directors and chairman to call special meetings of shareholders;

•	establish a classified board consisting of three classes of directors, each class serving for three years;

•	allow removal of directors only for cause and by action of at least 66 2/3 of the combined voting power of the outstanding shares or our voting stock; and

•	prohibit shareholder action by written consent, as permitted by Delaware law.

      Although we believe all of these provisions will make a higher third-party bid more likely by requiring potential acquirers to negotiate with the board of directors, these provisions will apply even if an initial offer may be considered beneficial to some shareholders.

As a shareholder of a Delaware corporation, your rights after the reorganization will be different from, and may be less or more favorable than, your current rights as a shareholder of a California corporation.

      After the completion of the reorganization, you will become a shareholder of a public company incorporated in the State of Delaware instead of the State of California. As a result, your rights as a shareholder will be governed by Delaware corporate law as opposed to California corporate law. Because they are separate bodies of law, Delaware corporate law will be different from California corporate law. Although many of these differences will not have a significant impact on the rights of shareholders, some of these differences may be more or less favorable to shareholders. For example, under Delaware corporate law, fewer corporate transactions give rise to dissenters’ rights than under California corporate law. For a discussion of these and other differences between Delaware and California corporate law, see “Comparative Rights of Holders of AEG Capital Stock and Commonwealth Capital Stock.”

There has been no prior market for AEG’s common stock, and a public market for AEG’s securities may not develop or be sustained.

      Prior to reorganization, you could not buy or sell Commonwealth’s or AEG’s common stock publicly. An active public market in AEG’s common stock may not develop or be sustained after the reorganization. The initial price at which AEG’s common stock is listed on the AMEX may bear no relationship to subsequent prices at which the common stock will trade.

As with Commonwealth, shares eligible for future sale could impact the price of AEG common stock.

      The price of our common stock may be subject to significant fluctuation in the future, including as a result of the availability of shares for future sale. Substantially all of the outstanding shares of our common stock, other than shares held by our officers, directors and other affiliates, are freely tradable. Shares of our common stock held by our affiliates are subject to limitations on the number of shares that may be sold unless the sale of the shares is registered or is exempt from registration under the Securities Act of 1933, as amended.

      In addition, at November 21, 2003, Commonwealth had 2,927,000 and 4,562,000 stock options unexercised and outstanding that were granted under and outside its 1999 Equity Incentive Plan (the “Plan”), respectively. The Plan was approved by Commonwealth’s shareholders and provides for the granting of up to an aggregate of 7,000,000 common shares. Under the Agreement and Plan of Reorganization, AEG will assume the Plan, the options issued thereunder and the other Commonwealth options issued outside of the Plan. As a result, the outstanding options to acquire Commonwealth common stock will become options to acquire the same number of shares of AEG common stock, on substantially the same terms as currently in existence. Sales of these shares, depending on the volume, could adversely affect the trading prices of our common stock and, after the completion of the reorganization.

      AEG’s stock price may be volatile and you may be unable to resell your shares at or above the price that you paid for your shares of Commonwealth stock.

      The stock market in general has experienced extreme price and volume fluctuations. This volatility is often unrelated or disproportionate to the operating performance of the listed companies. Broad market and industry factors may adversely affect the market price of AEG’s common stock, regardless of AEG’s actual operating performance.

We are subject to pending litigation with respect to the validity of certain shares of preferred stock.

      Approximately 352,000 shares of “other convertible preferred stock” are claimed to be owned by Joseph Saline, a director of Commonwealth. The Superior Court for the County of Orange has issued an order requiring Commonwealth to recognize Mr. Saline’s ownership of the 352,000 shares of preferred stock with rights and privileges as set forth in the Court’s order. We are appealing the court’s order. Mr. Saline has indicated that he is opposed to the reorganization and the merger of CEC Acquisition Corp. and Commonwealth. In addition, we have filed a complaint against another person seeking a judicial declaration invalidating 80,000 shares of our capital stock. Such person has filed an answer and cross-complaint against Commonwealth. The case is pending. The 80,000 shares of capital stock are currently not listed as outstanding on the record of Commonwealth.

We could become subject to litigation with respect to the reorganization.

      One or more of our shareholders could seek to challenge the legality of the reorganization and sue to enjoin the reorganization. Our board of directors believes that it has met and will continue to meet its fiduciary obligations and that the reorganization is in the best interests of Commonwealth’s shareholders. Our board of directors believes that any such lawsuits that may be brought would be without merit and intends to vigorously defend such actions, if brought. However, no assurances can be made that we will be successful in defending such actions or that the reorganization will be completed.

FORWARD-LOOKING STATEMENTS

      A number of the matters and subject areas discussed in this prospectus/proxy statement contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, reflecting management’s current expectations. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may differ materially from our actual future experience involving any one or more of such matters and subject areas. We wish to caution readers that all statements other than statements of historical fact included in this prospectus/proxy statement regarding our financial position and strategy may constitute forward-looking statements. When used in this document, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “project,” “plan,” “should,” and similar expressions are intended to be among the statements that identify forward-looking statements. All of these forward-looking statements are based upon estimates and assumptions made by our management, which although believed to be reasonable, are inherently uncertain. Therefore, undue reliance should not be placed on such estimates and statements. No assurance can be given that any of such estimates or statements will be realized and it is likely that actual results will differ materially from those contemplated by such forward-looking statements. Factors that may cause such differences include those set forth in and incorporated by reference in this joint proxy statement/prospectus, as well as the following:

•	regulatory changes in the states in which we operate that could adversely affect our operations;

•	our continued ability to obtain and maintain licenses from the states in which we operate;

•	the competitive restructuring of retail marketing may prevent us from selling electricity in certain states;

•	our dependence upon a limited number of third parties to generate and supply to us electricity;

•	fluctuations in market prices for electricity; and

•	our dependence upon a limited number of utilities to transmit and distribute the electricity we sell to our customers.

      We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. In addition to the items specifically discussed above, our business and results of operations are subject to the risks and uncertainties described under the heading “Risk Factors” contained herein and in Commonwealth’s the Annual Report on Form 10-K for the year ended July 31, 2003 (as filed with the Securities and Exchange Commission on October 29, 2003); however, the operations and results of our business also may be subject to the effect of other risks and uncertainties. Such risks and uncertainties include, but are not limited to, items described from time to time in our reports filed with the Securities and Exchange Commission. We assume no obligation to update the forward-looking information to reflect actual results or changes in the factors affecting such forward-looking information.

THE SPECIAL MEETING

General

      The Board of Directors of Commonwealth Energy Corporation, or “Commonwealth,” is soliciting proxies to be voted at a special meeting of shareholders of Commonwealth to be held on                     ,                           , 2004, at                     ,                     , California                     , at  a.m., California time, and at any adjournments thereof. At the special meeting, Commonwealth’s shareholders may consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated as of                     , 2004, by and among American Energy Group, Inc., CEC Acquisition Corp. and Commonwealth, and to transact any other business that may properly come before the special meeting by or at the direction of the Board of Directors or any adjournment of the special meeting. Additionally, Commonwealth shareholders may be asked to vote upon a proposal to adjourn or postpone the special meeting. Any adjournment or postponement could be used for the purpose of allowing additional time for soliciting additional votes to approve the Agreement and Plan of Reorganization or to satisfy other conditions to closing that the parties elect to satisfy prior to the Commonwealth shareholder vote. Approval of the Agreement and Plan of Reorganization will also constitute approval of the reorganization and the other transactions contemplated by the Agreement and Plan of Reorganization.

      This proxy statement/prospectus, together with a notice of special meeting and a form of proxy, is being provided to Commonwealth shareholders in connection with the solicitation of proxies by the Commonwealth Board of Directors for use at the special meeting of Commonwealth shareholders.

      This proxy statement/prospectus and the accompanying notice of special meeting and form of proxy are first being mailed to shareholders of Commonwealth on or about                     , 2004.

Matters to be Considered

      At the Commonwealth special meeting and any adjournment or postponement thereof, Commonwealth shareholders will be asked:

•	to consider and vote upon a proposal, which we refer to as the “reorganization proposal,” to approve the Agreement and Plan of Reorganization, dated as of [ ], 2004, by and among American Energy Group, Inc., CEC Acquisition Corp. and Commonwealth Energy Corporation, which provides for Commonwealth Energy Corporation to be merged with CEC Acquisition Corp., a wholly owned subsidiary of American Energy Group, Inc., with Commonwealth Energy Corporation surviving as a wholly owned subsidiary of American Energy Group, Inc.; and

•	to transact any other business properly presented at the meeting by or at the direction of the board of directors of Commonwealth or any adjournments or postponements of the meeting.

Recommendation of the Boards of Directors

      The Commonwealth Board of Directors has approved the Agreement and Plan of Reorganization, the reorganization and the other transactions related to the reorganization and contemplated by the Agreement and Plan of Reorganization. The Commonwealth Board of Directors believes that the reorganization is in the best interest of Commonwealth.

      THE COMMONWEALTH BOARD RECOMMENDS THAT COMMONWEALTH SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE AGREEMENT AND PLAN OF REORGANIZATION, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE AGREEMENT AND PLAN OF REORGANIZATION.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Who May Vote

      The Board of Directors of Commonwealth (the “Board of Directors” or the “Board”) has fixed the close of business on                     , 2004, as the record date for the determination of shareholders entitled to receive notice of, and to vote at, the special meeting. As of November 21, 2003, Commonwealth had 27,645,000 shares of common stock outstanding held by 2,927 holders of record, and approximately 609,000 shares of Series A Convertible Preferred Stock of Commonwealth outstanding held by 59 holders of record. In addition, approximately 352,000 shares of “other convertible preferred stock” are claimed to be owned by Joseph Saline, a director of Commonwealth. The Superior Court for the County of Orange has issued an order requiring Commonwealth to recognize Mr. Saline’s ownership of the 352,000 shares of preferred stock with rights and privileges as set forth in the Court’s order.

      Each holder of record of common stock and Series A Preferred Stock on the record date for the special meeting will be entitled to one vote for each share held on all matters to be voted upon.

Mr. Saline, if he is the holder of record of the “other preferred stock” on the record date for the special meeting, will be entitled to two votes for each share held on all matters to be voted upon. The shares of Series A Preferred Stock and “other preferred stock” are referred to herein collectively as the “Commonwealth preferred stock.” The holders of common stock will vote separately as a class and the holders of common stock and preferred stock will vote together as a class. The holders of preferred stock are not entitled to a separate class vote.

      As of November 21, 2003, Commonwealth’s directors, executive officers and their affiliates owned securities representing approximately 3.49% of the voting power of the outstanding shares of Commonwealth common stock and preferred stock.

How To Vote

      Commonwealth encourages you to vote promptly. You may vote in one of the following ways:

      By Mail. If you are a holder of record, you can vote by marking, dating and signing your proxy card and returning it by mail in the enclosed postage-paid envelope.

      At the special meeting. The way you vote your shares now will not limit your right to change your vote at the special meeting if you attend in person.

      All shares that have been properly voted and not revoked will be voted at the special meeting. If you sign and return your proxy card without any voting instructions, your shares will be voted as the Board of Directors recommends.

Revocability of Proxy

      You may revoke your proxy prior to its exercise. You may do this by (a) delivering to the Secretary of Commonwealth, John A. Barthrop, at or prior to the special meeting, an instrument of revocation or another proxy bearing a date or time later than the date or time of the proxy being revoked or (b) voting in person at the special meeting. Mere attendance at the special meeting will not serve to revoke your proxy.

How Your Shares Will Be Voted

      All proxies received and not revoked will be voted as directed. If no directions are specified, such proxies will be voted FOR the approval of the Agreement and Plan of Reorganization and the reorganization.

Voting, Quorum and Broker Non-Votes

      Shares of common stock and preferred stock of Commonwealth will be counted as present at the Meeting if the shareholder is present and votes in person at the Meeting or has properly submitted a proxy. Holders of Commonwealth’s outstanding common and preferred shares, together with the other preferred shares held by Mr. Saline, representing a majority of the votes entitled to be cast at the special meeting must be present at the Annual Meeting in order to hold the Meeting and conduct business. This is called a quorum. Abstentions and non-votes will be counted for purposes of determining the existence of a quorum at the Annual Meeting.

Vote Required

      The affirmative vote of a majority of the outstanding shares of Commonwealth common stock together with the affirmative vote of a majority of the voting power of the outstanding shares of Commonwealth common stock and preferred stock voting together as a single class is required to approve the reorganization proposal and adopt the Agreement and Plan of Reorganization. Shares for which there is non-vote or an abstention on the reorganization proposal will have the effect of a vote against the reorganization proposal. A non-vote may occur when a nominee holding shares of common stock for a beneficial owner does not vote on a proposal because such nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

      BECAUSE APPROVAL OF THE AGREEMENT AND PLAN OF REORGANIZATION, THE MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE AGREEMENT AND PLAN OF REORGANIZATION REQUIRES THE AFFIRMATIVE VOTE OF AT LEAST A MAJORITY OF THE VOTING POWER OF THE COMMONWEALTH COMMON STOCK AND PREFERRED STOCK OUTSTANDING AS OF THE RECORD DATE, ABSTENTIONS, FAILURES TO VOTE AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE AGREEMENT AND PLAN OF REORGANIZATION. THE COMMONWEALTH BOARD OF DIRECTORS URGES ALL COMMONWEALTH SHAREHOLDERS TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE PRE-ADDRESSED, POSTAGE-PAID ENVELOPE PROVIDED FOR THAT PURPOSE.

Exchange of Stock Certificates

      In the reorganization, your shares of Commonwealth common stock will be converted automatically into shares of AEG common stock. Your certificates of Commonwealth common stock will represent, from and after the reorganization, an equal number of shares of AEG common stock, and no action with regard to stock certificates will be required on your part. We expect to send you a notice after the reorganization is completed specifying this and other relevant information.

Expenses and Method of Solicitation

      The expenses of soliciting proxies for the special meeting are to be paid by Commonwealth. Solicitation of proxies may be made by means of personal calls upon, or telephonic or telegraphic communications with, shareholders or their personal representatives by directors, officers, employees and consultants of Commonwealth who will not be specially compensated for such services. Although there is no formal agreement to do so, Commonwealth may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding this Proxy Statement to shareholders whose Common Stock is held of record by such entities. The Board has authorized Commonwealth to retain the services of MacKenzie Partners, Inc. to solicit proxies in connection with the special meeting if, in the view of our management, it is deemed necessary. Commonwealth has retained MacKenzie Partners, Inc. and expects the fee for such services to be approximately $          , plus out-of-pocket expenses.

Availability of Independent Auditors

      Ernst & Young LLP acted as Commonwealth’s independent auditors for the fiscal year ended July 31, 2003. Representatives of Ernst & Young LLP familiar with Commonwealth are expected to attend the special meeting and to be available to answer appropriate questions and will have an opportunity to make a statement if they should desire to do so.

THE REORGANIZATION

      This section of the proxy statement/ prospectus describes the reorganization proposal. Although we believe that the description in this section covers the material terms of the reorganization proposal, this description is only a summary and may not contain all of the information that is important to you. The description of the material provisions of the Agreement and Plan of Reorganization provided below is qualified in its entirety by reference to the Agreement and Plan of Reorganization, which we have attached as Annex A to this proxy statement/ prospectus and which we incorporate by reference into this proxy statement/ prospectus. You should carefully read the entire proxy statement/ prospectus and the Agreement and Plan of Reorganization for a more complete understanding of the reorganization proposal. Your approval of the reorganization proposal will constitute approval of the Agreement and Plan of Reorganization and the reorganization transaction contemplated by the Agreement and Plan of Reorganization.

Reasons for the Reorganization; Recommendation of our Board

      At the December 23, 2003 meeting of the Board of Directors, the Commonwealth Board concluded that the reorganization is advisable, determined that the terms of the Agreement and Plan of Reorganization are fair to and in the best interest of Commonwealth and its shareholders and adopted and approved the Agreement and Plan of Reorganization.

      During the course of its deliberations, our Board consulted with management and outside legal counsel and considered a number of positive factors, including the following:

•	Possible Future Strategic and Business Flexibility of a Holding Company Structure. We believe the holding company structure will provide us with a better corporate structure to operate our current business lines and will provide a better platform for us to grow and diversify our regulated and unregulated business units. Initially, we plan to operate the following three business units: under Commonwealth, we intend to continue to serve as one of the leading energy service providers for electrical energy; under a newly formed subsidiary of AEG, we intend to conduct our own energy efficiency products business, and in the process may collapse or reorganize Summit Energy Ventures, LLC; and under UtiliHost, Inc., we intend to market our outsourced services for retail energy customers to third parties. The holding company structure is a well-established form of organization for companies conducting multiple lines of business, particularly entities engaging in both regulated activities (such as our energy services business) and unregulated activities (such as our energy efficiency products and outsourced services businesses). We believe that the holding company structure could facilitate future expansion of our businesses by providing a more flexible structure for acquiring other businesses or entering into joint ventures while continuing to keep the operations and risks of our different business units separate.

•	Possible Future Financing Flexibility of a Holding Company Structure. We believe that a holding company structure may be beneficial to shareholders in the future because it would permit the use of financing techniques that are more readily available to companies that hold a variety of diversified businesses under one corporate umbrella, without any impact on our capital structure. The formation of the holding company will enable us, if and when appropriate, to issue equity and/or debt at different corporate levels to facilitate growth. For example: AEG, in addition to receiving dividends, as and when permitted, from Commonwealth and other subsidiaries may be able to obtain funds through its own debt or equity financings; Commonwealth may be able to obtain funds through its own financings, which may include the issuance of debt or equity securities, and other entities within the holding company organization may obtain funds from AEG, other affiliates or their own outside financings. However, we have no current plans to seek additional financing that would utilize this flexibility at this time. In addition, if the cash generated over time by our various business lines were determined by our Board to be greater than the amount necessary for the operation or capital needs of the business unit, this cash could be transferred to a separate corporate entity owned by the holding company and invested as our Board believes to be appropriate.

•	Additional Benefits of Using a Holding Company Structure. Creating a holding company structure will allow us to separate our business units into different subsidiaries. This will provide each business unit with some protection against possible liability for the debts and obligations of the other business units. The risk that the liabilities of one of our current business units and the businesses, if any, that may be operated in the future by separate subsidiaries would be attributed to each other may be reduced by implementing the holding company structure. The opportunity to separate businesses, if and when appropriate, could allow us to segregate the electrical energy service business from other businesses that are not subject to the same regulations applicable to similar energy service providers. In addition, a direct merger of Commonwealth into a Delaware corporation has the disadvantage of requiring a substantially greater number of consents from third parties because it would have required the new Delaware corporation to assume all the rights and obligations of Commonwealth. By preserving the corporate existence of Commonwealth after the reorganization, we would avoid the potentially costly and burdensome process of obtaining many of these consents.

•	Predictability, Flexibility and Responsiveness of Delaware Law to Corporate Needs. For many years, Delaware has followed a policy of encouraging incorporation in that state and has adopted comprehensive, modern and flexible corporate laws, which are updated regularly to meet changing business needs. As a result of this deliberate policy to provide a hospitable climate for corporate development, many major public corporations have chosen Delaware for their domicile. In addition, the Delaware courts have developed considerable expertise in dealing with corporate issues relating to public companies. Thus, a substantial body of case law has developed construing Delaware corporate law and establishing legal principles and policies regarding publicly-held Delaware corporations. We believe that, for these reasons, Delaware law will provide greater legal predictability with respect to our corporate legal matters than we have under California law. We will, for now however, continue to operate the electrical energy service provider business as a California corporation and a subsidiary of AEG. AEG will be the public company. We believe that Delaware law will provide greater efficiency, predictability and flexibility in our public company’s legal affairs than is presently available under California law.

•	Attractiveness of Delaware Law to Directors and Officers. We believe that organizing our company under Delaware law will enhance our ability to attract and retain qualified directors and officers. The corporate law of Delaware, including its extensive body of case law, offers directors and officers of public companies more certainty and stability. Under Delaware law, the parameters of director and officer liability are more clearly defined and better understood than under California law. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, we believe that providing the benefits afforded directors by Delaware law will enable us to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. At the same time, we believe that Delaware law regarding corporate fiduciary duties provides appropriate protection for our shareholders from possible abuses by directors and officers. In addition, under Delaware law, directors’ personal liability cannot be eliminated for:

•	any breach of the director’s duty of loyalty to the corporation or its shareholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful repurchases or redemptions of stock; or

•	any transactions from which the director derived an improper personal benefit.

      After careful consideration, our Board of Directors has determined that the terms of the Agreement and Plan of Reorganization and the reorganization are advisable and in the best interest of our shareholders and has adopted the Agreement and Plan of Reorganization and approved the reorganization proposal. Our Board of Directors recommends that our shareholders vote “FOR” adoption of the Agreement and Plan of Reorganization.

Reorganization Procedure

      Prior to the reorganization, Commonwealth will:

•	contribute its ownership of UtiliHost, Inc., electricAmerica Inc. and electric.com, Inc. to AEG and

•	sell to two wholly-owned subsidiaries of AEG (UtiliHost, Inc. and a newly formed Delaware subsidiary) its membership interests in Summit Energy Ventures, LLC and its TACT (Trans-Action Control Technology) and TRIUMPH (Total Resource Internet Utility Management Power Host) proprietary software products.

      These transfers will only occur if we expect to complete the reorganization immediately thereafter and are not part of the reorganization proposal presented to shareholders of Commonwealth. These transactions, which are described below under “Related Transactions,” do not require shareholder approval.

      Following the approval of the Agreement and Plan of Reorganization by the Commonwealth shareholders and the satisfaction or waiver of the other conditions specified in the Agreement and Plan of Reorganization (which are described below), the following steps in the reorganization will occur:

Step 1: CEC Acquisition Corp. will be formed as a wholly-owned subsidiary of AEG for the purposes of completing the proposed reorganization and the Certificate of Incorporation and Bylaws of AEG will be amended and restated in the forms attached hereto as Annexes B and C, respectively;

Step 2: Holders of Commonwealth’s Series A Preferred will convert their shares of Series A Preferred into Commonwealth common stock (and other holders of Commonwealth preferred stock and/or vested options to purchase common stock may elect to convert or exercise, as the case may be, their securities);

Step 3: CEC Acquisition Corp. will be merged with and into Commonwealth;

•	Commonwealth will be the surviving corporation in the merger and will retain all of its assets and liabilities (absent the TACT and TRIUMPH proprietary software products and the membership interests in Summit Energy Ventures, LLC);

•	Commonwealth will become a wholly-owned subsidiary of AEG, with AEG becoming a holding company;

•	The shares of Commonwealth’s common stock issued and outstanding at the effective date of the reorganization (including shares of Commonwealth common stock issued upon conversion of Series A Preferred and other preferred stock and exercise of vested options to purchase common stock) will be automatically converted in shares of AEG common stock in the reorganization (subject to exercise of applicable dissenters’ rights by holders of Commonwealth common stock);

•	shares of CEC Acquisition Corp. common stock held by AEG will be converted into 100% of the shares of Commonwealth common stock issued and outstanding at the effective date of the reorganization;

•	The shares of Commonwealth preferred stock that are not converted will remain as outstanding shares of preferred stock of Commonwealth as the surviving corporation in the merger.

      The result of the reorganization will be that your current company, Commonwealth, will become a subsidiary of AEG, and you will own AEG common stock, instead of Commonwealth common stock. For more information regarding your rights as a shareholder before and after the reorganization, see “The Reorganization — Comparative Rights of AEG Capital Stock and Commonwealth Capital Stock.”

What Holders of Commonwealth Common Stock Will Receive in the Reorganization

      Each share of outstanding Commonwealth common stock, other than those held by dissenting holders, will convert into one share of AEG common stock. After the completion of the reorganization, holders of

Commonwealth common stock will own the same number and percentage of shares of AEG common stock as such holder owned of Commonwealth common stock, after giving effect to the conversion of the Series A Preferred Stock and any conversion of the “other preferred stock” into Commonwealth common stock described below and exercise of any outstanding vested options.

What Holders of Commonwealth Preferred Stock Will Receive in the Reorganization

      Holders of Commonwealth preferred stock that convert their shares into shares of Commonwealth common stock before the effective time of the reorganization will receive shares of AEG common stock in the reorganization. Holders of over 66 2/3% of the outstanding shares of Commonwealth Series A Preferred Stock have agreed to convert their preferred shares into Commonwealth common stock prior to consummation of the reorganization transaction pursuant to a written conversion agreement. Pursuant to Commonwealth’s Amended and Restated Certificate of Incorporation, upon the election of holders of at least 66 2/3% of the Series A Preferred Stock to convert, Commonwealth may convert 100% of the shares of Commonwealth Series A Preferred Stock into shares of Commonwealth common stock. Commonwealth has elected to require conversion of all shares of Series A Preferred Stock. The common stock that they will be entitled to receive upon conversion will automatically convert into the same number of shares of common stock of AEG in the reorganization. The shares of Series A Preferred Stock will not convert into Commonwealth common stock unless the reorganization is consummated. Conversion of 100% of the shares of Series A Preferred Stock will also be a condition to consummation of the reorganization.

      In addition, the holder of the “other preferred stock” may elect to convert his shares into Commonwealth common stock at or before the reorganization. The common stock that such holder will be entitled to receive upon conversion will automatically convert into the same number of shares of common stock of AEG. If the holder of the “other preferred stock” does not elect to convert his shares before the effective time of the reorganization, such shares of Commonwealth preferred stock will remain outstanding and will not be changed by the reorganization. Such shares will remain preferred stock of Commonwealth, which will be a subsidiary of AEG.

      The 80,000 shares of our capital stock with respect to which we have filed a complaint seeking a judicial declaration invalidating such shares are currently not listed as outstanding on the record of Commonwealth and will not convert into shares of AEG common stock in the reorganization, although AEG will reserve shares sufficient to make such conversion pending a ruling by the applicable court.

Commonwealth Stock Options

      Holders of outstanding vested options to acquire shares of Commonwealth common stock that exercise such options before the effective time of the reorganization will receive Commonwealth common stock, and such stock will automatically be converted into shares of AEG common stock in the reorganization.

      Each of the outstanding vested options to acquire shares of Commonwealth common stock that have not been exercised before the reorganization will become options to acquire, on the same terms and conditions as before the reorganization, an identical number of shares of AEG common stock. At November 21, 2003, Commonwealth had 2,927,000 and 4,562,000 stock options unexercised and outstanding that were granted under and outside Commonwealth’s 1999 Equity Incentive Plan (the “Plan”), respectively. The Plan was approved by Commonwealth’s shareholders and provides for the granting of up to an aggregate of 7,000,000 common shares. The Plan will be assumed by AEG in the reorganization.

Exchange of Stock Certificates

      In the reorganization, your shares of Commonwealth common stock will be converted automatically into shares of AEG common stock, subject to dissenters’ rights, if any. Your certificates of Commonwealth common stock will represent, from and after the reorganization, an equal number of shares of AEG common stock, and no action with regard to stock certificates will be required on your part. We expect to send you a notice after the reorganization is completed specifying this and other relevant information.

Management of AEG

      The initial officers of AEG will be Ian B. Carter, Chief Executive Officer, President and Treasurer and Michael Nelson, Secretary, both of whom are currently officers of Commonwealth. Officers of AEG will serve at the pleasure of the board of directors and may be removed or replaced pursuant to the terms of AEG’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.

      The initial board of directors of AEG will consist of Craig G. Goodman (Class I), Junona A. Jonas (Class I), Mark S. Juergensen (Class II), Ian B. Carter (Class III) and Robert C. Perkins (Class III). Ian B. Carter will be the initial Chairman of the Board of Directors. AEG’s Class I directors will serve an initial term of one year; Class II directors will serve an initial term of two years; and Class III directors will serve an initial term of three years. Following their initial terms, directors will serve three year terms or until his or her respective successor is elected and qualified or such director resigns or is removed in accordance with AEG’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. For further information, see “Information About Executive Officers and Directors.”

Conditions to Reorganization

      The completion of the reorganization depends on the satisfaction or waiver of a number of conditions, including, but not limited to, the following (provided that we may elect to waive in our discretion the sixth, seventh, eighth, ninth and tenth conditions listed below):

1.	approval of the Agreement and Plan of Reorganization by Commonwealth’s shareholders;

2.	conversion of 100% of our Series A Preferred Stock into common stock;

3.	receipt by Commonwealth of a legal opinion to the effect that the reorganization will constitute a tax-free transaction under section 368 of the Internal Revenue Code;

4.	absence of any stop order suspending the effectiveness of the registration statement relating to the shares of AEG to be issued in the reorganization;

5.	receipt of necessary regulatory approvals and licenses and third party consents;

6.	transfer of our shares in our subsidiaries UtiliHost, Inc., electricAmerica Inc. and electric.com to AEG; sale of our membership interests in Summit Energy Ventures, LLC to a newly formed subsidiary of AEG; and sale of our proprietary managed back office processes software products to a subsidiary of AEG;

7.	absence of any law or order that has a material adverse effect on Commonwealth or any legal prohibition or restraint that would prevent completion of the reorganization or any pending legal proceeding that seeks one of these results;

8.	exercise by shareholders of dissenters’ rights for not more than 10% shares of Commonwealth common stock;

9.	receipt of approval for listing on the AMEX of the shares of AEG common stock to be issued in the reorganization; and

10.	waiver of change of control provisions in the employment agreements of Richard L. Paulsen, James L. Oliver and John A Barthrop.

Effectiveness of Reorganization

      The reorganization will become effective on the date we file articles of merger with the State of California. We will file the articles when the conditions to the reorganization described above have been satisfied or waived. We expect that we will file the articles as soon as practicable following the special meeting.

Termination of Agreement and Plan of Reorganization

      The Agreement and Plan of Reorganization may be terminated at any time prior to the completion of the reorganization (even after adoption by our shareholders) under the following circumstances:

•	by mutual written consent of AEG, CEC Acquisition Corp. and Commonwealth;

•	by either AEG or Commonwealth, if any court or tribunal or administrative, governmental or regulatory body, agency or authority shall have issued an order, decree or ruling permanently enjoining or prohibiting the reorganization and such order, decree or ruling shall have become final and nonappealable but only if the party seeking to terminate pursuant to this clause shall have used all reasonable efforts to oppose and remove such order, decree or ruling; or

•	by either AEG or Commonwealth, if Commonwealth’s stockholders fail to adopt the Agreement and Plan of Reorganization as required by applicable law.

Amendment of Agreement and Plan of Reorganization

      The Agreement and Plan of Reorganization may be amended in writing by action taken by Commonwealth, AEG and CEC Acquisition Corp. at any time before or after approval of the reorganization by the shareholders of Commonwealth. After approval of the Agreement and Plan of Reorganization by the shareholders of Commonwealth, any amendment that requires the approval of such shareholders under applicable law shall not be made unless such shareholder approval is obtained.

Related Transactions

Conversion of our Series A Preferred Stock.

      Holders of over 66 2/3% of the outstanding shares of Commonwealth Series A Preferred Stock have agreed to convert their preferred shares into Commonwealth common stock prior to consummation of the reorganization transaction and, therefore, pursuant to Commonwealth’s Amended and Restated Certificate of Incorporation, 100% of the shares of Commonwealth Series A Preferred Stock will be converted into shares of Commonwealth common stock prior to consummation of the reorganization transaction. The common stock that they will be entitled to receive upon conversion will automatically convert into the same number of shares of common stock of AEG in the reorganization. The shares of Series A Preferred Stock will not convert into Commonwealth common stock unless the reorganization is consummation. Conversion of 100% of the shares of Series A Preferred Stock will also be a condition to consummation of the reorganization.

Transfer of our energy efficiency products business and outsourced services business.

      Immediately prior to consummation of the reorganization, Commonwealth will transfer ownership of three subsidiaries, electricAmerica Inc., electric.com, Inc. and UtiliHost, Inc., to AEG. As a result of the transfer, these three entities will become subsidiaries of AEG. AEG will also form at least one additional Delaware subsidiary. Commonwealth will then sell to two wholly-owned subsidiaries of AEG (a) our membership interests in Summit Energy Ventures, LLC, a joint venture with Steven Strasser that makes investments in companies that manufacture products that conserve or manage electricity and (b) our TACT (Trans-Action Control Technology) and TRIUMPH (Total Resource Internet Utility Management Power Host) proprietary software products that we have developed to provide services and manage back office processes associated with our retail customers. As a result, our membership interests in Summit Energy Ventures, LLC will be held by a wholly-owned subsidiary of AEG and our TACT and TRIUMPH proprietary software products will be held by UtiliHost, Inc., which will also be a wholly-owned subsidiary of AEG.

      Commonwealth will receive promissory notes in consideration of the sale from AEG in a principal amount equal to the market value, as determined by the boards of Commonwealth and AEG, of the assets purchased. The notes will bear interest at [          %] per annum and will have a term of [               ]. The sale followed by the reorganization will result in an outstanding inter-company obligation in an amount equal to the value of the transferred assets after the transaction.

      These transfers, which will occur immediately prior to the reorganization, are not part of the reorganization proposal and require only Commonwealth and AEG board approval. Consummation of these transfers will only occur if we expect to complete the reorganization immediately thereafter.

Possible cash tender offer.

      Commonwealth and AEG are also considering the making of a cash tender offer for up to $10 million of shares of AEG common stock issued in the reorganization. Commonwealth and AEG anticipate that the tender offer, if any, may be commenced approximately 30 days after the date of the special meeting to consider the reorganization proposal, subject to adjournment or postponement thereof. The amount or number of shares of AEG common stock that Commonwealth or AEG may elect to purchase in a tender offer will depend upon, among other things, the number of shares for which dissenters’ rights are exercised in the reorganization, the impact on our corporate liquidity and our ongoing need for capital.

      If the tender offer is commenced, we will prepare tender offer materials, which will include a summary term sheet describing the material terms of the transaction, a complete description of the proposed tender offer and all material aspects of the offer, a description of all proposed extraordinary transactions, financial statements regarding the issuer, the purpose of the transaction, and the interest of affiliated parties in the transactions, and send them to the shareholders, who may either elect to tender or do nothing. If commenced, the tender offer must be kept open for a minimum of 20 business days.

Material U.S. Federal Income Tax Consequences

      The following discussion, which is based on the opinion of Paul, Hastings, Janofsky & Walker LLP, counsel to Commonwealth, summarizes the material United States federal income tax consequences of the reorganization to you. However, this discussion does not address all aspects of taxation that may be relevant to you in light of your personal investment or tax circumstances or to persons that are subject to special treatment under the federal income tax laws. In particular, this discussion deals only with shareholders that hold Commonwealth common stock as capital assets within the meaning of the Internal Revenue Code of 1986, as amended. In addition, this discussion does not address the tax treatment of special classes of shareholders, such as banks, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, persons holding Commonwealth stock as part of a hedging or conversion transaction or as part of a “straddle,” U.S. expatriates, persons subject to the alternative minimum tax, foreign corporations, foreign partnerships, foreign estates or trusts and persons who are not citizens or residents of the United States. This discussion may not be applicable to holders who acquired Commonwealth stock pursuant to the exercise of options or warrants or otherwise as compensation. Furthermore, this discussion does not address any state, local or foreign tax considerations. We urge you to consult your own tax advisor as to the specific tax consequences of the reorganization, including the applicable federal, state, local and foreign tax consequences to you of the reorganization.

      This discussion is based on the Internal Revenue Code, applicable Department of Treasury regulations, judicial authority, and administrative rulings and practice, all as of the date of this proxy statement/prospectus, as well as representations as to factual matters made by, among others, AEG and Commonwealth. Future legislative, judicial, or administrative changes or interpretations, or the failure of any such factual representation to be true, correct and complete in all material respects, may adversely affect the accuracy of the statements and conclusions described in this document. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the reorganization to you. Neither AEG nor Commonwealth is currently aware of any facts or circumstances that would cause any representations made by it to Paul, Hastings, Janofsky & Walker LLP to be untrue or incorrect in any material respect.

      The material federal income tax consequences of the reorganization will be as follows:

•	The reorganization will constitute a tax-free transaction under section 368 of the Internal Revenue Code;

•	No gain or loss will be recognized by AEG or its subsidiaries or Commonwealth as a result of the reorganization (which does not include the transfer of Commonwealth’s shares in UtiliHost, Inc., electricAmerica Inc. and electric.com to AEG, sale of Commonwealth’s membership interests in Summit Energy Ventures, LLC to a newly formed subsidiary of AEG or sale of Commonwealth’s proprietary managed back office processes software products to a subsidiary of AEG);

•	No gain or loss will be recognized by you upon your receipt of AEG common stock solely in exchange for your Commonwealth common stock;

•	The aggregate tax basis of the shares of AEG common stock that you receive in exchange for your Commonwealth stock in the reorganization will be the same as the aggregate tax basis of your Commonwealth common stock exchanged;

•	The holding period for shares of AEG common stock that you receive in the reorganization will include the holding period of your Commonwealth common stock exchanged;

•	If you exercise dissenters’ rights, you generally will recognize taxable capital gain or loss measured by the difference between the amount of cash you received and your tax basis in the shares of Commonwealth common stock you exchanged; and

      The obligation of Commonwealth to complete the reorganization is conditioned upon, among other things, Commonwealth receipt of an opinion from Paul, Hastings, Janofsky & Walker LLP that the reorganization will constitute a tax-free transaction under section 368 of the Internal Revenue Code. The opinion of counsel will be based in part upon representations, made as of the effective time of the reorganization, by AEG and Commonwealth, which counsel will assume to be true, correct and complete. If the representations are inaccurate, the opinion of counsel could be adversely affected. Neither AEG nor Commonwealth has requested or will request a private letter ruling from the Internal Revenue Service as to whether the reorganization qualifies as a tax-free transaction under section 368 of the Internal Revenue Code. The opinion of counsel will not be binding upon the Internal Revenue Service or any court.

      You may be required to attach a statement to your tax returns for the taxable year in which the reorganization is completed that contains information such as your tax basis in the Commonwealth common stock surrendered and a description of the AEG common stock received in the reorganization.

Anticipated Accounting Treatment

      For accounting purposes, our reorganization into a holding company structure will be treated as a merger of entities under common control. The accounting treatment for such events is that the historical basis of Commonwealth’s assets, liabilities and equity will be the basis for AEG’s assets, liabilities and equity going forward. Accordingly, the financial position and results of operations of Commonwealth will be included in the consolidated financial statements of AEG on the same basis that is currently presented in Commonwealth’s Annual Report on Form 10-K, except for the conversion of Series A Convertible Preferred Stock and other convertible preferred stock into common stock of AEG, which will not impact the total equity of AEG.

Regulatory Requirements

      The completion of the reorganization is also subject to obtaining regulatory reviews, licenses and approvals. We will promptly make the necessary filings with the Federal Energy Regulatory Commission and state agencies in order to obtain the required licenses and their consent before we complete the reorganization.

Listings of AEG Common Stock on the American Stock Exchange; Deregistration of Commonwealth Common Stock

      The completion of the reorganization is conditioned on the listing of the shares of AEG common stock issuable in the reorganization (and any other shares to be reserved for issuance in connection with the reorganization) on the AMEX, subject only to official notice of issuance. On [                    ], the AMEX informed us that shares of AEG common stock have been approved for listing under the symbol “          ” upon the effective date of the reorganization.

      Upon consummation of the reorganization, AEG will become a reporting company under the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” AEG will file a registration statement with the Securities and Exchange Commission to register it common stock under Section 12(b) of the Exchange Act, and will be required to file periodic reports with the Securities and Exchange Commission. AEG will also be the successor company to Commonwealth with respect to the periodic filings made by Commonwealth prior to the reorganization and the filings made by affiliates of Commonwealth under Section 16 of the Exchange Act.

      If the reorganization is completed, Commonwealth common stock will be deregistered under the Exchange Act. In addition, Commonwealth will cease to be a reporting company under the Exchange Act and Commonwealth will no longer file periodic reports with the Securities and Exchange Commission.

Restrictions on the Sale of AEG Common Stock

      The shares of AEG common stock to be issued in the reorganization will be registered under the Securities Act of 1933, as amend, or the “Securities Act.” These shares will be freely transferable under the Securities Act, except for AEG common stock issued to any person who is deemed to be an “affiliate” of Commonwealth or AEG after the reorganization.

      As soon as practicable after the effective time of the reorganization, AEG will file post-effective amendments to Commonwealth’s registration statements on Form S-8 (or any successor or other appropriate forms), with respect to the shares of AEG common stock issuable under the Commonwealth stock options that are assumed by AEG in the reorganization and any additional options issuable under Commonwealth’s 1999 Equity Incentive Plan, which will also be assumed in the reorganization. AEG will use its best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus(es) contained therein) for so long as the options remain outstanding.

      Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by or are under common control with us and include our officers and directors. Our affiliates may not sell their AEG common stock acquired in the reorganization except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares;

•	an exemption under paragraph (d) of Rule 145 under the Securities Act; or

•	any other applicable exemption under the Securities Act.

      This registration statement, including this proxy statement/prospectus, does not cover any resales of AEG common stock by former Commonwealth shareholders, including AEG common stock issuable upon the exercise of any assumed options or warrants to be received by Commonwealth shareholders upon completion of the merger. No person is authorized to make use of this proxy statement/prospectus in connection with any resale of AEG securities received by them in the reorganization.

Dissenters’ (and Appraisal) Rights

      The following summary of the statutory procedure to be followed by a dissenting Commonwealth common shareholder in order to exercise his, her or its appraisal or dissenters’ rights under Chapter 13 of the California Corporations Code is not a complete statement of the law relating to dissenters’ rights and is qualified in its entirety by reference to the full text of Chapter 13 of the California Corporations Code. A copy of Chapter 13 of the California Corporations Code is attached to this proxy statement/prospectus as Annex D and is incorporated in this document by reference. This discussion and Chapter 13 of the California Corporations Code should be reviewed carefully by any Commonwealth common shareholder who wishes to exercise statutory dissenters’ rights or who wishes to preserve the right to do so, because failure to comply with the procedures set forth in Chapter 13 of the California Corporations Code will result in the loss or waiver of dissenters’ rights.

      If the Agreement and Plan of Reorganization and the reorganization are approved by the required vote of Commonwealth shareholders, each holder of Commonwealth common stock who DOES NOT vote in favor of the Agreement and Plan of Reorganization and the reorganization and who follows the procedures set forth in Chapter 13 of the California Corporations Code will be entitled to exercise dissenters’ rights under the California Corporations Code and thereby have his, her or its share of Commonwealth common stock purchased by Commonwealth for cash at the fair market value of the Commonwealth shares. A shareholder who exercises his, her or its dissenters’ rights loses the right to receive shares of AEG common stock.

      If the dissenting shareholder’s shares of common stock are outstanding as of the record date for the special meeting and if the reorganization is approved, then the dissenting shareholder may, by complying with the provisions of Chapter 13 of the California Corporations Code, require Commonwealth to purchase each share not voted in favor of the reorganization for cash at fair market value. Holders of Commonwealth preferred stock will be entitled to dissenters’ rights if such holders convert their shares into shares of Commonwealth common stock before the record date for the special meeting and otherwise comply with applicable California law requirements with respect to exercise of dissenters’ rights. The fair market value of Commonwealth shares will be determined as of the day before the first announcement of the terms of the proposed reorganization, excluding any appreciation or depreciation in consequence of the proposed reorganization (i.e., valuing the Commonwealth common as if the reorganization had not occurred), but adjusted for any stock split, reverse stock split or stock dividend that becomes effective thereafter.

      Shares of Commonwealth common stock must satisfy each of the following requirements to qualify as dissenting shares under California law: (a) the shares of Commonwealth common stock must have been outstanding on the record date for the special meeting; (b) the shares of Commonwealth common stock must not have been voted in favor of the reorganization; (c) the holder of such shares of Commonwealth common stock must make a written demand that Commonwealth repurchase such shares of Commonwealth common stock at fair market value; and (d) the holder of such shares of Commonwealth common stock must submit share certificates for endorsement.

      Within 10 days after the date of the approval of the reorganization, Commonwealth must mail a notice of the approval of the reorganization to each shareholder who has not voted to adopt and approve the Agreement and Plan of Reorganization and the reorganization, together with a statement of the price determined by Commonwealth to represent the fair market value of the Commonwealth shares, a brief description of the procedure to be followed in order for the shareholder to pursue dissenters’ rights, and a copy of Sections 1300 to 1304 of Chapter 13 of the California Corporations Code. The statement of price by Commonwealth constitutes an offer by Commonwealth to purchase all properly dissenting shares at the stated amount.

      In order to exercise rights as a dissenting shareholder, within 30 days after the date on which notice of the approval of the reorganization by the outstanding shares of Commonwealth common stock is mailed to dissenting shareholders, Commonwealth must receive a dissenting shareholder’s written demand that Commonwealth repurchase such dissenting shareholder’s dissenting shares setting forth the number of dissenting shares held of record by such dissenting shareholder that the dissenting shareholder demands that Commonwealth purchase, and a statement of what the dissenting shareholder claims to be the fair market value of the dissenting shares as of the day before the announcement of the proposed reorganization. The statement of the fair market value in such demand by the dissenting shareholder constitutes an offer by the dissenting shareholder to sell the dissenting shares at such price to Commonwealth. Such holder must also submit to Commonwealth, within 30 days after the date on which notice of the approval by the outstanding shares was mailed to shareholders, share certificates representing any dissenting shares that the dissenting shareholder demands that Commonwealth purchase, so that such dissenting shares may either be stamped or endorsed with the statement that the shares are dissenting shares or exchanged for certificates of appropriate denomination so stamped or endorsed.

      If the dissenting shareholder and Commonwealth agree that the shares qualify as dissenting shares and agree upon the price of the shares, the dissenting shareholder will be entitled to the agreed upon price plus the legal rate of interest on judgments from the date of such agreement, to be paid to the dissenting shareholder within the later of 30 days after the date of such agreement or 30 days after any statutory or contractual conditions to the consummation of the reorganization are satisfied or waived, subject to surrender, by the dissenting shareholder, of his, her or its certificates representing the dissenting shares to Commonwealth.

      If the dissenting shareholder and Commonwealth fail to agree upon the fair market value of the dissenting shares or whether the shares qualify as dissenting shares, the dissenting shareholder may file a complaint in superior court in Orange County, California county within six months after the date on which notice of the approval of the reorganization is mailed to shareholders requesting that the court determine the fair market value of the dissenting shares and/or whether the shares qualify as dissenting shares. California law provides, among other things, that a dissenting shareholder may not withdraw the demand for payment of the fair market value of dissenting shares unless Commonwealth consents to such request for withdrawal.

      Under the provisions of Section 500 et seq. and Section 1306 of the California Corporations Code, a California corporation is legally prohibited from purchasing shares of stock through the payment of cash or other property, even if all dissenters’ rights conditions are fulfilled, unless the corporation satisfies certain financial conditions. Due to these legal restrictions, Commonwealth may not be legally able to repurchase all or any dissenting shares of the dissenting shareholders for cash following the reorganization.

      To the extent that the above-mentioned provisions of the California Corporations Code prohibit cash payments to holders of dissenting shares who exercise and perfect their dissenters’ rights, such dissenting shareholders will become creditors of Commonwealth for an amount equal to the fair market value of their shares as to which the dissenters’ rights are perfected plus interest accrued thereon at the legal rate on judgments until the date of payment. The rights of such dissenting shareholders, however, will be subordinate to the rights of all other creditors of Commonwealth in any liquidation proceeding.

      Dissenting shareholders considering seeking appraisal should be aware that the fair market value of their shares of capital stock, as determined under Chapter 13 of the California Corporations Code, could be more than, the same as or less than the value of the AEG shares immediately after the reorganization. The costs and expenses of the appraisal proceeding will be determined by the court and assessed against Commonwealth unless the court determines that the dissenting shareholder did not act in good faith in demanding payment of the fair market value of his, her or its shares, in which case such costs and expenses may be assessed against the dissenting shareholder.

      If any Commonwealth shareholder who demands the purchase of his, her or its shares under Chapter 13 of the California Corporations Code fails to perfect, or effectively withdraws or loses his, her or its right to such purchase, the shares of such holder will be converted into a right to receive common stock of AEG with respect thereto in accordance with the terms of the Agreement and Plan of Reorganization.

      Dissenting shares lose their status as dissenting shares and the holders of dissenting shares cease to be dissenting shareholders and cease to be entitled to require Commonwealth to purchase their shares if (a) the reorganization is abandoned; (b) the shares are transferred prior to their submission for the required endorsement; (c) the dissenting shareholder and Commonwealth do not agree upon the status of the shares as dissenting shares or do not agree on the purchase price, but neither Commonwealth nor the shareholder files a complaint or intervenes in a pending action within six months after mailing of the notice of approval of the reorganization; or (d) with Commonwealth’s consent, the shareholder delivers to Commonwealth a written withdrawal of such shareholder’s demand for purchase of his, her or its shares.

      Except as expressly limited by provisions of California law pertaining to dissenters’ rights, holders of dissenting shares continue to have all the rights and privileges incident to their shares until the fair market value of their shares is agreed upon or determined.

      Failure to follow the steps required by Chapter 13 of the California Corporations Code for perfecting dissenters’ rights may result in the loss of such rights (in which event a shareholder will be entitled to receive the applicable reorganization consideration with respect to such dissenting shares in accordance with the Agreement and Plan of Reorganization). In view of the complexity of the provisions of Chapter 13 of the California Corporations Code, Commonwealth shareholders who are considering objecting to the reorganization should consult their own legal advisors.

      Commonwealth may elect to terminate the reorganization transaction prior to consummation if shareholders exercise dissenters’ rights with respect to more than 10% of the currently outstanding shares of common stock. If the transaction is terminated, Commonwealth will not be restructured into a holding company and the shares of common stock of the holding company will not be listed on AMEX and Commonwealth shareholders will not be able to take advantage of a national trading market or increased liquidity for their securities.

INFORMATION RELATING TO COMMONWEALTH

      Commonwealth Energy Corporation is an energy services company that was incorporated in California on August 15, 1997. Commonwealth provides retail electric power to its residential, commercial, industrial and governmental customers in the deregulated California, Michigan and Pennsylvania electricity markets. Commonwealth is licensed by the Federal Energy Regulatory Commission, or FERC, as a power marketer and is also licensed to supply retail electric power by applicable state agencies in California, Pennsylvania, Michigan, New Jersey, New York, Texas and Ohio.

      Commonwealth does not have its own electricity generation facilities. The power it sells to its customers is purchased from third party power generators. The electric power Commonwealth sells to its retail customers is delivered to its customers by incumbent electric utilities. The incumbent electric utilities measure electric power usage by Commonwealth’s customers and bill most of its customers on Commonwealth’s behalf. Commonwealth plans to enter new deregulated electric power markets and to offer a variety of energy-related products and services in the future. Commonwealth also sell surplus electric power not needed to meet its retail customers’ requirements in wholesale electricity markets. Commonwealth only sells this excess power to assist it in balancing its energy supply with the demand of its retail customers. Commonwealth does not trade in the wholesale electricity markets for speculative purposes.

      Commonwealth has four wholly-owned subsidiaries: AEC, UtiliHost, Inc., electricAmerica Inc. and electric.com, Inc. Each of these subsidiaries is incorporated in the State of Delaware. Commonwealth also holds a majority interest in Summit Energy Ventures, LLC, a joint venture that invests in companies that manufacture or market energy efficiency products. Commonwealth’s consolidated financial statements include the accounts of Summit, Power Efficiency Corporation (one of the companies in which Summit has invested) and Commonwealth’s wholly-owned subsidiaries. See “The Reorganization — Related Transactions” for additional information about proposed pre-reorganization transactions involving Summit, UtiliHost, Inc., electricAmerica Inc., electric.com, Inc. and Summit Energy Ventures, LLC.

      Additional information about Commonwealth is contained in Commonwealth’s Annual Report on Form 10-K for the year ended July 31, 2003 (as filed with the Securities and Exchange Commission on October 29, 2003) and other documents that are not being delivered with this prospectus/proxy statement. For information about how you can obtain these other documents, see “Where You Can Find More Information.”

INFORMATION ABOUT EXECUTIVE OFFICERS AND DIRECTORS

Information About Executive Officers of AEG

      The following table sets forth information regarding AEG’s initial executive officers, including their respective business experience during the last five years and age as of October 15, 2003. Executive officers are elected by, and serve at the pleasure of, the Board of Directors subject to rights contained in applicable employment agreements.

Name and Position	Age	Principal Occupation and Other Information

Ian B. Carter Chairman, Chief Executive Officer, President and Treasurer	65	Mr. Carter has been Chairman and Chief Executive Officer of Commonwealth since January 2000, and its President since March 2003. During the preceding four month period prior to January 2000, he acted as Interim President of Commonwealth. From October 1988 to August 1999, Mr. Carter operated his owned businesses, including a mortgage banking firm and a merchant banking firm. Prior to that, Mr. Carter served as an investment specialist for Coldwell Banker Commercial Brokerage and worked as a Systems Engineer and Salesman with IBM. Mr. Carter also served in the United States Army serving in Vietnam, Europe and the Pentagon. Mr. Carter received his Bachelor of Science degree in Engineering from the United States Military Academy at West Point, New York and his Master in Business Administration in finance from the University of Southern California.
Michael Nelson Secretary	32	Mr. Nelson has served as Associate General Counsel of Commonwealth since August 1999. Since June 2003 he has served as its Vice President of Market Development and Regulatory Affairs. From August 1998 to August 1999, Mr. Nelson practiced law with the firm of Eadington, Merhab & Eadington. Mr. Nelson received a Bachelor of Arts Degree from Canisius College and a Juris Doctorate from California Western School of Law.

Information About Directors of AEG

      The following table sets forth information regarding AEG’s initial directors, including their age as of October 15, 2003, and business experience during the past five years. AEG’s Class I directors will serve an initial term of one year; Class II directors will serve an initial term of two years; and Class III directors will serve an initial term of three years. Following their initial terms, directors will serve three year terms or until his or her respective successor is elected and qualified or such director resigns or is removed in accordance with AEG’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.

Name	Age	Principal Occupation and Other Information

Craig G. Goodman Class I	53	Mr. Goodman has served as the Chief Executive Officer of the National Energy Marketers Association, a national non-profit association representing a regionally diverse cross-section of wholesale and retail marketers of natural gas, electricity and energy-related products, services, information and technology, since October 1997. Mr. Goodman received his bachelor’s degree in economics with honors from the University of Maryland and a juris doctorate degree with a concentration in international corporate law and economics from the University of Miami School of Law.
Junona A. Jonas Class I	59	Ms. Jonas has been the General Manager of Alameda Power & Telecom, a municipal utility, since December 2000. From March 2000 to August 2000, she served as Chief Executive Officer of vetmedcenter.com, an online resource for veterinary information and services. From February 1999 to January 2000, Ms. Jonas was President and Chief Operating Officer of utility.com, an internet provider of energy and energy services to retail customers in states that have deregulated their electric industry. From July 1978 to February 1999, she served in various capacities at Pacific Gas & Electric (PG&E), a public utility, including serving as the first President and Chief Operating Officer of PG&E’s retail energy services subsidiary, Vantus Energy Corporation, and as Vice President, Gas and Electricity Supply. Ms. Jonas has a Bachelors degree from Santa Clara University and a Masters degree from Stanford and Cal State University Hayward.
Mark S. Juergensen Class II	43	Mr. Juergensen has served as Vice President of Sales and Marketing for PredictPower, an energy solutions software company he co-founded, since May 2000. From February 1995 to June 2000, he served in multiple leadership positions, including as a Commercial Manager, for Solar Turbines, Caterpillar’s gas turbine division. From February 1992 to February 1995, he served as Director of Management Services for Sterling Energy International, a power generation management consulting firm he co-founded. Mr. Juergensen received a Bachelor of Science degree in electrical engineering from the University of Southern California.

Name	Age	Principal Occupation and Other Information

Ian B. Carter Class III	65	Mr. Carter has been our Chairman and Chief Executive Officer since January 2000, and as our President since March 2003. During the preceding four month period prior to January 2000, he acted as Interim President. From October 1988 to August 1999, Mr. Carter operated his owned businesses, including a mortgage banking firm and a merchant banking firm. Prior to that, Mr. Carter served as an investment specialist for Coldwell Banker Commercial Brokerage and worked as a Systems Engineer and Salesman with IBM. Mr. Carter also served in the United States Army serving in Vietnam, Europe and the Pentagon. Mr. Carter received his Bachelor of Science degree in Engineering from the United States Military Academy at West Point, New York and his Master in Business Administration in finance from the University of Southern California.
Robert C. Perkins Class III	64	Mr. Perkins has served as Chairman and Chief Executive Officer of Hospital Management Services, a provider of financial and management consulting services to hospitals and similar institutions, since June 1969. Mr. Perkins received his Bachelor of Science degree in accounting from Bob Jones University.

Information about Directors and Executive Officers of Commonwealth

      You can find additional information about certain of the individuals listed above and about Commonwealth’s directors and executive officers in Commonwealth’s Annual Report on Form 10-K for the year ended July 31, 2003 (as filed with the Securities and Exchange Commission on October 29, 2003).

Interests of Directors and Executive Officers of Commonwealth in the Reorganization

      In considering the recommendation of the Commonwealth board of directors that Commonwealth shareholders vote in favor of adopting the Agreement and Plan of Reorganization, Commonwealth shareholders should be aware that some Commonwealth directors and executive officers may have interests in the reorganization that may differ from, or be in addition to, their interests as shareholders of Commonwealth.

      As of November 21, 2003, Commonwealth’s executive officers, directors and entities affiliated with them beneficially own, in the aggregate, securities representing approximately 1.06% of the voting power of the outstanding shares of Commonwealth common stock and preferred stock, excluding the shares of capital stock owned by Director Joseph Saline, who did not vote in favor of the plan of reorganization. The shares of Commonwealth common stock held by these executive officers, directors and entities affiliated with them, including shares issued upon conversion of Commonwealth preferred stock, will be converted into shares of AEG common stock on the same terms and conditions as all other common stockholders of Commonwealth.

      Other interests relate to or arise from:

•	Ian B. Carter, Chief Executive Officer, President and Treasurer and Michael Nelson, Secretary, both of whom are currently officers of Commonwealth will be the initial officers of AEG; officers of AEG will serve at the pleasure of the board of directors and may be removed or replaced pursuant to the terms of AEG’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws;

•	Craig G. Goodman, Junona A. Jonas, Mark S. Juergensen, Ian B. Carter and Robert C. Perkins, who currently serve on Commonwealth’s board of directors, will serve on the initial board of directors of AEG and Ian B. Carter will serve as the initial Chairman of the Board;

•	the employment agreements between Commonwealth and certain of its officers; and

•	the indemnification agreements between Commonwealth and all of the current directors of Commonwealth other than Mr. Saline.

      AEG and Commonwealth have also agreed to provide certain indemnification arrangements to directors and officers pursuant to provisions in their respective charter documents. The Commonwealth board of directors was aware of these interests during its deliberations of the merits of the reorganization and in determining to recommend to Commonwealth shareholders that they vote for the proposal to adopt the Agreement and Plan of Reorganization.

DESCRIPTION OF AEG AND COMMONWEALTH COMMON STOCK;

COMPARATIVE RIGHTS OF AEG STOCKHOLDERS AND COMMONWEALTH SHAREHOLDERS

      Commonwealth is a California corporation and a public company, and the rights of Commonwealth’s shareholders are governed by the California Corporations Code and Commonwealth’s Amended and Restated Articles of Incorporation, as amended, and Bylaws, as amended. Following the reorganization:

•	Commonwealth common shareholders will be common stockholders of AEG, which is a Delaware corporation;

•	Commonwealth’s common stock will be deregistered under the Securities Exchange Act of 1934, as amended;

•	Commonwealth will cease to be a reporting company under the Securities Exchange Act of 1934, as amended, and Commonwealth will no longer file periodic reports with the Securities and Exchange Commission;

•	AEG will become a reporting company under the Exchange Act;

•	AEG will file a registration statement with the Securities and Exchange Commission to register it common stock under Section 12(b) of the Exchange Act, and will be required to file periodic reports with the Securities and Exchange Commission;

•	AEG will also be the successor company to Commonwealth with respect to the periodic filings made by Commonwealth prior to the reorganization and the filings made by affiliates of Commonwealth under Section 16 of the Exchange Act; and

•	the rights of AEG stockholders will be governed by the Delaware General Corporation Law and AEG’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.

      The forms of Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of AEG are attached to this proxy statement/prospectus as Annex B and Annex C, respectively.

      The following discussion of certain similarities and significant differences, which AEG and Commonwealth believe are all the material differences, between the rights of AEG common stockholders under AEG’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as proposed, and Commonwealth common shareholders under Commonwealth’s Amended and Restated Articles of Incorporation, as amended, and Bylaws, as amended. The current certificate of incorporation and bylaws of AEG will be amended and restated following approval of the reorganization proposal by the shareholders of Commonwealth. The summary below also includes discussion of some of the material differences between the rights of a common stockholder under Delaware law and the rights of a common shareholder under California law. This summary is not an exhaustive or complete description of the similarities and differences, and is qualified in its entirety by reference to the Delaware General

Corporation Law and the California Corporations Code, the common law thereunder and the full text of AEG’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, and Commonwealth’s Amended and Restated Articles of Incorporation, as amended, and Bylaws, as amended. While AEG and Commonwealth believe the description covers the material differences between the two, this summary may not contain all the information that is important to you. No AEG preferred stock will be issued in connection with the reorganization. You should carefully review this entire document and the other documents referred to for a more complete understanding of the differences between being a stockholder of AEG and being a shareholder of Commonwealth. Copies of these documents may be obtained as described under “Where You Can Find More Information” beginning on page 51 of this proxy statement/prospectus.

Authorized Shares of Capital Stock

      AEG. Upon completion of the reorganization transaction, AEG’s authorized capital stock will consists of 100,000,000 shares of common stock, par value $0.001 per share, and 20,000,000 shares of preferred stock, par value $0.001 per share. All of the shares to be issued and outstanding upon completion of the reorganization will be fully paid and nonassessable. Upon completion of the reorganization, the number of shares of AEG common stock that will be outstanding will be equal to the number of shares of Commonwealth common stock outstanding immediately prior to the reorganization, less any shares for which dissenters’ rights are exercised.

      Under AEG’s Amended and Restated Certificate of Incorporation, AEG’s Board of Directors has the authority, without further action by AEG stockholders, to issue all of the authorized shares of AEG preferred stock in one or more series and to fix the voting powers, designations, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series.

      Commonwealth. Commonwealth’s authorized capital stock currently consists of 50,000,000 shares of common stock, without par value, and 10,000,000 shares of preferred stock. Under Commonwealth’s Amended and Restated Articles of Incorporation, Commonwealth’s Board of Directors currently has the authority to fix the rights, preferences and privileges of the preferred stock.

      Commonwealth currently has designated 1,000,000 shares of its preferred stock as Series A Preferred Stock, 609,000 of which are outstanding. Holders of over 66 2/3% of the outstanding shares of Commonwealth Series A Preferred Stock have agreed to convert their preferred shares into Commonwealth common stock prior to consummation of the reorganization transaction. Pursuant to Commonwealth’s Amended and Restated Certificate of Incorporation, upon the election of holders of at least 66 2/3% of the Series A Preferred Stock to convert their shares, Commonwealth may require conversion of 100% of the shares of Commonwealth Series A Preferred Stock. Commonwealth has elected to require conversion of 100% of the Series A Preferred Stock into shares of Commonwealth common stock prior to consummation of the reorganization transaction. Therefore, at the effective time of the reorganization, no shares of Series A Preferred Stock will be issued or outstanding.

      Approximately 352,000 shares of “other convertible preferred stock” are claimed to be owned by Joseph Saline, a director of Commonwealth. The Superior Court for the County of Orange has issued an order requiring Commonwealth to recognize Mr. Saline’s ownership of the 352,000 shares of preferred stock with rights and privileges as set forth in the Court’s order, including (a) the right to two votes on each share of such other preferred stock and (b) the right to convert each share into two shares of common stock. We are appealing the court’s order. Mr. Saline has indicated that he is opposed to the reorganization and the merger of CEC Acquisition Corp. and Commonwealth.

      In addition, we have filed a complaint against another person seeking a judicial declaration invalidating 80,000 shares of our capital stock. Such person has filed an answer and cross-complaint against Commonwealth. The case is pending. The 80,000 shares of capital stock are currently not listed as outstanding on the record of Commonwealth.

Voting Rights

      AEG. Each outstanding share of AEG common stock is entitled to one vote on each matter submitted to a vote of the stockholders of AEG. AEG will have no shares of preferred stock issued upon consummation of the reorganization.

      Delaware General Corporation Law requires voting by separate classes of shares only with respect to amendments to a corporation’s certificate of incorporation that adversely effect the powers, preferences or special rights of the shares of a class or that increase or decrease the aggregate number of authorized shares or the par value of the shares of a class.

      Under the Delaware General Corporation Law, shareholders do not have the right to cumulate their votes in the election of directors unless such right is granted in the certificate of incorporation. Shares of AEG common stock are not entitled to any cumulative voting rights.

      Commonwealth. Each outstanding share of Commonwealth common stock is entitled to one vote on each matter submitted to a vote of the shareholders of Commonwealth. Each share of Series A Preferred Stock is entitled to one vote on each matter submitted to a vote of the shareholders of Commonwealth. Each share of “other preferred stock” is entitled to two votes on each matter submitted to a vote of the shareholders of Commonwealth.

      Under the California Corporations Code, shareholders have the right to cumulate their votes in the election of directors. California corporations with outstanding shares listed on the New York Stock Exchange, or “NYSE,” the AMEX or Nasdaq National Market may, by amendment of its articles or bylaws, eliminate cumulative voting. Commonwealth’s Amended and Restated Articles of Incorporation and Bylaws provide for cumulative voting rights for common stock upon provision of proper notice to Commonwealth prior to a meeting in which directors are to be elected.

Preemptive Rights

      AEG. AEG common stock has no preemptive rights enabling a holder to subscribe for or receive shares of any class of stock of AEG or any other securities convertible into shares of any class of stock of AEG under AEG’s Amended and Restated Certificate of Incorporation.

      Commonwealth. Commonwealth common stock has no preemptive rights enabling a holder to subscribe to any or all issuances of shares of any class of stock of Commonwealth or any other securities convertible into shares of any class of stock of Commonwealth under Commonwealth’s Amended and Restated Articles of Incorporation.

Business Combinations

      AEG. AEG is subject to Section 203 of the Delaware General Corporation Law, which, with specified exceptions, prohibits a Delaware corporation from engaging in any “business combination” with any “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder unless:

•	Before that time, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	Upon completion of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	At or after that time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

      Section 203 defines “business combination” to include the following:

•	Any merger or consolidation of the corporation with the interested stockholder;

•	Any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	Subject to specified exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	Any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	Any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

      With certain exceptions, Section 203 defines an “interested stockholder” as any entity or person who beneficially owns 15% or more of the outstanding voting stock of the corporation, is an affiliate or associate of the corporation and was the owner of 15% or more of such stock at any time within the three-year period immediately prior to the date in question, or any entity or person affiliated with, controlling or controlled by that entity, person, affiliate or associate. A Delaware corporation may elect not to be subject to Section 203 of the Delaware General Corporation Law in its certificate of incorporation. AEG’s Amended and Restated Certificate of Incorporation includes an election to be governed by Section 203 of the Delaware General Corporation Law.

      AEG’s Amended and Restated Certificate of Incorporation also requires a supermajority vote of stockholders in connection with certain business combinations and other transactions involving interested stockholders, as such term is defined in the Certificate of Incorporation. The affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder is required to approve subject transactions, unless the transaction is approved by a majority of the disinterested members of AEG’s Board of Directors. AEG’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws also require holders of at least 66 2/3 of the combined voting power of the outstanding shares of our voting stock to (a) amend specified provisions of AEG’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws including those that may have anti-takeover effects, and (b) remove directors.

      Commonwealth. Under California law, there is no comparable provision to Section 203 of the Delaware General Corporation Law. However, California law does provide that, except where the fairness of the terms and conditions of the transaction has been approved by the California Commissioner of Corporations and except in a “short-form” merger (the merger of a parent corporation into a subsidiary in which the parent owns at least 90% of the outstanding shares of each class of the subsidiary’s stock), if the surviving corporation or its parent corporation owns, directly or indirectly, shares of the target corporation representing more than 50% of the voting power of the target corporation prior to the merger, the nonredeemable common shares or nonredeemable equity securities of a target corporation may be converted only into nonredeemable common shares of the surviving corporation or its parent corporation, unless all of the shareholders of the class consent. The effect of this provision is to prohibit a cash-out merger of minority shareholders, except where the majority shareholders already own 90% or more of the voting power of the target corporation and could, therefore, effect a short-form merger to accomplish such a cash-out of minority shareholders.

      Commonwealth’s Amended and Restated Articles of Incorporation and Bylaws do not have supermajority or other special voting requirements for business combinations or other transactions.

Dissenters’ (and Appraisal) Rights

      AEG. AEG’s Amended and Restated Certificate of Incorporation does not provide for appraisal rights other than those rights designated by the Delaware General Corporation Law. The Delaware General Corporation Law provides for appraisal rights only in the case of specified mergers or consolidations and not, unless the certificate of incorporation of a corporation so provides, in the case of other mergers, a sale or transfer of all or substantially all of its assets or an amendment to its certificate of incorporation. In addition, the Delaware General Corporation Law does not provide appraisal rights in connection with a merger or consolidation, unless the certificate of incorporation of a corporation so provides, to the holders of shares of a constituent corporation listed on a national securities exchange, or designated as a national market system security by the National Association of Securities Dealers, Inc., or held of record by more than 2,000 stockholders, unless the applicable agreement of merger or consolidation requires the holders of those shares to receive, in exchange for those shares, any property other than shares of stock of the resulting or surviving corporation, shares of stock of any other corporation listed on a national securities exchange or designated as described above, or held of record by more than 2,000 holders, cash in lieu of fractional shares or any combination of the foregoing. The Delaware General Corporation Law also denies appraisal rights to the stockholders of the surviving corporation in a merger if such merger did not require approval by the stockholders of the surviving corporation.

      Commonwealth. Under California law, if the approval of the outstanding shares of the corporation is required for a merger or reorganization, each shareholder entitled to vote on the transaction, and who did not vote in favor of the merger, may require the corporation to purchase for cash at their fair market value the shares owned by such shareholder. No dissenters’ rights are available for shares listed on any national securities exchange certified by the Commissioner of Corporations or listed on the National Market System of NASDAQ Stock Market, unless there exists with respect to such shares any restriction on transfer imposed by the corporation or by any law or regulation or if demands for payment are filed with respect to 5% or more of the outstanding shares of that class.

      For a description of the rights of dissenting shareholders of Commonwealth under California law in connection with the merger, as well as certain procedural requirements applicable to such dissenting shareholders, see “The Reorganization — Dissenters’ (and Appraisal) Rights.”

Special Meetings of Stockholders

      AEG. AEG’s Amended and Restated Bylaws provide that special meetings of the stockholders may be called at any time by:

•	The Chairman of the AEG Board of Directors; or

•	the AEG Board of Directors acting pursuant to a resolution adopted by a majority of the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

      Commonwealth. California law and Commonwealth’s bylaws provide that special meetings of the shareholders may be called at any time by:

•	The Commonwealth Board of Directors;

•	The Commonwealth Chairman of the Board of Directors; or

•	One or more holders of an aggregate of at least 10% of the then outstanding shares of stock of Commonwealth entitled to vote at the meeting if the holders deliver to the Commonwealth Chairman of the Board, president, vice president or secretary one or more written demands for the meeting.

Stockholder Action Without a Meeting

      AEG. AEG’s Amended and Restated Bylaws provide that stockholder action may not be taken by written consent instead of a meeting.

      Commonwealth. Commonwealth’s Bylaws provide that shareholder action, other than the election of Directors, may be taken by written consent without a meeting if signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote were present and voted. Under California law and Commonwealth’s bylaws, unless the consents of all shareholders entitled to vote have been solicited in writing, notice of any shareholder approval of certain actions or transactions must be given at least 10 days before consummation of the action authorized by such approval. Finally, California law and Commonwealth’s Bylaws provide that generally directors may be elected by written consent only by unanimous written consent. However, in the case of an election of a director by written consent to fill a vacancy, other than a vacancy created by removal of a director, such election will only require the consent of the majority of the outstanding shares entitled to vote for the election of directors.

Stockholder Proposal Procedures

      AEG and Commonwealth. AEG’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Commonwealth’s Amended and Restated Articles of Incorporation and Bylaws provide that nominations for directors by stockholders or other actions may be brought before stockholders only if properly noticed to the company. The notice of stockholder nominations for directors or other actions must be delivered to AEG not more than 120 nor less than 90 days before the date of the meeting and must include specific information about the nominee or proposal. The notice of stockholder nominations for directors or other actions must be delivered to Commonwealth not more than 90 nor less than 60 days before the date of the meeting and must include specific information about the nominee or proposal.

Notice of Meetings and Record Date

      AEG and Commonwealth. Delaware and California law, as well as AEG’s Amended and Restated Bylaws and Commonwealth’s Bylaws, contain similar provisions with respect to advance notice of special meetings and record dates. The applicable provisions require that, whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting be given to each stockholder who is entitled to vote at the meeting not less than 10 days nor more than 60 days prior to the meeting date. The Boards of Directors of AEG and Commonwealth are permitted to fix, in advance, the record date for the purpose of determining the stockholders entitled to notice of or to vote at any meeting of stockholders, provided, that, the record date does not precede the date on which the Board fixes the date and the date is not more than 60 days nor less than 10 days prior to the date of the meeting.

Inspection of Books and Records

      AEG. Delaware law permits any stockholder, upon written demand under oath stating the purpose, to inspect the corporation’s stock ledger, a list of its stockholders, and its other books and records, for any proper purpose during the usual hours for business. In addition, pursuant to AEG’s Amended and Restated Certificate of Incorporation, AEG’s Board of Directors has the power to determine from time to time whether, and at what time and places and under what conditions, the accounts and books of the corporation (other than the stock ledger) or any of them, shall be open to the inspection of the stockholders.

      Commonwealth. California law allows any shareholder to inspect the accounting books and records and minutes of proceedings of the shareholders and the Board and to inspect the shareholders’ list at any reasonable time during usual business hours, for a purpose reasonably related to such holder’s interests as a shareholder. California law also provides for an absolute right to inspect and copy the corporation’s shareholders list by a shareholder or shareholders holding at least 5% in the aggregate of the corporation’s outstanding voting shares, or any shareholder or shareholders holding 1% or more of such shares who have filed a Schedule 14A with the Securities and Exchange Commission.

Classified Board of Directors

      AEG. The Delaware General Corporation Law permits, but does not require, a Delaware corporation to provide in its certificate of incorporation for a classified board of directors, dividing the board into up to three classes of directors with staggered terms of office, with only one class of directors to be elected each year for a maximum term of three years. AEG’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the directors shall be classified into three classes, with each class to contain as near as possible to one-third of the total number of directors then in office. The members of each class serve for three-year terms and until their successors are elected and shall have qualified or until their earlier death, resignation or removal. The size of the AEG Board is currently fixed by the Commonwealth bylaws at not less than five and not more than eleven members, with the exact number currently set at five members. The Board is currently divided into two classes consisting of two directors each and one class consisting of one director.

      Commonwealth. Classified boards are generally not allowed under the California Corporations Code. However, a California corporation with outstanding shares listed on the NYSE, the AMEX or Nasdaq National Market may, by amendment of its articles or bylaws, permit classification of its board into two or three classes for serve for terms of two or three years, respectively.

      Commonwealth’s shares are not listed on a qualified exchange and its Amended and Restated Articles of Incorporation and Bylaws do not provide for a classified Board of Directors. The size of Commonwealth’s Board of Directors is currently set in the Bylaws at not less than five and not more than nine directors, with the exact number fixed by the Board of Directors in accordance with the Commonwealth bylaws at six directors.

Removal of Directors

      AEG. Under AEG’s Amended and Restated Bylaws, a AEG director may be removed at any time, but only for cause, by the affirmative vote of holders of at least 66 2/3 of shares then entitled to vote at an election of directors.

      Commonwealth. California law provides that the Board of Directors may declare vacant the office of a director who has been declared of unsound mind by an order of court or convicted of a felony. Further, any director or the entire Board of Directors may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote thereon; however, no director may be removed (unless the entire Board is removed) if the number of shares voted against the removal would be sufficient to elect the director under cumulative voting. Shareholders holding at least 10% of the outstanding shares in any class may sue in superior county court to remove from office any officer or director for fraud, dishonest acts or gross abuse of authority or discretion. Commonwealth’s Bylaws provide that the entire Board or any individual director may be removed form office as provided by California law.

Vacancies on the Board of Directors

      AEG. AEG’s Amended and Restated Bylaws provide that any vacancy in the AEG Board of Directors resulting from an increase in the number of directors, or the death, resignation, disqualification, removal or inability to act of any director shall be filled for the remaining term by a majority of the remaining members of the AEG Board of Directors, even though less than a quorum.

      Commonwealth. Under California law, any vacancy on the Board of Directors other than one created by removal of a director may be filled by the Board of Directors, unless otherwise provided in the articles or bylaws. A vacancy created by removal of a director can only be filled by the shareholders unless Board approval is authorized by a corporation’s articles of incorporation or by a bylaw approved by the corporation’s shareholders.

      The Commonwealth Bylaws provide that vacancies may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director elected by the Board of Directors to fill a newly created directorship shall hold the office until his successor is elected at an annual or special meeting of shareholders. Any director elected by the Board of Directors to fill a vacancy created by death, removal or resignation of a director shall hold the office for the remaining unexpired term of the director being replaced. The shareholders may at any time elect a director to fill any vacancy not filled by the directors.

Fiduciary Duties

      AEG. Directors of corporations organized under the laws of Delaware are charged with fiduciary duties to the corporation and its stockholders. The fiduciary duties of directors include a duty of care and a duty of loyalty. Under Delaware law, the duty of care requires generally that directors act in an informed and deliberate manner, such that they exercise informed business judgments. Under Delaware law, the duty of loyalty requires generally that directors act in good faith and in the best interests of the corporation.

      Commonwealth. Directors of corporations incorporated or organized under California law have fiduciary obligations to the corporation and its shareholders. Pursuant to these fiduciary obligations, the directors must act in accordance with the duties of due care and loyalty. Under California law, the duty of loyalty generally requires directors to perform their duties in good faith in a manner that the directors reasonably believe to be in the best interests of the corporation and its shareholders. Under California law, the duty of care requires that the directors act with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would exercise under similar circumstances.

Indemnification

      AEG. AEG’s Amended and Restated Certificate of Incorporation provides that AEG will indemnify its directors and officers to the fullest extent permitted by law. Delaware law generally permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a third-party action, suit or proceeding, other than a derivative action, and against expenses actually and reasonably incurred in the defense or settlement of a derivative action, provided that there is a determination that the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the corporation. Such determination will be made, in the case of an individual who is a director or officer at the time of such determination: (a) by a majority of the disinterested directors, even though less than a quorum; (b) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum; (c) by independent legal counsel; or (d) by a majority vote of the stockholders, at a meeting at which a quorum is present.

      Delaware law requires indemnification of directors and officers for expenses relating to a successful defense on the merits or otherwise of a derivative or third-party action. Without court approval, however, no indemnification may be made in respect of any derivative action in which such individual is adjudged to be liable to the corporation.

      Delaware law permits a corporation to advance expenses relating to the defense of any proceeding to directors and officers contingent upon such individuals’ commitment to repay any advances if it is ultimately determined that such individuals are entitled to be indemnified. Under Delaware law, the rights to indemnification and advancement of expenses provided in the law are not exclusive of any rights to which any person may be entitled under any bylaw or agreement with the corporation.

      AEG intends to enter into indemnification agreements with all of its directors. Pursuant to the indemnification agreements, each director, or indemnitee, will be entitled to indemnification to the extent specifically required or permitted by Delaware law. In addition, to the maximum extent permitted by applicable law, an indemnitee will be entitled to indemnification for any amount which the indemnitee is or becomes legally obligated to pay relating to or arising out of any claim made against such person because of any act, failure to act or neglect or breach of duty, including any actual or alleged error, misstatement or misleading statement, which such person commits, suffers, permits or acquiesces in while acting in the indemnitee’s position with or on behalf of AEG, whether prior to or after the date of the indemnification agreement. AEG is not required under the indemnification agreements to make payments in connection with any claim against the indemnitee (except to the extent permitted by Delaware law) to the extent (a) of any fine or similar governmental imposition which AEG is prohibited by applicable law from paying which results in a final, unappealable order, or (b) based upon or attributable to the indemnitee gaining in fact a personal profit to which he is not legally entitled, including without limitation profits made from the purchase and sale by the indemnitee of equity securities of AEG which are recoverable by AEG pursuant to Section 16(b) of the Exchange Act, and profits arising from transactions in publicly traded securities of AEG which were effected by the indemnitee in violation of Section 10(b) of the Exchange Act, or Rule 10b-5 promulgated thereunder.

      Commonwealth. Under California law, a corporation has the power to indemnify present and former directors, officers, employees and agents against expenses, judgments, fines, settlements and other amounts (other than in connection with actions by or in the right of the corporation) if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. In addition, a corporation has the power to indemnify, with certain exceptions, any person who is a party to any action by or in the right of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person believed to be in the best interests of the corporation and its shareholders. The indemnification authorized by the California law is not exclusive, and a corporation may grant its directors, officers, employees or other agents certain additional rights to indemnification.

      California law also allows for the advance payment of an indemnitee’s expenses prior to the final disposition of an action, provided that the indemnitee undertakes to repay any such amount advanced if it is later determined that the indemnitee is not entitled to indemnification with regard to the action for which the expenses were advanced.

      Commonwealth’s Amended and Restated Articles of Incorporation provide that Commonwealth may provide indemnification to its directors, officers, employees and agents in excess of the indemnification expressly permitted by Section 317 of the California Corporations Code, subject to the limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

      Commonwealth has have entered into indemnification agreements with all of its directors except Joseph Saline and with certain of its executive officers pursuant to which Commonwealth has agreed to provide for indemnification, to the fullest extent permitted by law and Commonwealth’s bylaws, against any and all expenses (including reasonable attorneys’ fees), witness fees, damages, judgments, fines and amounts paid in settlement and any other amounts that such individuals become legally obligated to pay because of any claim or claims arising out of any claim in connection with any event, occurrence or circumstance related to such individual serving as a director or officer of Commonwealth. Commonwealth is not required to provide indemnification with respect to claims based on, among other things, (a) violations of the provisions of Section 16(b) of the Exchange Act, (b) conduct that was knowingly fraudulent or deliberately dishonest, or that constituted willful misconduct, and (c) conduct that constituted a breach of an individual’s duty of loyalty or resulted in any personal profit or advantage to which the individual was not legally entitled. Such indemnification includes the advance of expenses to the individuals. The rights of indemnification are in addition to any other rights which Commonwealth’s officers and directors may have under our articles of incorporation, bylaws, the California General Corporation Law or otherwise.

      Insofar as indemnification for liabilities under securities laws may be permitted to directors, officers or persons controlling AEG or Commonwealth, pursuant to the foregoing provisions, in the opinion of the

Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and may therefore be unenforceable.

      In addition, provisions of the recently enacted Sarbanes-Oxley Act of 2002 may otherwise restrict the rights of officers and directors to be indemnified pursuant to state law.

Limitation of Personal Liability of Directors

      AEG. AEG’s Amended and Restated Certificate of Incorporation provides for the elimination and limitation of the personal liability of directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. In addition, AEG’s Amended and Restated Certificate of Incorporation provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. The effect of this provision is to eliminate the rights of AEG and its stockholders, through stockholder derivative suits on behalf of AEG, to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except in certain situations. The provision does not limit or eliminate the rights of AEG or any stockholder to seek non-monetary relief such as an injunction or rescission upon breach of a director’s duty of care. This provision is consistent with section 102(b)(7) of the Delaware General Corporation Law, which is designed, among other things, to encourage qualified individuals to serve as directors of Delaware corporations.

      Commonwealth. California law provides that the charter documents of a California corporation may include provisions that limit or eliminate the liability of directors to the corporation or its shareholders, provided such liability does not arise from certain proscribed conduct. Such proscribed conduct includes intentional misconduct or knowing and culpable violation of law, acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, the receipt of an improper personal benefit, acts or omissions that show reckless disregard for the director’s duty to the corporation or its shareholders, where the director in the ordinary course of performing a director’s duties should be aware of a risk of serious injury to the corporation or its shareholders, acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation and its shareholders, and interested transactions between the corporation and a director in which a director has a material financial interest and liability for improper distributions, loans or guarantees. Commonwealth’s Amended and Restated Articles of Incorporation contain a provision limiting the liability of its directors to the fullest extent provided by California law.

Derivative Actions

      AEG. Derivative actions may be brought in Delaware by a stockholder on behalf of, and for the benefit of, the corporation. Delaware law provides that a stockholder must declare in the complaint that he or she was a stockholder of the corporation at the time of the transaction of which he or she complains or that his or her stock was passed or transferred to him or her later by operation of law. A stockholder may not sue derivatively unless he or she first makes demand on the corporation that it bring suit and such demand has been refused, unless it is shown that such demand would have been futile.

      Commonwealth. California laws provides that a shareholder bringing a derivative action on behalf of the corporation need not have been a shareholder at the time of the transaction in question, provided that, in such case, the shareholder obtains the prior approval of a court of competent jurisdiction over the matter. The shareholder must make his or her demands on the Board before filing suit, unless the making of such demands would be futile. California law also provides that the corporation or any defendant in a derivative suit who is, or was at the relevant time, a director or officer, may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond.

Interested Director Transactions

      Both California and Delaware law state that any contract or transaction between a corporation and any of its directors or officers, or a second corporation or other organization in which a director or officer is a director or officer or has a material financial interest is not void or voidable solely due to the director’s or officer’s interest. Delaware law permits such transactions, if:

•	the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed to the Board of Directors or a committee thereof and the Board of Directors or the committee in good faith authorizes the contract or transaction by majority of vote of the disinterested directors (even if less than a quorum);

•	the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed to the stockholders entitled to vote thereon, and the contract or transaction is approved in good faith by the majority vote of the stockholders; or

•	the contract or transaction is fair to the corporation as of the time it is authorized by the Board of Directors, a committee thereof or the stockholders.

      Similarly, California law permits such contracts or transactions if the material facts as to the transaction and as to the director’s or officer’s interest are fully disclosed and a majority of the disinterested shareholders represented and voting at a duly held meeting approve or ratify the transaction in good faith. California law provides that such a contract or transaction also is not void or voidable if either after full disclosure the transaction is approved by the Board or a committee (excluding the vote of interested directors) in good faith and the transaction is just and reasonable to the corporation, or the person asserting the validity of the contract or transaction sustains the burden of proving that the contract of transaction was just and reasonable as to the corporation at the time it was authorized, approved or ratified.

Amendment of Governing Documents

      AEG. Delaware law requires a vote of a corporation’s board of directors followed by the affirmative vote of a majority of the outstanding stock entitled to vote and the vote of a majority of the outstanding stock of each class entitled to vote for any amendment to the certificate of incorporation, unless a greater level of approval is required by the certificate of incorporation. AEG’s Amended and Restated Certificate of Incorporation requires approval of holders of 66 2/3 of the shares entitled to vote if the amendment would amend or repeal provisions that would:

•	limit the liability of directors and provide for indemnification of directors and officers;

•	set who may call special meetings of stockholders;

•	prohibit the taking of action by the stockholders without a meeting;

•	provide that the Board of Directors shall determine the number of directors by resolution;

•	establish a classified board;

•	provide for removal of directors; and

•	provide for filling vacancies in the board.

      In accordance with Delaware law, the holders of the outstanding shares of a class shall be entitled to vote as a class upon a proposed amendment, if the amendment would:

•	increase or decrease the aggregate number of authorized shares of such class;

•	increase or decrease the par value of the shares of such class; or

•	alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

      Delaware law also states that the power to adopt, amend or repeal the bylaws of a corporation is vested in the stockholders entitled to vote provided that the corporation in its certificate of incorporation may confer such power on the Board of Directors in addition to the stockholders. AEG’s Amended and Restated Certificate of Incorporation expressly authorizes the Board of Directors to make, alter, amend or repeal the AEG bylaws. Stockholders of AEG may also amend the bylaws with the approval of holders of 66 2/3 shares entitled to vote.

      Commonwealth. Unless otherwise specified in a California corporation’s articles of incorporation, an amendment to the articles of incorporation requires the approval of the corporation’s board of directors and the affirmative vote of a majority of the outstanding shares entitled to vote thereon, either before or after the board approval, although certain minor amendments may be adopted by the board alone such as amendments causing stock splits (including an increase in the authorized number of shares in proportion thereto) and amendments changing names and addresses given in the articles. The Commonwealth Amended and Restated Articles of Incorporation do not require a greater level of approval for an amendment thereto. Under California law, the holders of the outstanding shares of a class of stock are entitled to vote as a class if a proposed amendment to the articles of incorporation would:

•	increase or decrease the aggregate number of authorized shares of such class;

•	effect an exchange, reclassification or cancellation of all or part of the shares of such class, other than a stock split;

•	effect an exchange, or create a right of exchange, of all or part of the shares of another class into the shares of such class;

•	change the rights, preferences, privileges or restrictions of the shares of such class;

•	create a new class of shares having rights, preferences or privileges prior to the shares of such class, or increase the rights, preferences or privileges or the number of authorized shares having rights, preference or privileges prior to the shares of such class;

•	in the case of preferred shares, divide the shares of any class into series having different rights, preferences, privileges or restrictions or authorize the Board of Directors to do so; or

•	cancel or otherwise affect dividends on the shares of such class which have accrued but have not been paid.

      Under California law, a corporation’s bylaws may be adopted, amended or repealed either by the board of directors or the shareholders of the corporation.

      Commonwealth’s Bylaws provide that the bylaws may be adopted, amended or repealed either by the vote of the holders of a majority of the outstanding shares entitled to vote or by the Board of Directors; provided, however, that the Commonwealth Board of Directors may not amend the Commonwealth Bylaws to change the authorized number of directors.

Dividends

      AEG. Subject to Delaware law and any reserve deemed appropriate by the Board of Directors, the bylaws permit the Board of Directors to declare and pay dividends out of available funds. Delaware law allows directors, subject to restrictions in a corporation’s certificate of incorporation, to declare and pay dividends upon the shares of its capital stock, either out of its surplus or, in case there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. AEG’s Amended and Restated Certificate of Incorporation does not restrict the declaration or payment of dividends, but permits the Board of Directors to fix the time for declaration of payment of dividends.

      Commonwealth. Under California law, a corporation may make distributions to its shareholders, if after giving effect to the distribution, (a) the corporation is and in the future is likely to be able to meet its liabilities as they mature, and (b) either (i) the dividend is paid out of its retained earnings, provided that the amount of retained earnings immediately before the distribution equal or exceeds the amount of the proposed distribution or (ii) the total corporate assets would be at least one and one-quarter times its liabilities and the total current assets would be at least equal to its current liabilities.

Rights Plans

      Commonwealth Shareholder Rights Plan. In January 2002, Commonwealth adopted a Shareholder Rights Plan that is triggered whenever an Acquiring Person (as defined in the plan) accumulates 15% or more of Commonwealth’s stock or if an Adverse Person acquires 10% or more of Commonwealth’s stock and intends to implement measures which the Commonwealth’s Board of Directors believes to be adverse to Commonwealth’s interests. Once the rights vest, shareholders other than the Acquiring Person or Adverse person will be able to purchase at a predetermined price two shares of Commonwealth common Stock for the price of one share of Commonwealth common stock. Consummation of the reorganization will not occur unless the rights issued pursuant to the Commonwealth Shareholder Rights Plan do not become nonredeemable, exercisable, exchangeable, distributed or triggered pursuant to the terms of such agreement in connection with the reorganization, and neither CEC Acquisition Corp. nor AEG are deemed to be an “Acquiring Person” as such term is defined in the Commonwealth Shareholder Rights Plan. The Commonwealth Shareholder Rights Plan will be terminated following consummation of the reorganization.

LEGAL MATTERS

      Paul, Hastings Janofsky & Walker LLP, Costa Mesa, California, will pass on the validity of the shares of AEG common stock to be issued to Commonwealth shareholders in the transaction and certain tax consequences of the transaction.

EXPERTS

      The consolidated financial statements of Commonwealth Energy Corporation appearing in Commonwealth Energy Corporation’s Annual Report on Form 10-K for the year ended July 31, 2003 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included and incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION FOR STOCKHOLDERS

      Commonwealth does not currently expect to hold a 2004 annual meeting of shareholders because Commonwealth will be wholly-owned by AEG and will not be a separate public company if the merger has been completed at that time. The deadline for submitting a proposal for inclusion in the Commonwealth’s proxy materials relating to the annual meeting of shareholders to be held with respect to fiscal 2003 was August 22, 2003. However, if the date of our 2003 annual meeting is moved more than 30 days before or after the one year anniversary date of the 2002 annual meeting (January 21, 2003), the deadline for delivery of proposals for inclusion in our 2003 proxy statement will be changed to a date that is a reasonable time before the Company begins to print and mail its proxy materials. In such event, we will include the revised deadline in our Form 10-K or a Form 10-Q that we will file with the Securities and Exchange Commission once they are established by Commonwealth’s Board of Directors. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, Commonwealth will include it in the proxy statement and the form of proxy issued for such annual meeting of shareholders. You should direct any such shareholder proposals to the attention of the Secretary of Commonwealth at Commonwealth’s address set forth on the first page of this proxy statement/ prospectus.

      With respect to any proposal that a shareholder of Commonwealth presents at the annual meeting of shareholders relating to fiscal 2003 that is not submitted for inclusion in Commonwealth’s proxy materials pursuant to Rule 14a-8 under the Exchange Act, the proxy for such annual meeting of shareholders will confer discretionary voting authority to vote on such shareholder proposal unless (a) Commonwealth was notified of such proposal by November 10, 2003, and (b) the proponent complied with the other requirements set forth in Rule 14a-4 under the Exchange Act. Commonwealth received no such notice. However, if the date of our 2003 annual meeting is more than 30 days before or after the one year anniversary date of the Annual Meeting, the proxy for such annual meeting of shareholders will confer discretionary voting authority to vote on such shareholder proposal unless (a) Commonwealth is notified of such proposal a reasonable time before the Company begins to print and mail its proxy materials, and (b) the proponent complies with the other requirements set forth in Rule 14a-4 under the Exchange Act.

WHERE YOU CAN FIND MORE INFORMATION

      Commonwealth files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Exchange Act. You may read and copy this information in person at the following location of the Securities and Exchange Commission:

Public Reference Room

450 Fifth Street, N.W. Suite 1024,
Washington, D.C. 20549

      You may also obtain copies of this information by mail from the Public Reference Room of the Securities and Exchange Commission, 450 Fifth Street, N.W., Suite 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Securities and Exchange Commission’s public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a website that contains reports, proxy statements and other information about issuers, like AEG and Commonwealth, that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

      AEG has filed a registration statement on Form S-4 to register with the Securities and Exchange Commission the shares of AEG common stock to be issued pursuant to the transaction. This proxy statement/prospectus is a part of that registration statement. As allowed by the rules of the Securities and Exchange Commission, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. You may obtain a copy of the Form S-4, and any amendments to that document, in the manner described above.

      The Securities and Exchange Commission allows AEG and Commonwealth to “incorporate by reference” certain information into this proxy statement/ prospectus, which means that they can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this proxy statement/ prospectus, to the extent that a statement contained in or omitted from this proxy statement/ prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/ prospectus. This proxy statement/ prospectus incorporates by reference the documents described below that AEG and Commonwealth have previously filed with the Securities and Exchange Commission. These documents contain important information Commonwealth.

      The following documents listed below that Commonwealth has previously filed with the Securities and Exchange Commission are incorporated herein by reference:

•	Annual Report on Form 10-K for the year ended July 31, 2003 (as filed on October 29, 2003); and

•	Quarterly Report on Form 10-Q for the period ended October 31, 2003 as filed on December 15, 2003.

      All reports and definitive proxy or information statements filed by Commonwealth pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement/prospectus and before the date of the annual meeting also shall be incorporated by reference.

      Commonwealth documents incorporated by reference are available from Commonwealth, without charge, upon oral or written request to Commonwealth Corporation, Investor Relations, 15901 Red Hill Avenue, Suite 100, Tustin, California 92780, Telephone Number: (800) 962-4655, Attention: Roy Reeves. In order to receive timely delivery, you must make your request no later than                     , 2004. If you request any incorporated documents from Commonwealth, Commonwealth will mail them to you by first class mail, or another equally prompt means, within one business day after Commonwealth receives your request.

      AEG has not authorized anyone to give any information or make any representation about the merger that is different from, or in addition to, that contained in this proxy statement/ prospectus or in any of the materials that AEG has incorporated by reference into this proxy statement/ prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the AEG common stock offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer of AEG common stock presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.

ANNEX A

AGREEMENT AND PLAN OF REORGANIZATION

      THIS AGREEMENT AND PLAN OF REORGANIZATION, dated as of                     , 2004, is among COMMONWEALTH ENERGY CORPORATION, a California corporation (“Commonwealth”), AMERICAN ENERGY GROUP, INC., a Delaware corporation and a direct wholly-owned subsidiary of Commonwealth (“AEG”), and CEC ACQUISITION CORP., a California corporation and a direct wholly-owned subsidiary of AEG (“Merger Sub”).

WITNESSETH:

      WHEREAS, Commonwealth is a publicly held California corporation with shares of common stock registered under Section 12(g) under the Securities Exchange Act of 1934, as amended;

      WHEREAS, pursuant to Commonwealth’s Articles of Incorporation, Commonwealth may issue up to fifty million (50,000,000) shares of common stock, no par value per share (“Commonwealth Common Stock”), and ten million (10,000,000) shares of preferred stock (“Commonwealth Preferred Stock”);

      WHEREAS, as of October 15, 2003, Commonwealth had (1) 27,644,567 shares of Commonwealth Common Stock outstanding held by 2,927 holders of record and (2) 609,000 shares of Series A Convertible Preferred Stock, no par value per share (the “Series A Preferred Stock”), outstanding held by 59 holders of record;

      WHEREAS, at July 31, 2003, Commonwealth had 2,927,000 and 4,562,000 stock options unexercised and outstanding that were granted under and outside Commonwealth’s 1999 Equity Incentive Plan (the “Plan”), respectively; the Plan was approved by Commonwealth’s shareholders and provides for the granting of up to an aggregate of 7,000,000 common shares;

      WHEREAS, Commonwealth and AEG have caused Merger Sub to be organized for the sole purpose of effectuating the transactions contemplated hereby;

      WHEREAS, the Boards of Directors of Commonwealth, AEG and Merger Sub each have approved the Merger (as defined in Section 1.1 below) in accordance with this Agreement and the California Corporations Code (the “Corporations Code”);

      WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”); and

      WHEREAS, concurrently with the execution of this Agreement, to induce AEG to enter into this Agreement, the holders of Commonwealth’s Series A Preferred Stock are entering into the Conversion Agreement (the “Conversion Agreement”), pursuant to which holders of more than 66 2/3% of the outstanding shares of Series A Preferred Stock shall approve the conversion of the outstanding shares of Series A Preferred Stock into Commonwealth Common Stock immediately prior to the Merger;

      NOW, THEREFORE, in consideration of the premises and the agreements herein contained, and intending to be legally bound hereby, Commonwealth, AEG and Merger Sub hereby agree as follows:

ARTICLE 1.

THE MERGER

      SECTION 1.1     The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with the Corporations Code, Merger Sub shall be merged with and into Commonwealth (the “Merger”). Following the Merger, Commonwealth shall continue as the surviving corporation (the “Surviving Corporation”) and the separate corporate existence of Merger Sub shall cease.

      SECTION 1.2     Effective Time. Subject to the terms and conditions set forth in this Agreement, a certificate of an officer of Commonwealth satisfying the applicable requirements of the Corporations Code (the “Certificate of Merger”) shall be duly executed and thereafter delivered, together with this Agreement, to the Secretary of State of the State of California for filing pursuant to the Corporations Code on or as soon as practicable following the Closing Date. The Merger shall become effective at such time as the Certificate of Merger, together with this Agreement, is duly filed with the Secretary of State of the State of California in accordance with the Corporations Code or at such other time specified in the Certificate of Merger (the “Effective Time”).

      SECTION 1.3     Closing. The closing of the Merger (the “Closing”) will take place at a time and on a date to be specified by the parties as soon as practicable after satisfaction (or waiver) of the conditions set forth in Article 5 (the “Closing Date”), at the offices of Paul, Hastings, Janofsky & Walker LLP, 695 Town Center Drive, Seventeenth Floor, Costa Mesa, CA 92626 or at such other place agreed to by the parties.

      SECTION 1.4     Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the Corporations Code.

      SECTION 1.5     Charter and Bylaws.

      (a) AEG Charter and Bylaws. Commonwealth and AEG shall cause the Certificate of Incorporation and Bylaws of AEG to be in substantially the forms attached hereto as Exhibit B and Exhibit C, respectively, with such changes thereto as Commonwealth and AEG may determine to be appropriate.

      (b) Company Charter and Bylaws. The Articles of Incorporation of Commonwealth in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until amended in accordance with applicable law. The Bylaws of Commonwealth in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with applicable law.

      SECTION 1.6     Directors and Officers.

      (a) Directors and Officers of AEG. Immediately prior to the Effective Time, Commonwealth and AEG shall cause the directors and officers of AEG to be removed and replaced as necessary such that the board and management of AEG shall be as set forth on Exhibit D hereto, with such officers and directors to remain in office until their respective successors are elected and qualified or until they are removed or resign in accordance with the provisions of the Certificate of Incorporation and Bylaws of AEG.

      (b) Directors and Officers of Surviving Corporation. The directors of Commonwealth immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation as of the Effective Time and until their respective successors are elected and qualified or until they are removed or resign in accordance with the provisions of the Articles of Incorporation and Bylaws of Commonwealth.

      SECTION 1.7     Conversion of Shares.

      (a) Conversion of Commonwealth Common Stock. At the Effective Time, each share of Commonwealth Common Stock issued and outstanding immediately prior to the Effective Time (individually a “Share” and collectively, the “Shares”) (other than Company Dissenting Shares), including any shares of Commonwealth Common Stock issued prior to the Effective Time upon conversion of any Commonwealth Preferred Stock or exercise of Commonwealth Stock Options (as defined in Section 1.9 below), by virtue of the Merger and without any action on the part of any Person, shall be converted into and become one fully paid and nonassessable share of common stock, $.001 par value per share, of AEG (“AEG Common Stock”), and any outstanding fractional shares of Commonwealth Common Stock shall be converted into equal fractional shares of AEG Common Stock. For purposes of this Section 1.7(a), the Shares of Commonwealth Common Stock issuable upon conversion of the Series A Preferred Stock pursuant to the Conversion Agreement shall be deemed to be issued and outstanding immediately prior to the Effective Time. The term “Person” means any individual, corporation, partnership, limited liability company, Governmental Entity or other entity or organization.

      (b) Non-Effect on Commonwealth Preferred Stock. At the Effective Time, each share of Commonwealth Preferred Stock issued and outstanding immediately prior to the Effective Time and not converted to common stock prior to the Effective Time shall be unaffected by the Merger and shall remain Commonwealth Preferred Stock of Commonwealth and retain all the rights and preferences of such Commonwealth Preferred Stock as determined by Commonwealth’s Articles of Incorporation, Bylaws, or other applicable law, as the case may be. Nothing herein shall be deemed to grant conversion rights to any shares of Commonwealth Preferred Stock not otherwise granted pursuant to Commonwealth’s Articles of Incorporation or Bylaws, or other applicable law, as the case may be.

      (c) Conversion of Merger Sub Stock. At the Effective Time, the shares of common stock, par value $.001, of Merger Sub issued and outstanding immediately prior to the Effective Time, all of which are owned of record by AEG, shall, by virtue of the Merger and without any action on the part of any Person, be converted into an aggregate number of the shares of common stock, no par value per share, of the Surviving Corporation equal to the number of shares of common stock of AEG into which shares of Commonwealth Common Stock are convertible at the Effective Time pursuant to Section 1.7(a) above.

      (d) Cancellation of AEG Shares. At the Effective Time, each share of capital stock of AEG issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of any Person, be cancelled, retired and cease to exist and no payment shall be made with respect thereto.

      SECTION 1.8     Shares of Dissenting Holders. Notwithstanding anything to the contrary contained in this Agreement, any holder of Shares with respect to which dissenters’ rights, are granted by reason of the Merger under the Corporations Code and who does not vote in favor of the Merger and who otherwise complies with Chapter 13 of the Corporations Code (“Company Dissenting Shares”) shall not be entitled to receive shares of AEG Common Stock pursuant to Section 1.7(a), unless such holder fails to perfect, effectively withdraws or loses the right to dissent from the Merger under the Corporations Code. Such holder shall be entitled to receive only the payment provided for by Chapter 13 of the Corporations Code. If any such holder so fails to perfect, effectively withdraws or loses the dissenters’ rights under the Corporations Code, such holder’s Company Dissenting Shares shall thereupon be deemed to have been converted, as of the Effective Time, into the right to receive shares of AEG Common Stock pursuant to Section 1.7(a).

      SECTION 1.9     Stock Options.

      (a) Conversion of Company Stock Options. At the Effective Time, each outstanding option to purchase shares of Commonwealth Common Stock (a “Company Stock Option” or collectively, “Company Stock Options”) that was (1) issued pursuant to the Plan, or (2) issued by Commonwealth’s board of directors outside of the Plan, whether vested or unvested, shall be assumed by AEG in such a manner that it is converted into an option granted by the AEG (each, a “AEG Option”) to acquire, on substantially the same terms and subject to substantially the same conditions as were applicable under such Company Stock Option, the same number of shares of AEG Common Stock as the holder of such Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, at a price per share equal to (i) the aggregate exercise price for the shares of Commonwealth Common Stock otherwise purchasable pursuant to such Company Stock Option, divided by (ii) the number of shares of AEG Common Stock deemed purchasable pursuant to such Company Stock Option.

      (b) Registration Statement. AEG shall take all corporate action necessary to reserve for issuance a sufficient number of shares of AEG Common Stock for delivery upon exercise of AEG Options in accordance with this Section 1.9. As soon as practicable after the Effective Time, AEG shall file post-effective amendments to Commonwealth’s registration statements on Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of AEG Common Stock subject to the AEG Options and shall use its best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus(es) contained therein) for so long as the AEG Options remain outstanding.

      SECTION 1.10     Stock Certificates. From and after the Effective Time, subject to Section 1.7, all of the outstanding certificates that represented shares of Commonwealth Common Stock immediately prior to the Effective Time shall be deemed for all purposes to evidence ownership of, and to represent, shares of AEG Common Stock into which the shares of Commonwealth Common Stock formerly represented by such certificates have been converted as provided in this Agreement. The registered owner on the books and records of AEG or its transfer agent of any outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to AEG or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of AEG Common Stock evidenced by such outstanding certificates which prior to the Merger represented shares of Commonwealth Common Stock.

ARTICLE 2.

CONDITIONS TO CONSUMMATION OF THE MERGER

      SECTION 2.1     Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

      (a) Shareholder Approval. This Agreement and the Merger shall have been approved by the requisite vote of the shareholders of Commonwealth, AEG and Merger Sub.

      (b) Conversion Agreement; Series A Conversion. The Conversion Agreement shall have been executed and delivered by the parties thereto and the conversion of 100% of the outstanding shares of Series A Preferred Stock into Commonwealth Common Stock shall have been consummated.

      (c) No Restraints. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States court or United States governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger.

      (d) Form S-4 Registration Statement. The registration statement on Form S-4 to be filed with the U.S. Securities and Exchange Commission by AEG in connection with the issuance of shares of AEG Common Stock in the Merger shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and AEG shall have received all state securities laws or “blue sky” permits and authorizations necessary, or exemptions from such permits and authorizations, to issue shares of AEG Common Stock in exchange for the Shares in the Merger.

      (e) Listing. The shares of AEG Common Stock issuable to Commonwealth shareholders pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the American Stock Exchange upon official notice of issuance.

      (f) Company Dissenting Shares. The number of Company Dissenting Shares as of the Effective Time shall not exceed 10% of the then issued and outstanding shares;

      (g) Subsidiary Transfers. The transfer of the stock of UtiliHost, Inc. from Commonwealth to AEG, the transfer of the UtiliHost assets from Commonwealth to UtiliHost, Inc., the transfer of the stock of electric.com, Inc. from Commonwealth to AEG, and the transfer of Commonwealth’s membership interest in Summit Energy Ventures, LLC from Commonwealth to electric.com, Inc., shall have been consummated.

      (h) Covenants. Each of the covenants contained herein to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time.

      (i) No Material Adverse Effect. There shall have been no events, changes or effects with respect to AEG or Commonwealth, or their Subsidiaries, having or which could reasonably be expected to have any change or effect (i) that is or is reasonably likely to be materially adverse to the properties, business, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as whole, or (ii) that may impair the ability of such Person to consummate the transactions contemplated hereby (a “Material Adverse Effect”).

      (j) Consents. Commonwealth, AEG and Merger Sub shall have obtained the consent or approval of each Person whose consent or approval shall be required in connection with the transactions contemplated hereby, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of Commonwealth, individually or in the aggregate, have a Material Adverse Effect.

      (k) Tax Opinion. The opinion of Paul, Hastings, Janofsky & Walker LLP, counsel to Commonwealth, addressed to Commonwealth and its shareholders to the effect that the Merger will be treated for Federal income tax purposes as a reorganization under Section 368 of the Code shall have been delivered and such opinion shall not have been withdrawn or modified in any material respect.

      (l) AEG Certificate of Incorporation and Bylaws. The Certificate of Incorporation and Bylaws of AEG shall be in substantially the forms attached hereto as Exhibit B and Exhibit C.

      (m) AEG Directors and Officers. The directors and officers of AEG shall have been removed and replaced as necessary in accordance with Section 1.6(a).

      (n) Change of Control Waivers. Waivers of the change of control provisions contained in the employment agreements with each of Richard L. Paulsen, James L. Oliver and John A. Barthrop in connection with the Merger shall have been duly executed by such parties and delivered to Commonwealth.

ARTICLE 3.

TERMINATION

      SECTION 3.1     Termination. This Agreement may be terminated and the Merger may be abandoned at any time at prior to the Effective Time as follows:

      (a) Consent. By mutual written consent of AEG, Merger Sub and Commonwealth.

      (b) Order. By either AEG or Commonwealth, if any court or tribunal or administrative, governmental or regulatory body, agency or authority (a “Governmental Entity”) shall have issued an order, decree or ruling permanently enjoining or prohibiting the Reorganization and such order, decree or ruling shall have become final and nonappealable but only if the party seeking to terminate pursuant to this clause shall have used all reasonable efforts to oppose and remove such order, decree or ruling.

      (c) Shareholders Vote. By either AEG or Commonwealth, if the meeting of Commonwealth’s shareholders (including any adjournment or postponement thereof) has been duly held and completed, the shareholders have taken a final vote on a proposal to adopt this Agreement, and the shareholders did not adopt this Agreement as required by applicable law.

      SECTION 3.2     Effect of Termination. In the event of the termination of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or shareholders.

ARTICLE 4.

MISCELLANEOUS

      SECTION 4.1     Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, facsimile or telex, or by registered or certified mail (postage prepaid, return receipt requested), to the other party as follows:

if to AEG or Merger Sub:	AEG Inc. 15901 Red Hill Avenue, Suite 100 Tustin, California 92780 Attention: Ian B. Carter, Chief Executive Officer Facsimile: (714) 259-2538
if to Commonwealth to:	Commonwealth Energy Corporation 15901 Red Hill Avenue, Suite 100 Tustin, California 92780 Attention: Ian B. Carter, Chief Executive Officer Facsimile: (714) 259-2538
with a copy to:	Paul, Hastings, Janofsky & Walker LLP 695 Town Center Drive, Seventeenth Floor Costa Mesa, CA 92626-1924 Attention: John F. Della Grotta, Esq. Facsimile: (714) 668-6310

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

      SECTION 4.2     Number and Gender. For purposes of this Agreement whenever the context requires, the singular number shall include the plural, and vice versa, and each gender shall include all genders.

      SECTION 4.3     Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

      SECTION 4.4     Assignment. This Agreement shall not be assigned by operation of law or otherwise; provided, however, that Merger Sub may assign any or all of its rights and obligations under this Agreement to any other Subsidiary of AEG.

      SECTION 4.5     Amendment. This Agreement may be amended by action taken by Commonwealth, AEG and Merger Sub at any time before or after approval of the Merger by the shareholders of Commonwealth (if required by applicable law) but, after any such approval, no amendment shall be made which requires the approval of such shareholders under applicable law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

      SECTION 4.6     Waiver. At any time prior to the Effective Time, each party hereto (for these purposes, AEG and Merger Sub shall together be deemed one party and Commonwealth shall be deemed the other party) may waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

      SECTION 4.7     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the principles of conflicts of law thereof.

      SECTION 4.8     Headings. The headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

      SECTION 4.9     Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and except as provided in Section 4.4, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

      SECTION 4.10     Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

      SECTION 4.11     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

      IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

COMMONWEALTH ENERGY CORPORATION

By:

Name:

Title:

By:

Name:

Title:

AMERICAN ENERGY GROUP, INC.

By:

Name:

Title:

By:

Name:

Title:

CEC AQUISITION CORP.

By:

Name:

Title:

By:

Name:

Title:

ANNEX B

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
OF
AMERICAN ENERGY GROUP, INC.

      American Energy Group, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “GCL”), does hereby certify as follows:

1. The name of the Corporation is American Energy Group, Inc.

2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 19, 2003.

3. This Amended and Restated Certificate of Incorporation, which amends and restates the original Certificate of Incorporation of the Corporation, was duly adopted in accordance with Sections 242 and 245 of the GCL. The sole stockholder of the Corporation adopted this Amended and Restated Certificate of Incorporation by written consent in accordance with Section 228 of the GCL.

4. The Certificate of Incorporation of the Corporation is hereby amended and restated so as to read in its entirety as follows:

ARTICLE 1

NAME

      The name of the corporation American Energy Group, Inc. (the “Corporation”).

ARTICLE 2

ADDRESS AND AGENT

      The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

ARTICLE 3

PURPOSE

      The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “GCL”).

ARTICLE 4

STOCK

      4.1     Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 100,000,000 shares of common stock, par value of $.001 per share (the “Common Stock”), and 20,000,000 shares of preferred stock, par value of $.001 per share (the “Preferred Stock”).

      (a) Preferred Stock. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The powers, preferences and rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the date from which dividends thereof shall be cumulative. The Board of Directors may increase the number of shares of the Preferred Stock designated for any existing series by a resolution adding to such series authorized and unissued shares of the Preferred Stock not designated for any other series. The Board of Directors may decrease the number of shares of Preferred Stock designated for any existing series by a resolution, subtracting from such series unissued shares of the Preferred Stock designated for such series, and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

      (b) Common Stock. The powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the Common Stock are as follows:

(i) Dividends. Subject to the terms of any outstanding series of Preferred Stock and any other provisions of this Certificate of Incorporation, holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(ii) Liquidation, Dissolution, Winding Up. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation resulting in any distribution of its assets to its stockholders, subject to the terms of any outstanding series of Preferred Stock, the holders of the Common Stock shall be entitled to receive pro rata the assets of the Company available for distribution to its stockholders.

(iii) Voting. Except as otherwise required by law and subject to the terms of any outstanding series of Preferred Stock, each outstanding share of Common Stock shall be entitled to one vote per share on all matters presented to stockholders for a vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock).

ARTICLE 5

DIRECTORS

      5.1     Number of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional Directors under specified circumstances, the number of Directors shall not be less than five (5) nor more than eleven (11), with the exact number to be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of then authorized Directors whether or not there exist any vacancies in previously authorized directorships. However, no decrease in the number of Directors shall have the effect of shortening the term of any incumbent Director.

      5.2     Election, Classes and Terms of Directors. The Directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be and is divided into three classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible, with the term of office of the initial Class I Directors to expire at the Corporation’s 2005 annual meeting of stockholders, the term of office of the initial Class II Directors to expire at the Corporation’s 2006 annual meeting of stockholders and the term of office of the initial Class III Directors to expire at the Corporation’s 2007 annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each Director to hold office until his or her successor shall have been duly elected and qualified or until such Director’s death, resignation or removal. In the event of any increase or decrease in the number of Directors, (i) each Director then serving as such shall nevertheless continue as a Director of the class of which such Director is a member until the expiration of the current term, or such Director’s prior death, resignation, or removal, and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of Directors so as to maintain such classes as nearly equal in number as possible.

      5.3     Removal of Directors. Any Director or the entire Board of Directors may be removed, but only for cause, by the affirmative vote of the holders of sixty six and two-thirds percent (66 2/3%) of the voting power of the shares then entitled to vote at an election of Directors, voting together as a single class.

      5.4     Vacancies. Except as otherwise provided in this Certificate of Incorporation, any vacancy, whether arising through death, resignation, removal or disqualification of a Director, and any newly-created directorship resulting from an increase in the number of Directors, shall be filled only by a majority vote of the remaining Directors of all classes even though less than a quorum of the Board of Directors. A Director so elected to fill a vacancy or newly-created directorship shall serve for the remainder of the then present term of office of the class to which such Director was elected.

      5.5     Preferred Stock Directors. Notwithstanding the foregoing provisions of this Article 5, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect Directors at an annual or special meeting or stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any Preferred Stock Designation) applicable thereto, and such Directors so elected shall not be divided into classes pursuant to Section 5.2 hereof unless expressly provided by such terms.

ARTICLE 6

STOCKHOLDERS

      6.1     Special Meetings. Special meetings of stockholders of the Corporation may be called only by the Chairman of the Board of Directors or the board of directors acting pursuant to a resolution adopted by a majority of the Whole Board. For purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

      6.2     Action in Lieu of Meetings. Any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of stockholders and may not be effected by any consent in writing of such stockholders.

ARTICLE 7

LIABILITY AND INDEMNITY

      7.1     Limitation of Liability of Directors. No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such elimination or limitation of liability is not permitted under the GCL, as the same exists or may hereafter be amended. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this Section of this Certificate of Incorporation by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

      7.2     Right to Indemnification. To the fullest extent permitted by law, the Corporation shall indemnify and hold harmless any person who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans (any such person, a “Section 7.2 Indemnitee”), against all liabilities, losses, expenses (including attorney’s fees), judgments, fines and amounts paid in settlement (“expenses”) actually and reasonably incurred by such person in connection with such proceeding; provided, however, that the Corporation shall only be required to indemnify a person in connection with a proceeding initiated by such person if the proceeding was authorized by the Board of Directors.

      7.3     Authorized Indemnification. The Corporation may indemnify and hold harmless any person who is not a Section 7.2 Indemnitee and was or is made or is threatened to be made a party or is otherwise involved in any proceeding by reason of the fact that such person is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as an employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, to the extent and with such scope and effect as authorized from time to time by the Board of Directors.

      7.4     Prepayment of Expenses. The Corporation shall pay the expenses incurred by a Section 7.2 Indemnitee in defending any proceeding in advance of its final disposition, provided that the payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by such person to repay all amounts advanced if it should be ultimately determined that such person is not entitled to be indemnified under this Article or otherwise. The Corporation may pay the expenses incurred by any other person in defending any proceeding in advance of its final disposition upon such terms and conditions as the Board of Directors deems appropriate.

      7.5     Repeal or Modification. Any repeal or modification of the provisions of this Article or applicable law shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring before the time of such repeal or modification regardless of whether the proceeding is brought or threatened before or after the time of such repeal or modification.

      7.6     Non-Exclusivity of Rights. The right to indemnification and prepayment of expenses conferred on any person by this Article shall not be exclusive of any other rights such person may have or acquire under any other bylaws or by law, agreement, vote of stockholders or disinterested Directors or otherwise.

      7.7     Survival of Rights. The right to indemnification and prepayment of expenses conferred on any person by this Article shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

      7.8     Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against any liability or expenses incurred by such person in connection with a proceeding, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article or by law.

ARTICLE 8

BYLAWS AND CERTIFICATE OF INCORPORATION

      8.1     Creation, Amendment and Repeal of Bylaws. In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to make, alter, amend or repeal the Bylaws of the Corporation at any meeting of the Board of Directors (or by action in lieu of meeting). The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Corporation.

      8.2     Amendment of Certificate of Incorporation. Subject to Section 4.2(b)(ix) hereof, the Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, shall be required to amend or repeal Articles 5, 6, 7, 8 and 9 hereof.

ARTICLE 9

INTERESTED STOCKHOLDER TRANSACTIONS

      9.1     Purpose. In addition to any affirmative vote required by law or by this Certificate of Incorporation, any Business Combination (as defined in Section 9.2 of this Article 9) respecting the Corporation shall require the approval of the stockholders of the Corporation pursuant to Section 9.5 of this Article 9 or the approval of the Directors of the Corporation pursuant to Section 9.4 of this Article 9.

      9.2     Certain Definitions. For the purposes of this Article 9:

      (a) “Act” shall mean the Securities Exchange Act of 1934, as amended.

      (b) “Affiliate,” “affiliated” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Act.

      (c) A person shall be a “beneficial owner” of, or “Beneficially Own,” or have “beneficial ownership” of, any Voting Stock:

(i) that such person or any of its Affiliates or Associates beneficially owns, directly or indirectly;

(ii) that such person or any of its Affiliates or Associates has (A) the right to acquire (whether or not such right is immediately exercisable) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding (other than a revocable proxy given to such person or any of its Affiliates or Associates in response to a public proxy solicitation made pursuant to, and in accordance with, all applicable requirements of the Act and the rules and regulations promulgated thereunder); or

(iii) that is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock (other than a revocable proxy given to such person or any of its Affiliates or Associates in response to a public proxy solicitation made pursuant to, and in accordance with, all applicable requirements of the Act and the rules and regulations promulgated thereunder).

      (d) “Business Combination” shall include:

(i) any merger of the Corporation or any Subsidiary with (A) an Interested Stockholder or (B) any other corporation (whether or not itself an Interested Stockholder) that is, or after such merger would be, an Affiliate of an Interested Stockholder;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with an Interested Stockholder or aft Affiliate of an Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate fair market value of [$5,000,000] or more;

(iii) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to an Interested Stockholder or any Affiliate of an Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of [$5,000,000] or more;

(iv) any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of an Interested Stockholder, except that this provision shall not limit the right of stockholders to elect voluntarily to wind up or dissolve the Corporation; and

(v) any reclassification of the Corporation’s securities (including any reverse stock split), recapitalization of the Corporation, merger of the Corporation with any Subsidiary or any other transaction (whether or not involving an Interested Stockholder) that has the effect, directly or indirectly, of increasing the proportionate beneficial ownership of an Interested Stockholder or any Affiliate of an Interested Stockholder in the outstanding shares of any class of equity or convertible securities of the Corporation or of any Subsidiary.

      (e) “Disinterested Director” shall mean any member of the Board of Directors of the Corporation who is not an Affiliate, Associate or representative of the Interested Stockholder that is involved with the Business Combination and was a member of the Board of Directors prior to the time that such Interested Stockholder became an Interested Stockholder, and any successor of a Disinterested Director who is not an Affiliate, Associate or representative of the Interested Stockholder that is involved with the Business Combination and is nominated for election as a director or elected as a director to succeed a Disinterested Director by a majority of the Disinterested Directors then on the Board of Directors.

      (f) “Interested Stockholder” shall mean any person (other than the Corporation or any Subsidiary) that:

(i) is the beneficial owner, directly or indirectly, of [15]% or more of the Voting Stock;

(ii) is an Affiliate of the Corporation and at any time during the prior two years was the beneficial owner, directly or indirectly, of [15]% or more of the then outstanding Voting Stock; or

(iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock of which an Interested Stockholder was the beneficial owner at any time during the prior two years, unless such assignment or succession occurs in a transaction that is a public offering within the meaning of the Securities Act of 1933;

provided however, that in determining whether a person is an Interested Stockholder, the number of shares of Voting Stock deemed to be outstanding shall include shares of which the Interested Stockholder is deemed to have beneficial ownership through application of paragraph c of this Section but shall not include any other shares of Voting Stock that may be issuable pursuant to any agreement arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise.

      (g) A “person” shall mean any individual, partnership, firm, corporation or other entity.

      (h) “Subsidiary” shall mean any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of paragraph f of this Section the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

      (i) “Voting Stock” shall mean the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors and shall not mean the shares of capital stock of any predecessor corporation.

      9.3     Powers of the Board of Directors. For purposes of this Article 9, a majority of the Directors of the Corporation present at a meeting at which a quorum is present shall have the power and duty to determine in good faith, on the basis of information known to them after reasonable inquiry, (i) whether a person is an Interested Stockholder, (ii) the number of shares of Voting Stock of which a person is the beneficial owner, and (iii) whether a person is an Affiliate or Associate of another.

      9.4     Approval by Board of Directors. A Business Combination that is approved by a majority of the Disinterested Directors shall not require the approval of the stockholders pursuant to Section 9.5 of this Article 9.

      9.5     Approval by Stockholders. Unless a proposed Business Combination is approved by the Directors of the Corporation pursuant to Section 9.4 of this Article 9, such Business Combination shall require the affirmative vote of the holders of at least 66 2/3% of the Voting Stock, voting together as a single class, excluding shares of Voting Stock that are beneficially owned by the Interested Stockholder that is involved with the Business Combination. Such affirmative vote shall be required notwithstanding the fact that no vote may be required by law, by this Certificate of Incorporation or the Bylaws of the Corporation, by any agreement with any national securities exchange, or otherwise.

      9.6     No Effect on Fiduciary Obligations of Interested Stockholders. Nothing contained in this Article 9 shall be construed to relieve an Interested Stockholder from any fiduciary obligation imposed by law.

      9.7     Amendment, Repeal or Modification. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, unless otherwise required by applicable law, the affirmative vote of the holders of at least sixty six and two-thirds percent (66 2/3%) of the Voting Stock, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article 9.

ARTICLE 10

SECTION 203 OF DELAWARE GENERAL CORPORATION LAW

      The corporation shall be governed by Section 203 of the General Corporation Law of the State of Delaware as it may be amended from time to time.

ANNEX C

AMENDED AND RESTATED

BYLAWS
OF
AMERICAN ENERGY GROUP, INC.,
A DELAWARE CORPORATION

ARTICLE I.

OFFICES

      SECTION 1.1     Registered Office. The registered office of electricAmerica Inc. (the “Corporation”) in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

      SECTION 1.2     Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II.

MEETINGS OF STOCKHOLDERS

      SECTION 2.1     Place of Meetings. All meetings of the stockholders for the election of Directors or for any other purpose shall be held at such place, within or without the State of Delaware, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, or if authorized by the Board of Directors may be held by means of remote communication in accordance with applicable law.

      SECTION 2.2     Annual Meeting. The annual meeting of stockholders for the election of Directors and for such other business as may properly be conducted at such meeting shall be held at such time and date as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting. The Board of Directors shall have the authority to postpone to a later date and/or time the annual meeting of stockholders.

      SECTION 2.3     Special Meetings. Special meetings of stockholders of the Corporation may be called only by the Chairman of the Board of Directors or the board of directors acting pursuant to a resolution adopted by a majority of the Whole Board. For purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. Special meetings of holders of the outstanding Preferred Stock may be called in the manner and for the purposes provided in the resolutions of the Board of Directors providing for the issue of such stock. Business transacted at special meetings shall be confined to the purpose or purposes stated in the notice of meeting.

      SECTION 2.4     Notice of Meetings. Unless otherwise required by law or the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), notice of the date, time and place of the annual and of any special meeting of the stockholders shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting. Notice of any meeting of stockholders shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and,

      (a) in the case of a special meeting, the purposes of the meeting;

      (b) in the case of an annual meeting, the general nature of matters which the Board of Directors, at the time the notice is given, intends to present for action by the stockholders; and

      (c) in the case of any meeting at which Directors are to be elected, the names of the nominees intended at the time of the notice to be presented by management for election.

      SECTION 2.5     Manner of Giving Notice. Except as otherwise specifically provided herein or required or permitted by law, all notices required to be given to any stockholder, director, officer, employee or agent shall be in writing and may in every instance be effectively given by hand delivery to the recipient thereof, by depositing such notice in the mails, postage paid, recognized overnight delivery service or by sending such notice by facsimile, receipt acknowledged, or by prepaid telegram or mailgram. Any such notice shall be addressed to such stockholder, director, officer, employee or agent at his or her last known address as the same appears on the books of the Corporation. Notice shall be deemed to have been given at the time when delivered personally or deposited in the mail or sent by other means of written communication, and if given by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, and if given by electronic transmission as provided in Section 232 of the Delaware General Corporation Law. An affidavit of mailing executed by the Secretary, Assistant Secretary or any transfer agent, or other agent of the Corporation that notice has been given in a form permitted by this Section 2.5 shall be prima facie evidence of the giving of the notice.

      SECTION 2.6     Waiver of Notice. A written waiver of any notice, signed by a stockholder, director, officer, employee or agent, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such stockholder, director, officer, employee or agent. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting shall constitute waiver of notice except attendance for the sole purpose of objecting to the timeliness of notice.

      SECTION 2.7     Chairman and Secretary. The Chairman of the Board, or in the Chairman’s absence the Chief Executive Officer, or in the Chief Executive Officer’s absence the President, or in the President’s absence a Vice President, or in the absence of a Vice President a chairman designated by the Board of Directors, shall preside over and act as chairman of the meeting of the stockholders. The Corporate Secretary, or an Assistant Corporate Secretary, of the Corporation shall act as secretary at all meetings of the stockholders, but in their absence, a secretary designated by the Chairman of the meeting shall act as secretary of the meeting of the stockholders.

      SECTION 2.8     Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

      SECTION 2.9     Persons Entitled to Vote. A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in his or her name, shall be open to the examination of any such stockholder in the manner provided by law. The stock list shall also be kept at the place of the meeting during the whole time thereof and shall be open to the examination of any such stockholder who is present. This list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

      SECTION 2.10     Quorum. Unless otherwise required by law or the certificate of incorporation, the holders of a majority in voting power of the total number of shares of stock issued and outstanding and entitled to be voted at the meeting represented in person or by proxy, shall constitute a quorum for the transaction of business at such meeting. The stockholders present at a duly called or held meeting of the stockholders at which a quorum is present may continue to do business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum; provided that any action taken (other than adjournment) is approved by at least a majority of the shares required to constitute a quorum. In the absence of a quorum, no business other than adjournment may be transacted, except as described in this Section 2.10.

      SECTION 2.11     Adjournment. Any meeting of the stockholders may be adjourned from time to time either by the Chairman of the meeting or by a majority of the votes represented by the stockholders entitled to vote at the meeting, present in person or represented by proxy. At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted by a quorum of the stockholders at the meeting as originally convened. Notice need not be given of any adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment action is taken, unless the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

      SECTION 2.12     Voting and Proxies. Unless otherwise required by law or the certificate of incorporation, each stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such stockholder. Each stockholder of record entitled to vote at a meeting of stockholders may vote or express such consent or dissent in person or may authorize another person or persons to vote or act for him or her by proxy. No such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. Any stockholder may vote part of such stockholder’s shares in favor of a proposal and refrain from voting the remaining shares or vote them against the proposal, other than elections to office, but, if the stockholder fails to specify the number of shares such stockholder is voting affirmatively, it will be conclusively presumed that the stockholder’s approving vote is with respect to all shares such stockholder is entitled to vote.

      SECTION 2.13     Action at Meetings. Unless otherwise required by law or the certificate of incorporation, and except as otherwise provided by the rules and regulations of any stock exchange applicable to the Corporation, at any meeting of stockholders at which a quorum is present, the affirmative vote of the holders of a majority in voting power of the stock entitled to vote thereon, present in person or represented by proxy, shall decide any question brought before such meeting (other than election of Directors). The Corporation may, and to the extent required by law, shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting may, and to the extent required by law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. Every vote taken by ballots shall be counted by a duly appointed inspector or inspectors.

      SECTION 2.14     Action in Lieu of Meetings. Any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of stockholders and may not be effected by any consent in writing of such stockholders.

      SECTION 2.15     Remote Communications. If authorized by the Board of Directors, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxyholders not physically present at a meeting of stockholders, by means of remote communications:

      (a) may participate in a meeting of stockholders; and

      (b) shall be deemed present in person and may vote at a meeting of stockholders;

provided that (i) reasonable procedures have been implemented to verify that each person deemed present and permitted to vote at the meeting by means of remote communications is a stockholder or proxyholder, (ii) reasonable procedures are implemented to provide stockholders and proxyholders participating in the meeting by means of remote communications with a reasonable opportunity to participate in the meeting and to vote on matters submitted to stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with the proceedings, and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communications, a record of such vote or other action shall be maintained by the Corporation.

      SECTION 2.16     Nominations and Proposals.

      (a) Nominations and Proposals at Annual Meetings. Nominations of persons for election to the Board of Directors and the proposal of business to be considered by the stockholders may be made at any annual meeting of stockholders only (i) pursuant to the Corporation’s notice of meeting, (ii) by or at the direction of the Board of Directors, or (iii) by any stockholder of the Corporation (A) who is a stockholder of record on the date of the giving of the stockholder’s notice provided for in this Section 2.16 and on the record date for the determination of stockholders entitled to vote at such annual meeting, and (B) who complies with the applicable notice procedures set forth in this Section 2.16.

      (b) Stockholder Notice for Annual Meetings. For nominations or other business to be properly made by a stockholder at an annual meeting in accordance with this Section 2.16, such stockholder must have given timely notice thereof in proper written form to the Corporate Secretary. To be timely, a stockholder’s notice must be delivered to the Corporate Secretary at the principal executive offices of the Corporation not later than ninety (90) days nor earlier than one hundred twenty (120) days prior to the first anniversary date of preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, a stockholder’s notice shall also be considered timely if it is so delivered not earlier than one hundred twenty (120) days prior to such annual meeting, nor later than the later of ninety (90) days prior to such annual meeting or ten (10) days after the day on which public announcement of the date of such meeting was first made; provided, further, that in the event that the number of Directors to be elected to the Board of Directors of the Corporation at an annual meeting is increased and there is no public announcement by the Corporation naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice shall also be considered timely, but only with respect to nominees for the additional directorships, if it is so delivered not later than ten (10) days after the day on which such public announcement is first made by the Corporation. All notices shall be received by the close of business on the specified date. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period or extend the foregoing time period.

      (c) Nominations and Proposals at Special Meetings. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which Directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board of Directors, or (ii) provided that the Board of Directors has determined that Directors shall be elected at such meeting, by any stockholder of the Corporation (A) who is a stockholder of record on the date of the giving of the stockholders notice provided for in this Section 2.16 and on the record date for the determination of stockholders entitled to vote at such special meeting, and (B) who complies with the applicable notice procedures set forth in this Section 2.16.

      (d) Stockholder Notice for Special Meetings. For nominations to be properly made by a stockholder at a special meeting of stockholders called by the Corporation for the purpose of electing one or more Directors to the Board of Directors, such stockholder must have given timely notice thereof in proper written form to the Corporate Secretary. To be timely, a stockholder’s notice must be delivered to the Corporate Secretary at the principal executive offices of the Corporation not earlier than one hundred twenty (120) days prior to such special meeting, nor later than the later of ninety (90) days prior to such special meeting or ten (10) days after the day on which public announcement of the date of such meeting and the proposed nominees to be elected at such meeting was first made. All notices shall be received by the close of business on the specified date. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period or extend the foregoing time period.

      (e) Form of Stockholders Notice. To be in proper written form, a stockholder’s notice for both annual and special meetings must set forth:

(i) as to each person whom the stockholder proposes to nominate for election as a Director, (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by the person, (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to Section 14 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, and (E) such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a Director if elected;

(ii) as to any other business that the stockholder proposes to bring before the meeting, (A) a brief description of the business desired to be brought before the meeting, (B) the text of the proposal, (C) the reasons for conducting such business at the meeting, and (D) any material interest of such stockholder in the business being proposed and the beneficial owner, if any, on whose behalf the proposal is being made; and

(iii) as to the stockholder giving this notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (A) the name and record address of such stockholder and any such beneficial owner, (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by such stockholder and beneficial owner, (C) a description of all arrangements or understandings between such stockholder and any such beneficial owner and each proposed nominee and any other persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (D) a representation that such stockholder is a stockholder of record entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the persons and/or conduct the business being proposed as described in the notice, and (E) a representation of whether such stockholder or any such beneficial owner intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee, and/or (2) otherwise to solicit proxies from stockholders in support of such proposal or nomination. The foregoing notice requirements shall be deemed satisfied by a stockholder with respect to an annual meeting if the stockholder has notified the Corporation of his or her intention to present a proposal at such annual meeting in compliance with Rule 14a-8 (or any successor thereof) promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a Director of the Corporation.

      (f) General. Only such persons who are nominated in accordance with the procedures set forth in this Section 2.16 shall be eligible to be elected at an annual or special meeting of stockholders of the Corporation to serve as Directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.16. Except as otherwise provided by law, the chairman of the meeting shall have the power and duty (i) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 2.16 (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination or proposal is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s nominee or proposal in compliance with such stockholder’s representation as required by Section 2.16(e)), and (b) if a proposed nomination or business was not made or proposed in compliance with this Section 2.16, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted. Notwithstanding the foregoing provisions of this Section 2.16, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. Notwithstanding the foregoing provisions of this Section 2.16, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.16. Nothing in this Section 2.16 shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act, or (ii) of the holders of any series of Preferred Stock to elect Directors pursuant to any applicable provisions of the certificate of incorporation.

ARTICLE III.

BOARD OF DIRECTORS

      SECTION 3.1     General Powers. The business of the Corporation shall be managed by or under the direction of its Board of Directors which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law or by the certificate of incorporation or by these Bylaws directed or required to be exercised or done by the stockholders.

      SECTION 3.2     Number. Subject to the rights of the holders of any series of Preferred Stock to elect additional Directors under specified circumstances, the number of Directors shall not be less than five (5) nor more than eleven (11), with the exact number to be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of then authorized Directors whether or not there exist any vacancies in previously authorized directorships. However, no decrease in the number of Directors shall have the effect of shortening the term of any incumbent Director.

      SECTION 3.3     Election, Classes and Terms of Directors. The Directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be and is divided into three classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible, with the term of office of initial Class I Directors to expire at the Corporation’s 2005 annual meeting of stockholders, the term of office of the initial Class II Directors to expire at the Corporation’s 2006 annual meeting of stockholders and the term of office of the initial Class III Directors to expire at the Corporation’s 2007 annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each Director to hold office until his or her successor shall have been duly elected and qualified or until such Director’s death, resignation or removal. In the event of any increase or decrease in the number of Directors, (i) each Director then serving as such shall nevertheless continue as a Director of the class of which such Director is a member until the expiration of the current term, or such Director’s prior death, resignation, or removal, and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of Directors so as to maintain such classes as nearly equal in number as possible.

      SECTION 3.4     Election. Except as otherwise provided in the certificate of incorporation, Directors elected at the annual meeting of stockholders shall be elected by a plurality of the votes cast for election of Directors. Each director elected shall hold office until his or her successor is elected and qualified, or until his death, resignation or removal.

      SECTION 3.5     Resignation. Any Director may resign by delivering a resignation to the Corporation at its principal office or to the Chairman of the Board, the Chief Executive Officer, the President, the Secretary or the Board of Directors. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event. If the resignation specifies effectiveness at a future time, a successor may be elected pursuant to Section 3.7 of these Bylaws to take office on the date that the resignation becomes effective.

      SECTION 3.6     Removal. Any Director or the entire Board of Directors may be removed, but only for cause, by the affirmative vote of the holders of at least sixty six and two-thirds percent (66 2/3%) of the voting power of the shares then entitled to vote at an election of Directors, voting together as a single class.

      SECTION 3.7     Vacancies. Except as otherwise provided in the certificate of incorporation, any vacancy, whether arising through death, resignation, removal or disqualification of a Director, and any newly-created directorship resulting from an increase in the number of Directors, shall be filled only by a majority vote of the remaining Directors of all classes even though less than a quorum of the Board of Directors. A Director so elected to fill a vacancy shall serve for the remainder of the then present term of office of the class to which such Director was elected.

      SECTION 3.8     Place of Meetings. Any meetings of the Board of Directors may be held either within or without the State of Delaware.

      SECTION 3.9     Annual Meetings. The annual meeting of the Board of Directors shall be held in each year in conjunction with the annual meeting of stockholders, for the transaction of such business as may come before the Board. No notice of such meeting shall be necessary to the Directors in order to legally constitute the meeting, provided that a quorum shall be present.

      SECTION 3.10     Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors, provided that any Director who is absent when such determination is made shall be given notice of the determination.

      SECTION 3.11     Special Meetings and Notice. Special meetings of the Board of Directors may be called by the Chairman of the Board, the Chief Executive Officer, or any two Directors, and shall be held at such time and place as may be specified by the officer or Directors calling the meeting. Unless otherwise required by law or the certificate of incorporation, notice stating the date, time and place of the meeting shall be given to each Director either by prepaid mail to such Director’s residence or place of business not less than forty-eight (48) hours before the date of the meeting, or personally or by telegram, facsimile, electronic transmission or similar means of communication not less than twenty-four (24) hours before the date of the meeting.

      SECTION 3.12     Meetings by Telephone Conference Call. Unless otherwise required by law or the certificate of incorporation, members of the Board of Directors may participate in a meeting of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

      SECTION 3.13     Quorum and Adjournment. Unless otherwise required by law or the certificate of incorporation, at all meetings of the Board of Directors a majority of the total number of authorized Directors, whether or not there exists any vacancies in previously authorized directorships, shall constitute a quorum for the transaction of business (except for the filling of vacancies, which shall be governed by the provisions of Section 3.7). Any meeting of the Board of Directors, or a committee thereof, whether or not a quorum is present, may be adjourned to another time and place by the affirmative vote of a majority of the Directors present. If the meeting is adjourned for more than 24 hours, notice of such adjournment to another time or place shall be given prior to the time of the adjourned meeting to the Directors who were not present at the time of the adjournment.

      SECTION 3.14     Action at Meetings. Unless otherwise required by law or the certificate of incorporation, if a quorum is present at any meeting of the Board of Directors, the vote of a majority of the Directors present shall be sufficient to take any action. A meeting at which a quorum is initially present may continue to transact business, notwithstanding withdrawal of directors, if any action taken is approved by at least a majority of the number of Directors constituting a quorum for such meeting.

      SECTION 3.15     Action in Lieu of Meetings. Unless otherwise required by law or the certificate of incorporation, any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting, if all Directors consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

      SECTION 3.16     Committees. The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate one or more committees, each committee to consist of one or more of the Directors of the Corporation. The Board of Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may (subject to the committee charter, if any) unanimously appoint another member of the Board of Directors to act at the meeting in the place of any absent or disqualified member. Any committee, to the extent permitted by law and to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Each committee shall keep regular minutes and report to the Board of Directors when required.

      SECTION 3.17     Meetings and Action of Committees. Meetings and action of committees shall be governed by and held and taken in accordance with the provisions of Sections 3.8 to 3.15, with such changes in the context thereof as are necessary to substitute the committee and its members for the Board of Directors and its members.

      SECTION 3.18     Compensation. Unless otherwise required by law or the certificate of incorporation, Directors shall be entitled to receive such fees and expenses, if any, for attendance at meetings of the Board of Directors, and/or such fixed salaries for services as Directors, as may be fixed from time to time by resolution of the Board of Directors. Nothing herein contained shall be construed to preclude any Director from serving the Corporation in any other capacity as an officer, committee member, agent or otherwise, and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

      SECTION 3.19     Chairman of the Board and Vice Chairman of the Board. The Board of Directors shall appoint a Chairman of the Board and may appoint a Vice Chairman of the Board, in its discretion, from among its members. The Chairman of the Board shall preside at all meetings of stockholders and of the Board of Directors. If the Board of Directors appoints a Vice Chairman of the Board, in the absence or disability of the Chairman of the Board, the Vice Chairman of the Board shall preside at all meetings of stockholders and of the Board of Directors.

ARTICLE IV.

OFFICERS

      SECTION 4.1     Designation, Term and Vacancies. The officers of the Corporation shall be a Chief Executive Officer, a President, a Chief Operating Officer, one or more Vice Presidents, a Corporate Secretary and a Chief Financial Officer and/or Treasurer, all of whom shall be elected by the Board of Directors. The Board of Directors may elect one or more Executive Vice Presidents, Senior Vice Presidents, or Assistant Vice Presidents, who shall have such authority and shall perform such duties as may from time to time be prescribed by the Board. The Board of Directors may appoint one or more Assistant Corporate Secretaries and one or more Assistant Treasurers, and such other officers as may be deemed necessary, who shall have such authority and shall perform such duties as may from time to time be prescribed by the Board. Vacancies occurring among the officers of the Corporation shall be filled by the Board of Directors. Officers elected by the Board shall hold office until the next annual election of such officers by the Directors and until their successors are elected and qualified, unless removed pursuant to Section 4.2. All other officers, agents and employees shall hold office during the pleasure of the Board or the officer appointing them. Any two or more offices may be held by the same person, with the exception that the Chief Executive Officer and President shall not also hold the office of Secretary or Treasurer.

      SECTION 4.2     Resignation and Removal of Officers. Any officer may resign at any time upon written notice to the Corporation, without prejudice to the rights, if any, of the Corporation under any contract to which such officer is a party. Such resignation shall be effective upon its receipt by the Chairman of the Board, the President, the Secretary or the Board of Directors, unless a different time is specified in the notice for effectiveness of such resignation. The acceptance of any such resignation shall not be necessary to make it effective unless otherwise specified in such notice. Any officer may be removed from office at any time, with or without cause, but subject to the rights, if any, of such officer under any contract of employment, by the Board of Directors or by any committee to whom such power of removal has been duly delegated, or, with regard to any officer who has been appointed by the chief executive officer pursuant to Section 4.3 below, by the chief executive officer or any other officer upon whom such power of removal may be conferred by the Board of Directors. A vacancy occurring in any office for any cause may be filled by the Board of Directors, in the manner prescribed by this Article of the Bylaws for initial appointment to such office.

      SECTION 4.3     Chief Executive Officer. The Chief Executive Officer shall be a member of the Board and shall have general charge of the affairs and business of the Corporation and general charge and supervision of all the officers, agents, and employees of the Corporation. He may sign, with the Corporate Secretary or an Assistant Corporate Secretary, any or all certificates for shares of stock of the Corporation. He may sign and execute in the name of the Corporation all deeds, mortgages, bonds, contracts, powers of attorney, or other instruments authorized by the Board, except in cases where the signing and execution thereof shall be expressly delegated by the Board or by these By-laws to some other officer or agent of the Corporation, and he may, without previous authority of the Board, make, in the name of the Corporation, such contracts, leases, and other agreements as the ordinary conduct of the Corporation’s business requires. He may sign and endorse notes, drafts, and checks. He shall have power to select and appoint all necessary officers and servants, except those elected or appointed or required to be elected or appointed by the Board, and he shall also have power to remove all such officers and servants and to make appointments to fill the vacancies. In general, he shall exercise all powers and perform all duties incident to the principal executive office of the Corporation and such other powers and duties as may from time to time be assigned to him by the Board or be prescribed by these By-laws. Also in the absence or inability of the Chairman to act, he shall preside at all meetings of stockholders and of the Board of Directors. He may delegate any of his powers to the President or the Chief Operating Officer of the Corporation.

      SECTION 4.4     President. The President shall perform such duties and have such powers as may from time to time be assigned by the Board of Directors. In the absence or inability of the Chief Executive Officer to act, he shall be the chief executive officer of the Corporation.

      SECTION 4.5     Chief Operating Officer. The Chief Operating Officer of the Corporation shall have general and active management of and exercise general supervision over the business and property of the Corporation and shall have such other power and duties as usually appertain to the office of the Chief Operating Officer and as may be assigned to him by the Board of Directors. He may delegate any of his powers to any Vice President of the Corporation.

      SECTION 4.6     Vice Presidents. Each Vice President shall exercise such powers and perform such duties as may from time to time be assigned to him by the Board of Directors or the President. In the absence or disability of the President a Vice President shall exercise the powers and perform the duties of the President.

      SECTION 4.7     Chief Financial Officer or Treasurer. The Chief Financial Officer or Treasurer shall have custody of such funds and securities of the Corporation as may come to his hands or be committed to his care by the Board of Directors. When necessary or proper, he shall endorse on behalf of the Corporation, for collection, checks, notes, or other obligations, and shall deposit the same to the credit of the Corporation, in such bank or banks or depositories as the Board of Directors, the Chief Executive Officer, the President, or the Chief Operating Officer may designate. He may sign receipts or vouchers for payments made to the Corporation, and the Board of Directors may require that such receipts or vouchers shall also be signed by some other officer to be designated by them. Whenever required by the Board of Directors, he shall render a statement of his cash accounts and such other statements respecting the affairs of the Corporation as may be requested. He shall keep proper and accurate accounts of receipts and disbursements and other matters pertaining to his office. He shall perform all acts incident to the office of Chief Financial Officer or Treasurer, subject to the control of the Board. In the discretion of the Board of Directors, he may be required to give a bond in such amount and containing such conditions as the Board of Directors may approve, and such bond may be the undertaking of a surety company, and the premium therefor may be paid by the Corporation. Exercise such powers and perform such duties as are usually vested in the office of Chief Financial Officer or Treasurer of a Corporation and exercise such other powers and perform such other duties as may be prescribed by the Board of Directors or these Bylaws.

      SECTION 4.8     Corporate Secretary. The Corporate Secretary shall be sworn to the faithful discharge of his duties. He shall record the votes and proceedings of the stockholders and of the Board of Directors in a book or books kept for that purpose, and shall attend all meetings of the Directors and stockholders. He shall keep in safe custody the seal of the Corporation, and, when required by the Board of Directors, or when any instrument shall have been signed by the Chief Executive Officer, the President, the Chief Operating Officer, or any other officer duly authorized to sign the same, or when necessary to attest any proceedings of the stockholders or Directors, shall affix it to any instrument requiring the same, and shall attest the same with his signature. He shall attend to the giving and serving of notices of meetings. He shall have charge of such books and papers as properly belong to his office or as may be committed to his care by the Board of Directors. He shall perform such other duties as appertain to his office or as may be required by the Board of Directors. In the absence of the Corporate Secretary, or an Assistant Corporate Secretary, from any meeting of the Board, the proceedings of such meeting shall be recorded by such other person as may be appointed at the meeting for that purpose.

      SECTION 4.9     Assistant Vice President. Each Assistant Vice President shall exercise such powers and perform such duties as may be assigned to him by the Board of Directors.

      SECTION 4.10     Assistant Corporate Secretary. Each Assistant Corporate Secretary shall be vested with the same powers and duties as the Corporate Secretary, and any act may be done or duty performed by an Assistant Corporate Secretary with like effect as though done or performed by the Corporate Secretary. He shall have such other powers and perform such other duties as may be assigned to him by the Board of Directors.

      SECTION 4.11     Other Officers. Such other officers as the Board of Directors may appoint shall perform such duties and have such powers as may from time to time be assigned by the Board of Directors. The Board of Directors may delegate to the Chief Executive Officer the power to choose such other officers and to prescribe their respective duties and powers.

ARTICLE V.

INDEMNIFICATION

      SECTION 5.1     Right to Indemnification. To the fullest extent permitted by law, the Corporation shall indemnify and hold harmless any person who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans (any such person, a “Section 5.1 Indemnitee”), against all liabilities, losses, expenses (including attorney’s fees), judgments, fines and amounts paid in settlement (“expenses”) actually and reasonably incurred by such person in connection with such proceeding; provided, however, that the Corporation shall only be required to indemnify a person in connection with a proceeding initiated by such person if the proceeding was authorized by the Board of Directors.

      SECTION 5.2     Authorized Indemnification. The Corporation may indemnify and hold harmless any person who is not a Section 5.1 Indemnitee and was or is made or is threatened to be made a party or is otherwise involved in any proceeding by reason of the fact that such person is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as an employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, to the extent and with such scope and effect as authorized from time to time by the Board of Directors.

      SECTION 5.3     Prepayment of Expenses. The Corporation shall pay the expenses incurred by a Section 5.1 Indemnitee in defending any proceeding in advance of its final disposition, provided that the payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by such person to repay all amounts advanced if it should be ultimately determined that such person is not entitled to be indemnified under this Article V or otherwise. The Corporation may pay the expenses incurred by any other person in defending any proceeding in advance of its final disposition upon such terms and conditions as the Board of Directors deems appropriate.

      SECTION 5.4     Repeal or Modification. Any repeal or modification of the provisions of this Article V or applicable law shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring before the time of such repeal or modification regardless of whether the proceeding is brought or threatened before or after the time of such repeal or modification.

      SECTION 5.5     Non-Exclusivity of Rights. The right to indemnification and prepayment of expenses conferred on any person by this Article V shall not be exclusive of any other rights such person may have or acquire under any other Bylaws or by law, agreement, vote of stockholders or disinterested Directors or otherwise.

      SECTION 5.6     Survival of Rights. The right to indemnification and prepayment of expenses conferred on any person by this Article V shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

      SECTION 5.7     Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against any liability or expenses incurred by such person in connection with a proceeding, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article V or by law.

ARTICLE VI.

STOCK

      SECTION 6.1     Stock Certificates. The shares of the Corporation shall be represented by certificates, in such form as shall be determined by the Board of Directors, subject to applicable legal requirements, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Notwithstanding the adoption of such a resolution(s) by the Board of Directors, every holder of stock represented by certificates, and upon request every holder of uncertificated shares, shall be entitled to have a certificate signed by, or in the name of the Corporation by the Chairman or Vice-Chairman of the Board of Directors, or the President or Vice-President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation representing the number of shares registered in certificate form. Such certificate also shall be signed by a duly authorized officer or agent of any properly designated transfer agent of the Corporation. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

      Within a reasonable time after the issuance or transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to the Delaware General Corporation Law, including information regarding partly paid shares, restrictions on transfer or voting trusts, or, with respect to the information required by Section 151(f) of the Delaware General Corporation Law, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

      SECTION 6.2     Lost, Stolen or Destroyed Certificates. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates or such person’s legal representative to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

      SECTION 6.3     Transfers. Unless otherwise required by law or the certificate of incorporation, and subject to any applicable restriction on transfer noted conspicuously thereon, upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

      SECTION 6.4     Registered Stockholders. Unless otherwise required by law or the certificate of incorporation, the Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof.

ARTICLE VII.

MISCELLANEOUS

      SECTION 7.1     Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

      SECTION 7.2     Seal. The corporate seal shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors.

      SECTION 7.3     Execution of Checks, etc. The funds of the Corporation shall be deposited in such banks or trust companies as the Board of Directors from time to time shall designate and shall be withdrawn only on checks or drafts of the Corporation for the purposes of the Corporation. All checks, drafts, notes, acceptances and endorsements of the Corporation shall be signed in such manner and by such officer or officers or such individual or individuals as the Board of Directors from time to time by resolution shall determine. If and to the extent so authorized by the Board of Directors, such signature or signatures may be facsimile. Only checks, drafts, notes, acceptances and endorsements signed in accordance with such resolution or resolutions shall be the valid checks, drafts, notes, acceptances or endorsements of the Corporation.

      SECTION 7.4     Evidence of Authority. A certificate by the Secretary or an Assistant Secretary as to any action taken by the stockholders, the Board of Directors, a committee or any officer or representative of the Corporation shall as to all persons who rely on the certificate in good faith be conclusive evidence of such action.

      SECTION 7.5     Severability. Any determination that any provision of these Bylaws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these Bylaws.

ARTICLE VIII.

AMENDMENTS

      SECTION 8.1     Creation, Amendment and Repeal of Bylaws. In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to make, alter, amend or repeal the Bylaws of the Corporation at any meeting of the Board of Directors (or by action in lieu of meeting). The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by the Certificate of Incorporation, the affirmative vote of the holders of at least sixty six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the by laws of the Corporation.

CERTIFICATE OF ADOPTION

KNOW ALL PERSONS BY THESE PRESENTS:

      That the undersigned does hereby certify that the undersigned is the Corporate Secretary of American Energy Group, Inc., a corporation duly organized and existing under and by virtue of the laws of the State of Delaware, that the above and foregoing Bylaws of American Energy Group, Inc. were duly and regularly adopted as such by the Board of Directors of American Energy Group, Inc. on the date hereof, and that the above and foregoing Bylaws are now in full force and effect.

DATED this      day of                     , 2003.

Name:
Title: Corporate Secretary

ANNEX D

CHAPTER 13 OF THE CALIFORNIA CORPORATIONS CODE

§ 1300.     Right to Require Purchase — “Dissenting Shares” and “Dissenting Shareholder” Defined.

      (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

      (b) As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

(1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

      (c) As used in this chapter, “dissenting shareholder” means the record holder of dissenting shares and includes a transferee of record.

§ 1301.     Demand for Purchase.

      (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

      (b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

      (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

§ 1302.     Endorsement of Shares.

      Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

§ 1303.     Agreed Price — Time for Payment.

      (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

      (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

§ 1304.     Dissenter’s Action to Enforce Payment.

      (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

      (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

      (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

§ 1305.     Appraisers’ Report — Payment — Costs.

      (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

      (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

      (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

      (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

      (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

§ 1306.     Dissenting Shareholder’s Status as Creditor.

      To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

§ 1307.     Dividends Paid as Credit Against Payment.

      Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

§ 1308.     Continuing Rights and Privileges of Dissenting Shareholders.

      Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

§ 1309.     Termination of Dissenting Shareholder Status.

      Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

      (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

      (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

      (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

      (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

§ 1310.     Suspension of Proceedings for Payment Pending Litigation.

      If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

§ 1311.     Exempt Status.

      This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

§ 1312.     Attacking Validity of Reorganization or Merger.

      (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

      (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

      (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

PART II

INFORMATION NOT REQUIRED IN PROXY STATEMENT/ PROSPECTUS

Item 20.     Indemnification of Directors and Officers

      AEG is a Delaware Corporation. Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchase or redemptions) or (4) for any transaction from which a director derived an improper personal benefit.

      Reference also is made to Section 145 of the DGCL, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

      AEG’s restated certificate of incorporation provides for indemnification of AEG’s current and former directors, officers, employees and agents to the full extent permitted by Delaware law. AEG also proposes to obtain insurance policies that will provide coverage for its directors and officers in certain situations, including some situations in which AEG cannot indemnify the directors and officers under Delaware law.

      AEG intends to enter into indemnification agreements with all of its directors. Pursuant to the indemnification agreements, each director, or indemnitee, will be entitled to indemnification to the extent specifically required or permitted by Delaware law. In addition, to the maximum extent permitted by applicable law, an indemnitee will be entitled to indemnification for any amount which the indemnitee is or becomes legally obligated to pay relating to or arising out of any claim made against such person because of any act, failure to act or neglect or breach of duty, including any actual or alleged error, misstatement or misleading statement, which such person commits, suffers, permits or acquiesces in while acting in the indemnitee’s position with or on behalf of AEG, whether prior to or after the date of the indemnification agreement. AEG is not required under the indemnification agreements to make payments in connection with any claim against the indemnitee (except to the extent permitted by Delaware law) to the extent (a) of any fine or similar governmental imposition which AEG is prohibited by applicable law from paying which results in a final, unappealable order, or (b) based upon or attributable to the indemnitee gaining in fact a personal profit to which he is not legally entitled, including without limitation profits made from the purchase and sale by the indemnitee of equity securities of AEG which are recoverable by AEG pursuant to Section 16(b) of the Exchange Act, and profits arising from transactions in publicly traded securities of AEG which were effected by the indemnitee in violation of Section 10(b) of the Exchange Act, or Rule 10b-5 promulgated thereunder.

Item 21.	Exhibits and Financial Statement Schedules

(a)	Exhibits. The following exhibits are attached hereto, as required by Item 601 of Regulation S-K:

Exhibit
Number	Title of Exhibit

2.1	Agreement and Plan of Reorganization, dated as of [ ], 2004, by and among American Energy Group, Inc., CEC Acquisition Corp. and Commonwealth Energy Corporation (included as Annex I to the prospectus/proxy statement)
3.1	Certificate of Incorporation of American Energy Group, Inc.
3.2	Bylaws of American Energy Group, Inc.
3.3	Form of Amended and Restated Certificate of Incorporation of American Energy Group, Inc. (included as Annex II to the prospectus/proxy statement)
3.4	Form of Amended and Restated Bylaws of American Energy Group, Inc. (included as Annex III to the prospectus/proxy statement)
3.5	Articles of Incorporation of Commonwealth Energy Corporation dated August 14, 1997 and filed with the Secretary of State of the State of California on August 15, 1997(1)
3.6	Certificate of Amendment of Articles of Incorporation of Commonwealth Energy Corporation dated December 31, 1998 and filed with the Secretary of State of the State of California on February 19, 1999(1)
3.7	Certificate of Determination of Commonwealth Energy Corporation dated September 22, 1997 and filed with the Secretary of State of California on March 13, 1998(2)
3.8	Bylaws of Commonwealth Energy Corporation, as amended(3)
3.9	Form of Certificate of Incorporation of CEC Acquisition Corp.(9)
3.10	Form of Bylaws of CEC Acquisition Corp.(9)
5.1	Opinion of Paul, Hastings, Janofsky & Walker LLC as to the legality of the issuance of the shares of common stock(9)
8.1	Opinion of Paul, Hastings, Janofsky & Walker LLC as to U.S. tax matters(9)
Material Contracts Relating to Management Compensation Plans or Arrangements
10.1	Employment Agreement dated January 1, 2000, between Commonwealth Energy Corporation and Ian B. Carter, as modified by an Addendum to Employment Agreement dated as of November 1, 2000(1)
10.2	Employment Agreement dated November 1, 2000, between Commonwealth Energy Corporation and Richard L. Paulsen(2)
10.3	Employment Agreement dated November 1, 2000, between Commonwealth Energy Corporation and James L. Oliver(2)
10.4	Employment Agreement dated November 1, 2000, between Commonwealth Energy Corporation and John A. Barthrop(2)
10.5	Commonwealth Energy Corporation 1999 Equity Incentive Plan(4)
10.6	Employment Letter dated December 7, 2001 for Linda Guckert(8)
10.7	Employment Agreement dated between Commonwealth Energy Corporation and Michael G. Nelson(8)
Other Material Contracts
10.8	Limited Liability Company Agreement of Summit Energy Ventures, LLC, as amended by the First Amendment to the Limited Liability Company Agreement of Summit Energy Ventures, LLC, dated August 2001(2)
10.9	PECO Energy Company Confirmation Agreement dated January 30, 2001(1)
10.10	Exelon Generation Company, LLC Confirmation Agreement dated May 13, 2001(1)

Exhibit
Number	Title of Exhibit

10.11	Standard Office Lease — Gross dated July 1, 1997, for property located at 15941 Redhill Avenue, Suite 200, Tustin, California, together with Rules and Regulations and Work Letter attached thereto(1)
10.12	Standard Sublease Dated November 12, 1998, Between Kurt Busch and Commonwealth Energy Corporation, for Property Located at 15991 Redhill Avenue, Suite 200, Tustin, California(1)
10.13	Amendment Number 6 to lease by and between Warner/ Redhill Associates and Frederick Michael Bloom(2)
10.14	Second Amendment to the Limited Liability Company Agreement of Summit Energy Ventures, LLC(6)
10.15	Commonwealth Energy Corporation Summary of Rights to Purchase Preferred Stock(6)
10.16	Master Power Purchase Agreement dated May 16, 2002 between Commonwealth Energy Corporation and Reliant Energy Services, Inc.(7)
10.17	Confirmation of Transaction between Commonwealth Energy Corporation and DTE Energy Trading, Inc. dated July 25, 2002(7)
10.18	Confirmation of Multi-Block Electric Power Transaction between Commonwealth Energy Corporation and TransAlta Energy Marketing (U.S.) Inc. dated March 1, 2002(7)
10.19	Lease Agreement dated August 9, 2002, between Commonwealth Energy Corporation and Cherry Tree Investors, L.P.(7)
10.20	Exelon Generation Company, LLC Confirmation Agreement dated July 22, 2003(8)
10.21	Exelon Generation Company, LLC Confirmation Agreement dated July 22, 2003(8)
10.22	Confirmation of Transaction between Commonwealth Energy Corporation and DTE Trading, Inc. dated March 24, 2003(8)
10.23	Confirmation of Transaction between Commonwealth Energy Corporation and DTE Trading, Inc. dated July 24, 2003(8)
13.1	Annual report to shareholders of Commonwealth Energy Corporation for fiscal year 2003(9)
23.1	Consent of Ernst & Young, LLP, independent auditors (relating to financial statements of Commonwealth Energy Corporation)
23.2	Consent of Paul, Hastings, Janofsky & Walker LLC (included in the opinions filed as Exhibits 5.1 and 8.1)(9)
99.1	Form of proxy for special meeting of shareholders of Commonwealth Energy Corporation(9)

(1)	Each of these exhibits is incorporated herein by reference to Commonwealth Energy Corporation’s Form 10 filed with the Securities and Exchange Commission on August 9, 2001 (File No. 000-33069).

(2)	Each of these exhibits is incorporated by reference to Commonwealth Energy Corporation’s Form 10/A filed with the Securities and Exchange Commission on November 14, 2001 (File No. 000-33069).

(3)	This exhibit is incorporated herein by reference to Commonwealth Energy Corporation’s form 10-Q for the quarterly period ended January 31, 2003.

(4)	This exhibit is incorporated by reference to Commonwealth Energy Corporation’s Registration Statement on Form S-8 (File No. 333-109552) filed with the Securities and Exchange Commission on October 8, 2003.

(5)	Each of these exhibits is incorporated by reference to Commonwealth Energy Corporation’s Form 10-Q filed with the Securities and Exchange Commission on December 17, 2001 (File No. 000-33069).

(6)	Each of these exhibits is incorporated by reference to Commonwealth Energy Corporation’s Form 10/A filed with the Securities and Exchange Commission on April 3, 2002 (File No. 000-33069).

(7)	Each of these exhibits is incorporated by reference to Commonwealth Energy Corporation’s Form 10-K for the year ended July 31, 2002 filed with the Securities and Exchange Commission on October 29, 2002.

(8)	Each of these exhibits is incorporated by reference to Commonwealth Energy Corporation’s Form 10-K for the year ended July 31, 2003 filed with the Securities and Exchange Commission on October 29, 2003.

(9)	To be filed by pre-effective amendment.

Item 22.	Undertakings.

      The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(5) To respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request;

(6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective;

(7) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form; and

(8) That every prospectus (a) that is filed pursuant to the immediately preceding paragraph, or (b) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to the Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tustin, State of California on January 6, 2004.

COMMONWEALTH ENERGY GROUP, INC.

By:	/s/ IAN B. CARTER

Ian B. Carter
Chairman of the Board,
Chief Executive Officer, President and Treasurer

POWER OF ATTORNEY

      We, the undersigned directors and officers of American Energy Group, Inc., do hereby constitute and appoint Ian B. Carter and Robert C. Perkins and each and either of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto; and we hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue thereof.

      IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated opposite the name.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 has been signed below by the following persons on behalf of American Energy Group, Inc. and in the capacities on January 6, 2004.

Signature	Title	Date

/s/ IAN B. CARTER Ian B. Carter	Chairman of the Board, Chief Executive Officer, President and Treasurer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	January 6, 2004

/s/ CRAIG G. GOODMAN Craig G. Goodman	Director	January 6, 2004

/s/ JUNONA A. JONAS Junona A. Jonas	Director	January 6, 2004

Signature	Title	Date

/s/ MARK S. JUERGENSEN Mark S. Juergensen	Director	January 6, 2004

/s/ ROBERT C. PERKINS Robert C. Perkins	Director	January 6, 2004

EXHIBIT INDEX

Exhibit
Number	Title of Exhibit

2.1	Agreement and Plan of Reorganization, dated as of [ ], 2004, by and among American Energy Group, Inc., CEC Acquisition Corp. and Commonwealth Energy Corporation (included as Annex I to the prospectus/proxy statement)
3.1	Certificate of Incorporation of American Energy Group, Inc.
3.2	Bylaws of American Energy Group, Inc.
3.3	Form of Amended and Restated Certificate of Incorporation of American Energy Group, Inc. (included as Annex II to the prospectus/proxy statement)
3.4	Form of Amended and Restated Bylaws of American Energy Group, Inc. (included as Annex III to the prospectus/proxy statement)
3.5	Articles of Incorporation of Commonwealth Energy Corporation dated August 14, 1997 and filed with the Secretary of State of the State of California on August 15, 1997(1)
3.6	Certificate of Amendment of Articles of Incorporation of Commonwealth Energy Corporation dated December 31, 1998 and filed with the Secretary of State of the State of California on February 19, 1999(1)
3.7	Certificate of Determination of Commonwealth Energy Corporation dated September 22, 1997 and filed with the Secretary of State of California on March 13, 1998(2)
3.8	Bylaws of Commonwealth Energy Corporation, as amended(3)
3.9	Form of Certificate of Incorporation of CEC Acquisition Corp.(9)
3.10	Form of Bylaws of CEC Acquisition Corp.(9)
5.1	Opinion of Paul, Hastings, Janofsky & Walker LLC as to the legality of the issuance of the shares of common stock(9)
8.1	Opinion of Paul, Hastings, Janofsky & Walker LLC as to U.S. tax matters(9)
Material Contracts Relating to Management Compensation Plans or Arrangements
10.1	Employment Agreement dated January 1, 2000, between Commonwealth Energy Corporation and Ian B. Carter, as modified by an Addendum to Employment Agreement dated as of November 1, 2000(1)
10.2	Employment Agreement dated November 1, 2000, between Commonwealth Energy Corporation and Richard L. Paulsen(2)
10.3	Employment Agreement dated November 1, 2000, between Commonwealth Energy Corporation and James L. Oliver(2)
10.4	Employment Agreement dated November 1, 2000, between Commonwealth Energy Corporation and John A. Barthrop(2)
10.5	Commonwealth Energy Corporation 1999 Equity Incentive Plan(4)
10.6	Employment Letter dated December 7, 2001 for Linda Guckert(8)
10.7	Employment Agreement dated between Commonwealth Energy Corporation and Michael G. Nelson(8)
Other Material Contracts
10.8	Limited Liability Company Agreement of Summit Energy Ventures, LLC, as amended by the First Amendment to the Limited Liability Company Agreement of Summit Energy Ventures, LLC, dated August 2001(2)
10.9	PECO Energy Company Confirmation Agreement dated January 30, 2001(1)
10.10	Exelon Generation Company, LLC Confirmation Agreement dated May 13, 2001(1)
10.11	Standard Office Lease — Gross dated July 1, 1997, for property located at 15941 Redhill Avenue, Suite 200, Tustin, California, together with Rules and Regulations and Work Letter attached thereto(1)

Exhibit
Number	Title of Exhibit

10.12	Standard Sublease Dated November 12, 1998, Between Kurt Busch and Commonwealth Energy Corporation, for Property Located at 15991 Redhill Avenue, Suite 200, Tustin, California(1)
10.13	Amendment Number 6 to lease by and between Warner/ Redhill Associates and Frederick Michael Bloom(2)
10.14	Second Amendment to the Limited Liability Company Agreement of Summit Energy Ventures, LLC(6)
10.15	Commonwealth Energy Corporation Summary of Rights to Purchase Preferred Stock(6)
10.16	Master Power Purchase Agreement dated May 16, 2002 between Commonwealth Energy Corporation and Reliant Energy Services, Inc.(7)
10.17	Confirmation of Transaction between Commonwealth Energy Corporation and DTE Energy Trading, Inc. dated July 25, 2002(7)
10.18	Confirmation of Multi-Block Electric Power Transaction between Commonwealth Energy Corporation and TransAlta Energy Marketing (U.S.) Inc. dated March 1, 2002(7)
10.19	Lease Agreement dated August 9, 2002, between Commonwealth Energy Corporation and Cherry Tree Investors, L.P.(7)
10.20	Exelon Generation Company, LLC Confirmation Agreement dated July 22, 2003(8)
10.21	Exelon Generation Company, LLC Confirmation Agreement dated July 22, 2003(8)
10.22	Confirmation of Transaction between Commonwealth Energy Corporation and DTE Trading, Inc. dated March 24, 2003(8)
10.23	Confirmation of Transaction between Commonwealth Energy Corporation and DTE Trading, Inc. dated July 24, 2003(8)
13.1	Annual report to shareholders of Commonwealth Energy Corporation for fiscal year 2003(9)
23.1	Consent of Ernst & Young, LLP, independent auditors (relating to financial statements of Commonwealth Energy Corporation)
23.2	Consent of Paul, Hastings, Janofsky & Walker LLC (included in the opinions filed as Exhibits 5.1 and 8.1)(9)
99.1	Form of proxy for special meeting of shareholders of Commonwealth Energy Corporation(9)

(1)	Each of these exhibits is incorporated herein by reference to Commonwealth Energy Corporation’s Form 10 filed with the Securities and Exchange Commission on August 9, 2001 (File No. 000-33069).

(2)	Each of these exhibits is incorporated by reference to Commonwealth Energy Corporation’s Form 10/A filed with the Securities and Exchange Commission on November 14, 2001 (File No. 000-33069).

(3)	This exhibit is incorporated herein by reference to Commonwealth Energy Corporation’s form 10-Q for the quarterly period ended January 31, 2003.

(4)	This exhibit is incorporated by reference to Commonwealth Energy Corporation’s Registration Statement on Form S-8 (File No. 333-109552) filed with the Securities and Exchange Commission on October 8, 2003.

(5)	Each of these exhibits is incorporated by reference to Commonwealth Energy Corporation’s Form 10-Q filed with the Securities and Exchange Commission on December 17, 2001 (File No. 000-33069).

(6)	Each of these exhibits is incorporated by reference to Commonwealth Energy Corporation’s Form 10/A filed with the Securities and Exchange Commission on April 3, 2002 (File No. 000-33069).

(7)	Each of these exhibits is incorporated by reference to Commonwealth Energy Corporation’s Form 10-K for the year ended July 31, 2002 filed with the Securities and Exchange Commission on October 29, 2002.

(8)	Each of these exhibits is incorporated by reference to Commonwealth Energy Corporation’s Form 10-K for the year ended July 31, 2003 filed with the Securities and Exchange Commission on October 29, 2003.

(9)	To be filed by pre-effective amendment.